   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 21, 1998.


                                                      REGISTRATION NO. 333-62353

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                       AMERICAN NATIONAL FINANCIAL, INC.
               (Exact name of registrant as specified in charter)

            CALIFORNIA                             6361                             33-0731648
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                           --------------------------
                          17911 VON KARMAN, SUITE 200
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-4700
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------
                               MICHAEL C. LOWTHER
                            CHIEF EXECUTIVE OFFICER
                          17911 VON KARMAN, SUITE 200
                            IRVINE, CALIFORNIA 92614
                                 (949) 622-4700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------
                                   COPIES TO:

        THOMAS G. BROCKINGTON, ESQ.                      NICK E. YOCCA, ESQ.
           SCOTT SANTAGATA, ESQ.                       J. MICHAEL VAUGHN, ESQ.
            RUTAN & TUCKER, LLP                    STRADLING YOCCA CARLSON & RAUTH
      611 Anton Boulevard, Suite 1400           660 Newport Center Drive, Suite 1600
       Costa Mesa, California 92626                Newport Beach, California 92660
              (714) 641-5100                               (949) 725-4000

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER  AGGREGATE OFFERING   REGISTRATION FEE
        SECURITIES TO BE REGISTERED             REGISTERED (1)        SHARE (2)           PRICE (2)              (5)
Common Stock, no par value..................   1,437,500 shares         $12.00           $17,250,000          $5,088.75
Representative's Warrants(3)................    125,000 shares           .001                125                 (3)
Common Stock, no par value(4)...............    125,000 shares          $14.40            $1,800,000           $531.00
TOTAL.......................................                                                                  $5,619.75


(1) Includes 187,500 shares of Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.

(3) To be issued to the Representative of the several Underwriters. No fee pursuant to Rule 457(g).

(4) Issuable upon exercise of the Representative's Warrants. Pursuant to Rule 416, there are also being registered such additional shares as may be issued pursuant to the anti-dilution provisions of the Representative's Warrants.


(5) Previously paid.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED OCTOBER 21, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                1,250,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                                  ------------

    All of the 1,250,000 shares of Common Stock (the "Common Stock") offered hereby are being sold by American National Financial, Inc. (the "Company"). Prior to this offering there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price of the Common Stock will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    Fidelity National Financial, Inc. (NYSE:FNF) will own approximately 34% of the Company's outstanding Common Stock upon the completion of this offering.

    Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ANFI."
                                ----------------

    FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 6 HEREOF.
                                ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                                                 DISCOUNTS AND        PROCEEDS TO
                                                            PRICE TO PUBLIC      COMMISSIONS(1)        COMPANY(2)
Per Share................................................          $                   $                   $
Total(3).................................................          $                   $                   $

(1) Excludes additional compensation to Cruttenden Roth Incorporated, the representative of the Underwriters (the "Representative") in the form of warrants to purchase 125,000 shares of Common Stock, exercisable over a period of four years commencing one year from the date of this Prospectus (the "Representative's Warrants"). The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses estimated to be approximately $570,000 payable by the Company, including $275,000 in the form of a nonaccountable expense allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 187,500 additional shares of Common Stock solely to cover over-allotments, if any (the "Over-Allotment Option"). If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions, and Proceeds to Company will be $        , $        and
    $        , respectively. See "Underwriting."
                                ----------------

    The shares of Common Stock are offered severally by the Underwriters named herein subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of the certificates for the Common Stock will be made against payment therefor at the offices of Cruttenden Roth Incorporated, Irvine, California or through
the facilities of the Depository Trust Company, on or about          , 1998.

                          [CRUTTENDEN ROTH INC. LOGO]

                THE DATE OF THIS PROSPECTUS IS           , 1998

                                     [MAP]


    This map shows the locations of the current Company offices (designated by an "*"), and the states (shaded in blue) in which National Title Insurance of New York Inc. is presently licensed to underwrite title insurance. American Title Company, a subsidiary of the Company, has agreed to acquire National Title Insurance of New York Inc., although the consummation of this acquisition is subject to certain conditions and is not a condition to the consummation of this offering. See "Risk Factors--Risks Associated with the Acquisition of National" and "Business--Acquisition of National."


    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE SHORT COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE, REFERENCES MADE TO "ANFI" OR THE "COMPANY" MEAN AMERICAN NATIONAL FINANCIAL, INC. AND ITS SUBSIDIARIES, AND REFERENCES TO THE "PREDECESSOR" OR "PREDECESSORS" MEAN THE OPERATIONS DURING ALL PERIODS PRIOR TO JULY 1, 1997 OF VARIOUS SUBSIDIARIES OR DIVISIONS OF FIDELITY NATIONAL FINANCIAL, INC. ("FNFI") THAT ARE NOW OPERATED BY THE COMPANY AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $11.00 PER SHARE, (II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, (III) ASSUMES NO EXERCISE OF ANY OTHER OUTSTANDING WARRANTS OR OPTIONS,
(IV) EXCEPT AS SET FORTH HEREIN GIVES PRO FORMA EFFECT TO THE REORGANIZATION DESCRIBED HEREIN (SEE "REORGANIZATION"); AND (V) REFLECTS A 6.0528-FOR-1 SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN AUGUST 1998.


                                  THE COMPANY


    American National Financial, Inc. ("ANFI" or the "Company") provides title insurance services as well as other real estate related financial and informational services including escrow, real estate information, trustee sale guarantees, and appraisals. In addition, the Company obtains specialized services for its customers, which include, but are not limited to, tax reporting services, exchange intermediary services and courier services. The Company's business is focused on the residential real estate market, and it generates the majority of its revenues from issuing title insurance policies as an independent agent on behalf of Fidelity National Title Insurance Company ("FNTIC"), a title underwriter. For the fiscal year ended December 31, 1997 and the six months ended June 30, 1998, title insurance premiums represented approximately 63.8% and 60.6% of the Company's revenues, respectively.


    The title insurance industry consists of insurers ("underwriters") who issue policies through direct operations or through agents. The Company's principal subsidiary, American Title Company ("ATC"), is an agent, known in California as an "underwritten title company."


    ATC acts exclusively as an agent for FNTIC with respect to the procurement of title insurance policies in 13 selected counties in California and one county in Arizona, subject to certain exceptions. FNTIC is a wholly owned subsidiary of FNFI. Upon completion of this offering, FNFI will own approximately 34% of the outstanding Common Stock. ATC retains 88% of the title premiums collected on policies issued. The remaining 12% is comprised of an 11% underwriting fee and a 1% administrative service fee, both paid to FNTIC pursuant to ATC's agreement with FNTIC. As an agent, ATC is not subject to the loss and reserve requirements applicable to insurers, and under its agreement with FNTIC, ATC's liability is limited to the first $5,000 of loss under any policy issued by it on behalf of FNTIC, except in the case of negligence, or willful or reckless conduct. To date, the Company has not incurred any material liability under its obligation to reimburse FNTIC for such losses.



    The Company has agreed to acquire National Title Insurance of New York Inc. ("National"), a New York underwriter licensed in 35 states and the U.S. Virgin Islands, from a subsidiary of FNFI. The Company's planned acquisition of National, which is subject to regulatory approval, is intended to facilitate the Company's expansion into new markets and permit the Company to directly underwrite the title insurance policies that it issues in geographic areas not covered by the Company's exclusive relationship with FNTIC. The acquisition of National is not a condition to the consummation of this offering.


    The Company provides a variety of other real estate transaction services, in addition to title insurance, the most significant of which is escrow services. Escrow services provided by the Company include all of those typically required in connection with residential and commercial real estate purchase and finance activities. Fees from escrow services represented approximately 22.0% of the Company's and the Predecessors' revenues in 1997 and 23.7% of the Company's revenues for the six months ended June 30, 1998.

    The key elements of the Company's business strategy include: expanding geographically into key markets through a combination of opening new offices, teaming with local companies, and acquiring established operations; leveraging the business relationships it develops through its title insurance business to generate additional demand for its other services; recruiting highly qualified personnel with business relationships that permit the expansion of the Company's business; and pursuing strategic acquisitions of title insurance and related real estate service companies in order to penetrate new markets.

    The Company's principal executive offices are located at 17911 Von Karman, Suite 200, Irvine, California 92614. The Company's telephone number is (949) 622-4700.

                                  THE OFFERING

Common Stock Offered by the Company......  1,250,000 shares

Common Stock to be Outstanding after the
  Offering(1)............................  6,167,096 shares

Use of Proceeds..........................  To finance the acquisition of National and for general corporate purposes, which may include
                                           strategic acquisitions. See "Use of Proceeds"
                                           and "Business-- Acquisition of National."

Proposed Nasdaq National Market Symbol...  ANFI

------------------------


(1) Excludes (i) 125,000 shares issuable upon exercise of the Representative's Warrants; (ii) 332,904 shares issuable upon exercise of outstanding options at an exercise price of $0.66 per share; and (iii) 650,000 shares initially reserved for issuance and any additional shares which become issuable under the Company's 1998 Stock Incentive Plan, of which 320,000 shares will be issuable, subject to certain vesting requirements, pursuant to options to be granted upon consummation of this offering at an exercise price equal to the initial public offering price. See "Management--Stock Incentive Plan."


                                  RISK FACTORS

    Prospective investors should carefully consider the factors discussed in detail elsewhere in this Prospectus under the caption "Risk Factors."

          SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION(1)
           (In thousands, except per share and other operating data)


                                                                PREDECESSOR
                                      ---------------------------------------------------------------        COMPANY
                                                                                                       -------------------
                                               YEAR ENDED DECEMBER 31,                SIX MONTHS           YEAR ENDED
                                      ------------------------------------------    ENDED JUNE 30,        DECEMBER 31,
                                        1993       1994       1995       1996            1997                 1997
                                      ---------  ---------  ---------  ---------  -------------------  -------------------
                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue.....................  $  18,576  $  18,293  $  29,721  $  51,732       $  25,141            $  33,525
  Personnel costs...................      9,810     13,917     18,512     29,216          14,364               16,185
  Other operating expenses..........      5,782      7,649      9,963     14,473           5,623                8,084
  Title plant rent and
    maintenance.....................      1,215      1,538      2,405      4,107           2,009                2,664
  Fees to underwriters..............      1,282      1,503      2,628      4,151           1,852                2,614
  Income before minority interest...        280     (3,909)    (2,400)      (174)            743                2,204
  Net income (loss)(4)..............        280     (3,909)    (2,400)      (174)            743                1,123
PER SHARE DATA:
  Earnings per share:
    Basic...........................                                                                        $    0.38
    Diluted.........................                                                                        $    0.38
  Weighted average common shares
    outstanding:....................
    Basic...........................                                                                            2,972
    Diluted.........................                                                                            2,972
PRO FORMA DATA (UNAUDITED)(5):
  Net income........................
  Earnings per share:
    Basic...........................
    Diluted.........................
  Weighted average common shares
    outstanding:
    Basic...........................
    Diluted.........................
OTHER OPERATING DATA:
  Files opened......................                           60,600     93,900          40,700               46,800
  Files closed......................                           36,700     63,000          28,200               32,600
  Average fee per file(6)...........                        $     786  $     773       $     835            $     886


                                                      SIX MONTHS ENDED JUNE
                                      PRO FORMA(5)
                                       YEAR ENDED              30,
                                      DECEMBER 31,   ------------------------
                                          1997         1997(2)      1998(3)
                                      -------------  -----------  -----------
                                       (UNAUDITED)               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenue.....................    $  58,666     $  25,141    $  45,275
  Personnel costs...................       30,710        14,364       22,522
  Other operating expenses..........       13,416         5,623        7,775
  Title plant rent and
    maintenance.....................        4,673         2,009        3,016
  Fees to underwriters..............        4,466         1,852        3,300
  Income before minority interest...        3,013           743        5,131
  Net income (loss)(4)..............        3,013           743        3,086
PER SHARE DATA:
  Earnings per share:
    Basic...........................                               $    1.06
    Diluted.........................                               $    1.01
  Weighted average common shares
    outstanding:....................
    Basic...........................                                   2,918
    Diluted.........................                                   3,060
PRO FORMA DATA (UNAUDITED)(5):
  Net income........................        3,013                      5,205
  Earnings per share:
    Basic...........................    $     .59                  $    1.04
    Diluted.........................    $     .59                  $    1.01
  Weighted average common shares
    outstanding:
    Basic...........................        5,072                      5,018
    Diluted.........................        5,072                      5,160
OTHER OPERATING DATA:
  Files opened......................       87,500        40,700       65,600
  Files closed......................       60,800        28,200       44,500
  Average fee per file(6)...........    $     863     $     835    $     834



                                                                                 AT JUNE 30, 1998 (UNAUDITED)
                                                                          -------------------------------------------
                                                                                                        PRO FORMA
                                                                           ACTUAL    PRO FORMA(5)   AS ADJUSTED(5)(7)
                                                                          ---------  -------------  -----------------
BALANCE SHEET DATA:
  Cash and cash equivalents.............................................  $   6,154    $   2,454        $  14,602
  Working capital.......................................................      8,612        5,312           17,461
  Total assets..........................................................     27,532       23,832           35,979
  Long-term debt and capitalized leases.................................      7,124        2,224            2,224
  Minority interest.....................................................      5,619       --               --
  Shareholders' equity..................................................      4,209       11,028           23,176


----------------------------------

(1) The Company was incorporated in November 1996 and acquired 60% of the outstanding common stock of ATC on July 1, 1997. Upon consummation of the Reorganization (See "Reorganization"), the Company will acquire the remaining 40% of the outstanding common stock of ATC. The summary financial information set forth above includes financial information for the Predecessor for the years ended December 31, 1993, 1994, 1995 and 1996, and the six month period ended June 30, 1997, and historical information for the Company for the year ended December 31, 1997, which includes the results of operations of ATC for the six month period from July 1, 1997 to December 31, 1997, and from January 1, 1998 to June 30, 1998.


(2) Reflects only Predecessor financial information, which has been audited. The Company's historical operating results for the six months ended June 30, 1997 were not significant.

(3) Reflects historical financial information of the Company.

(4) The statutory tax rate was 40% (combined federal and state) for each of the periods presented. The effective tax rate fluctuates from period to period based on the components of taxable income. The effective tax rate for the six months ended June 30, 1998 was 41%, for the six months ended June 30, 1997 was 43% and for the twelve months ended December 31, 1997 (combined Company and Predecessor) was 44.1%.


(5) To give effect to the Reorganization and assumes ATC had been acquired on January 1, 1997. See "Reorganization." Does not include any adjustments with respect to the pending acquisition of National.



(6) Average fee per file information consists of title insurance premiums, escrow fees and other title-related fees divided by the number of closed files (not including revenue generated by, or closed files relating to, the Company's Shortened Title Assurance Reports ("STAR Product"), which are excluded due to the abbreviated characteristics of the policy). In addition, non title-related revenues and investment income are excluded as there are no associated closed files. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(7) Adjusted to give effect to the sale by the Company of 1,250,000 shares of Common Stock offered hereby at the assumed initial public offering price of $11.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN EVALUATING AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY, INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

CYCLICAL NATURE OF REAL ESTATE MARKET


    The title insurance industry is dependent on the volume of real estate transactions that occur. Substantially all of the Company's title insurance, escrow and other real estate service business results from sales and refinancings of real estate, primarily residential properties, and from the construction and sale of new properties. Real estate activity is cyclical in nature and is highly sensitive to the cost and availability of long-term mortgage funds and general economic conditions. Real estate activity and, in turn, the Company's revenue base, can be adversely affected during periods of high interest rates and/or limited money supply. In the first half of 1998, low mortgage interest rates and a strong California real estate market contributed to increased residential transaction activity. Accordingly, no assurance can be given that historical levels of premiums and fees received by the Company will be available to the Company in the future.


GEOGRAPHIC CONCENTRATION

    The Company derives substantially all of its revenues from real estate transactions occurring in California. Due to the relatively high cost of real estate in California, the real estate market may be more sensitive to fluctuations in interest rates and general economic conditions than other regions of the United States. Adverse economic conditions affecting the California real estate market could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH THE RELATIONSHIP WITH FIDELITY NATIONAL FINANCIAL, INC.

    The Company maintains a close relationship with FNFI and its subsidiaries and relies upon them for a number of services in connection with its operations. The Company has agreed that until June 30, 2002 it will act exclusively as an agent for FNTIC with respect to the procurement of title insurance policies in 13 selected counties in California and one county in Arizona, subject to certain exceptions. In exchange for a management fee, FNTIC provides a variety of administrative services for ATC, including accounting, legal and human resources services. The unexpected loss of FNTIC's underwriting or administrative services, for any reason, could result in an interruption in the Company's operations until such services are secured elsewhere, which could have a material adverse effect on the Company's business, financial condition and results of operations.


    Certain of FNFI's subsidiaries are competitors of the Company in several of the markets in which the Company operates. A director and certain officers of the Company are also directors or officers of FNFI. Accordingly, there is a possibility that the interests of the Company and FNFI might conflict. There can be no assurance that the directors or officers of the Company, in satisfying their fiduciary duties and the requirements of applicable statutory laws to ensure such conflicts are properly resolved, can or will act in the best interests of the Company.


RISKS ASSOCIATED WITH THE ACQUISITION OF NATIONAL


    On March 16, 1998, ATC entered into a Stock Purchase Agreement with a subsidiary of FNFI to acquire all of the outstanding capital stock of National. Due to the affiliated nature of the parties this should not be considered an arm's length transaction. National, a New York based title insurance underwriter, is currently licensed to issue title insurance policies in 35 states and the U.S. Virgin Islands. ATC has requested regulatory approval of this transaction from the Department of Insurance of the State of New York. An element of the Company's business strategy is to utilize National not only as a means to generate underwriting premiums but to expand geographically into states where the Company does not currently operate. This is the primary purpose of the acquisition of National. There can be no assurance, however, that the required regulatory approval will be obtained for the acquisition of National or that the acquisition will be completed. In addition, National does not currently underwrite title insurance policies through direct operations or agency relationships and the Company will be required to commit resources to establish direct operations and agency relationships in order to realize the benefits of this acquisition. The amount of such resources will depend on the Company's resource allocation strategy for the development of National, which has not been completed. Cash resources for the development of National are expected to be provided by current cash balances and internally generated funds. There can be no assurance that the Company will be able to develop any business or generate title insurance premiums through National, or that it will realize any of the benefits anticipated from the acquisition of National. See "Business--Business Strategy" and "Business-- Acquisition of National." The acquisition of National is not a condition to the consummation of this offering.


COMPETITION

    The title insurance business is very competitive, primarily in the areas of service and expertise. The size and financial strength of the title insurer who underwrites the policies are also important factors in decisions relating to the purchase of title insurance. Many of the Company's competitors have greater financial, personnel, marketing and other resources than the Company, and some are underwritten by larger title insurance companies. Also, the removal of regulatory barriers in the future might result in new competitors, including financial institutions entering the title insurance business. Intense competition among the more established title insurance companies and any such new entrants could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Competition."

RISKS RELATED TO POSSIBLE ACQUISITIONS

    An element of the Company's business strategy is to expand its operations through the acquisition of complementary businesses. Except for the acquisition of National, the Company has no agreements, understandings or commitments and is not currently engaged in negotiations with respect to any additional acquisition. There can be no assurance that the Company will be able to identify, acquire, profitably manage or successfully integrate any businesses into the Company without incurring substantial expenses, delays or other operational or financial problems. Moreover, competition for acquisition candidates is intense, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. Furthermore, acquisitions involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, increased costs to improve managerial, operational, financial and administrative systems, legal liabilities, and amortization of acquired intangible assets, some or all of which could materially and adversely affect the Company's business, operating results and financial condition. The Company may have to issue additional equity securities or incur indebtedness in order to finance the acquisition of other businesses. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings or performance at levels historically enjoyed by the Company. The failure of the Company to manage its acquisition strategy successfully could materially and adversely affect the Company's business, operating results and financial condition. See "Business--Business Strategy."

MANAGEMENT OF GROWTH


    The Company is currently experiencing significant growth and intends to pursue further growth as part of its business strategy. The Company's ability to effectively manage the growth of its operations will require it to continue to improve its operational, financial and other internal systems and to attract, develop, motivate and retain its employees. The Company's rapid growth has presented and will continue to present numerous operational challenges, such as the assimilation of financial reporting systems, and will increase the demands on the Company's senior management and the Company's systems and internal controls. In addition, the Company's success depends in large part upon its ability to attract, develop, motivate and retain talented employees with significant industry experience and contacts. Such employees are currently in great demand and there is significant competition for employees with the requisite skills and experience from other national and regional title companies. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary to pursue its growth strategy. There can be no assurance that the Company will be able to maintain or accelerate its current growth, effectively manage its expanding operations or achieve planned growth on a timely or profitable basis. To the extent the Company is unable to manage its growth effectively and efficiently, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business-- Business Strategy."

GOVERNMENT REGULATION OF SUBSIDIARIES

    The Company's underwritten title company subsidiaries, ATC, Nations Title Insurance of Arizona, Inc. and Santa Barbara Title Company, are subject to regulation by the state insurance authorities of the various states in which they transact business. The regulation of underwritten title companies is generally limited to requirements to maintain specified levels of net worth and working capital, and to obtain and maintain a license in each of the counties in which it operates.


    If ATC acquires National, it will be subject to more extensive regulations applicable to title insurance underwriters. The nature and extent of such regulation of title insurance underwriters varies from jurisdiction to jurisdiction, but typically involve regulation of dividend payments, prior approval of the acquisition and control of a title company or of any company controlling a title company, certain transactions entered into by a title company with any of its affiliates, standards of solvency and minimum amounts of capital surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured, approval of policy forms and premium rates, methods of accounting, establishing reserves for losses and loss adjustment expenses, underwriting and marketing practices, and reinsurance. These regulations may impede, or impose burdensome conditions on, rate increases or other actions that the Company might want to take to enhance its operating results. Such regulation is generally intended for the protection of policyholders rather than security holders. In addition, state regulatory examiners perform periodic examination of title underwriters.


    The insurance underwriter regulatory framework has recently been subject to increased scrutiny by the National Association of Insurance Commissioners, state legislators and insurance regulators in the United States Congress. No assurance can be given that future legislative or regulatory changes resulting from such activity will not adversely affect the Company or its subsidiaries.

DEPENDENCE ON KEY PERSONNEL


    The success of the Company is highly dependent on the efforts of William P. Foley, II, Chairman of the Board, Michael C. Lowther, Chief Executive Officer, Wayne D. Diaz, President, Barbara A. Ferguson, Executive Vice President, Dennis
R. Duffy, Executive Vice President, and Carl A. Strunk, Executive Vice President and Chief Financial Officer. The loss of services of Messrs. Foley, Lowther, Diaz, Duffy, or Strunk, or Ms. Ferguson, or any of the Company's key executives, for any reason, could materially and adversely affect the Company's business, operating results and financial condition. The Company has entered into three-year employment agreements with Mr. Lowther, Mr. Diaz, Ms. Ferguson and Mr. Duffy. The Company does not maintain key man insurance on any of its executive officers.


HOLDING COMPANY STRUCTURE; RELIANCE ON DIVIDENDS FROM SUBSIDIARIES

    As a holding company whose principal assets include the securities of its underwritten title company subsidiaries, the Company's ability to meet debt service obligations and pay operating expenses and dividends, if authorized by its Board of Directors, depends primarily on the receipt of sufficient dividends from its subsidiaries. The insurance statutes and related regulations of California and Arizona, among other states, require the maintenance of minimum amounts of net worth, which may affect the underwritten title company's ability to pay dividends to the Company.

VARIABILITY IN QUARTERLY RESULTS

    The Company may experience significant fluctuations in future quarterly operating results due to a number of factors, including differences in the timing of the recognition of revenues and expenses, changes in the mix of title orders relating to refinancing transactions and real estate sale transactions, the seasonality of the real estate industry, the fluctuation of interest rates and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BROAD DISCRETION AS TO USE OF PROCEEDS

    The Company has allocated a substantial portion of the net proceeds to be received in connection with this offering to increase the Company's funds available for working capital and general corporate purposes. The Company's management will have broad discretion to allocate the proceeds of the offering and the purposes for which such funds are used may vary significantly depending on a number of factors, including the amount of future revenues, the amount of cash generated or used by the Company's operations and acquisition opportunities presented to the Company.

CONTROL BY PRINCIPAL SHAREHOLDERS


    Following the consummation of the offering, FNFI will beneficially own approximately 34.1% of the Company's outstanding Common Stock (approximately 33.0% if the Underwriters' over-allotment option is exercised in full), and will have the ability to control or significantly influence the election of directors and the results of other matters submitted to a vote of shareholders. In addition, Messrs. Lowther and Diaz, who are executive officers and directors of the Company, will collectively own approximately 31.7% of the Company's outstanding Common Stock (approximately 30.7% if the Underwriters' over-allotment option is exercised in full) after the consummation of the offering. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company and may adversely affect the voting or other rights of other holders of Common Stock. See "Management" and "Principal Shareholders."


SUBSTANTIAL DILUTION

    The initial public offering price for the shares of Common Stock in this offering is substantially higher than the net tangible book value per share of Common Stock. Purchasers of the Common Stock offered hereby will therefore incur an immediate substantial dilution in the amount of $7.73 per share in pro forma net tangible book value. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to the offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiations among the Company and the Representative of the Underwriters and may bear no relationship to the Company's book value, earnings history or other investment criterion or to the price at which the Common Stock will trade after the offering. See "Underwriting" for factors to be considered in determining the initial public offering price. The Company believes that factors such as announcements of developments related to the Company's business, the Company's failure to meet securities analysts' expectations, general conditions in the real estate market and the economy, acquisitions, and changes in government regulations could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations which have affected the market price of many service based companies and which have at times been unrelated to the operating performance of the specific companies whose stocks were affected. Such fluctuations could adversely affect the market price of the Company's Common Stock. Pursuant to the Bylaws of the NASD, the Common Stock will be offered at a price no greater than that recommended by a qualified independent underwriter. See "Underwriting."

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

    The Company's Articles of Incorporation authorize the issuance of 5,000,000 shares of "blank check" preferred stock, which will have such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of such issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. See "Description of Securities-- Preferred Stock."

SHARES ELIGIBLE FOR FUTURE SALE; EFFECT OF OUTSTANDING OPTIONS


    Sales of a substantial number of shares of Common Stock including shares of Common Stock issued upon the exercise of outstanding options and warrants in the public market following the offering could adversely affect the market price for the Common Stock. The officers, directors and substantially all other shareholders of the Company have agreed not to sell or otherwise transfer any Common Stock for 180 days following the date of the Underwriting Agreement without the consent of the Representative on behalf of the Underwriters. The Company has outstanding options to purchase 332,904 shares of Common Stock at an exercise price of $0.66 per share. The Company intends to grant options to certain directors and employees to purchase 320,000 shares of Common Stock at the initial public offering price and subject to certain vesting requirements pursuant to the Company's 1998 Stock Incentive Plan. The Company intends to register all of such shares, as well as options to purchase an additional 330,000 shares reserved for issuance under the 1998 Stock Incentive Plan, on a registration statement on Form S-8, shortly after the date of this Prospectus. The possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."


YEAR 2000 ISSUE


    Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. As a result, any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. The Company has performed a review of its internal systems to identify and resolve the effect of Year 2000 software issues on the integrity and reliability of its financial and operational systems. The Company has a plan to correct and test the programs affected by the conversion of a two digit year to a four digit year. The final phase of the project is scheduled to be completed by mid-1999. The review of systems also includes the identification of vendors that may have a significant impact on the Company's operations and their expected completion of any conversions.


    The Company believes that its information systems operations and those of its significant vendors are or will become Year 2000 compliant such that there will not be any material adverse impact on the Company's results of operations or financial condition. The Year 2000 compliance changes are being made concurrently with planned systems upgrades and conversions in the normal course of business as such expenses associated with Year 2000 conversions are not expected to materially impact the Company. Presently, the Company does not have a contingency plan for Year 2000 issues. The Company expects to have such a plan in effect by the end of the first quarter of 1999. Management believes that if financial and operational systems relating to its escrow services are not Year 2000 compliant, the Company's business may be significantly interrupted, resulting in a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."


FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements are principally contained in the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, without limitation, (i) the Company's expectation and estimates as to the Company's business operations (including the introduction of new products or services) and future financial performance (including growth in revenues and net income and cash flows); (ii) the ability of the Company to finance its working capital requirements; (iii) the Company's business strategy for expanding its presence in the title insurance and real estate related services markets; and (iv) the Company's ability to distinguish itself from its current and future competitors. In addition, in those and other portions of this Prospectus, the words "anticipates," "believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, factors that could cause or contribute to such differences include, but are not limited to (i) those relating to conducting operations in a competitive and regulated environment; (ii) the effect of fluctuations in the volume of, and the seasonal nature of, real estate transactions; (iii) the relatively high costs of producing title evidence when premiums are subject to regulatory and competitive restraints; (iv) changes in external competitive market factors or in the Company's internal budgeting process which might impact trends in the Company's results of operations; (v) unanticipated working capital or other cash requirements; (vi) changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the title insurance and real estate services markets; and (vii) various other factors that may prevent the Company from competing successfully in the marketplace.

                                  THE COMPANY

    The Company provides title insurance services as well as other real estate related financial and informational services including escrow, real estate information, trustee sale guarantees and appraisals. In addition, the Company obtains specialized services for its customers, which include, but are not limited to, tax reporting services, exchange intermediary services and courier services. The Company presently maintains 57 offices in 13 counties throughout California and one county in Arizona.

    ATC, the Company's primary subsidiary, commenced business in 1989, and was acquired by FNFI in December 1995, at which time ATC's operations had been conducted solely in Kern County, California. Following the acquisition by FNFI, ATC pursued an expansion strategy that included acquiring and opening offices in selected other counties located throughout California. In January 1997, FNFI contributed to ATC all of the outstanding stock of Nations Title Insurance of Arizona, Inc., which is an underwritten title company in Phoenix, Arizona, and Landmark REO Management Services, Inc., a property management company.


    The Company was incorporated in November 1996 by its current management, and in July 1997 acquired 60% of the outstanding stock of ATC from FNFI for $6.0 million in cash. The purchase price was funded with debt incurred by the Company, all of which will have been repaid from operations or as a result of the Reorganization. In August 1997, under the control of the Company, ATC purchased all of the outstanding common stock of Santa Barbara Title Company. The Company also formed its other subsidiaries, American Document Services, Inc., West Point Appraisal Services, Inc., West Point Support Services, Inc. and West Point Properties, Inc., in 1997.



    In March 1998, the Company agreed to acquire National, a New York underwriter, from a subsidiary of FNFI for $3.25 million. This acquisition is intended to enable the Company to generate underwriting fees and to expand geographically into counties and states in which the Company does not presently operate. National is licensed to issue title insurance in 35 states and the U.S. Virgin Islands. The completion of this transaction is subject to certain conditions, including receipt of approval from the New York Department of Insurance. The acquisition of National is not a condition to the consummation of this offering. See "Risk Factors--Risks Associated with the Acquisition of National" and "Business--Acquisition of National."


                                 REORGANIZATION


    In August 1998, the Company agreed to acquire the remaining 40% of the Company's outstanding common stock of ATC from FNFI in exchange for shares of Common Stock representing approximately 43% of the Company's outstanding shares immediately prior to this offering. This transaction is subject to the approval of the California Department of Insurance and is a non-waivable condition to the consummation of this offering. In connection with this exchange, the shareholders of the Company, other than FNFI, will assume approximately $1.2 million of acquisition debt from the Company, and the remaining unpaid balance of the acquisition indebtedness, in the amount of approximately $3.5 million, will be repaid from the proceeds of a dividend to the Company from ATC. (These transactions are collectively referred to as the "Reorganization").

    The following diagram illustrates the Company's corporate structure before giving effect to the Reorganization.

                                   [GRAPHIC]

    [Graphic consists of organizational chart showing subsidiaries and classes of shareholders of American Title Company, before reorganization.]

(1) Includes American Document Services, Inc., West Point Appraisal Services, Inc., West Point Support Services, Inc. and West Point Properties, Inc.

    The following diagram illustrates the corporate structure of the Company after giving effect to the Reorganization.

                                   [GRAPHIC]

    [Graphic consists of organizational chart showing subsidiaries and classes of shareholders of American National Financial, Inc. and American Title Company, after reorganization.]

(1) Includes American Document Services, Inc., West Point Appraisal Services, Inc., West Point Support Services, Inc. and West Point Properties, Inc.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and other offering expenses (estimated to be approximately $570,000), all of which are payable by the Company, are estimated to be approximately $12.1 million ($14.0 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use $3.25 million of the net proceeds to finance the acquisition of National. See "Business-- Acquisition of National." The remainder will be used for general corporate purposes, which may include strategic acquisitions. Except for the acquisition of National, the Company has no agreements, understandings or commitments and is not currently engaged in negotiations with respect to any acquisitions. Management will have broad discretion with respect to the expenditure of such proceeds. See "Risk Factors--Broad Discretion as to Use of Proceeds."

    In addition to providing the Company with funds to finance the purchase of National and other possible strategic acquisitions, the purposes of this offering are to increase the Company's working capital and equity base, to provide a public market for its Common Stock, to provide liquidity for its shareholders and to permit the use of publicly tradeable Common Stock in future acquisitions.

    Pending their application by the Company, the net proceeds of the offering not immediately required for the purposes described above will be invested principally in U.S. Government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                                DIVIDEND POLICY


    ANFI has not declared or paid any cash dividends on its capital stock since its inception and for the foreseeable future intends to follow a policy of retaining all of its earnings, if any, to finance the development and continued expansion of its business. There can be no assurance that dividends will ever be paid by the Company. Any future determination as to payment of dividends will depend upon the Company's financial condition, results of operations and such other factors as the Board of Directors deems relevant. The Company's underwritten title company subsidiaries are subject to certain governmental regulations requiring the maintenance of minimum amounts of net worth, which may affect their ability to pay dividends to the Company and, accordingly, the Company's ability to pay dividends to its shareholders. See "Risk Factors--Holding Company Structure; Reliance on Dividends from Subsidiaries."

                                    DILUTION

    The pro forma net tangible book value of the Company at June 30, 1998 after giving effect to the Reorganization was approximately $8.0 million or $1.31 per share. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt by the Company of the estimated net proceeds from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, the pro forma as adjusted net tangible book value of the Company at June 30, 1998 would have been approximately $20.2 million, or $3.27 per share. This represents an immediate increase in pro forma net tangible book value of $1.96 per share to the existing shareholders and an immediate dilution of $7.73 per share to new investors purchasing shares in the offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share of Common
  Stock....................................................                $   11.00
  Pro forma net tangible book value per share as of
    June 30, 1998..........................................   $    1.31
  Increase in pro forma net tangible book value per share
    attributable to new investors..........................        1.96
                                                                  -----
Pro forma net tangible book value per share after the
  offering.................................................                     3.27
                                                                          -----------
Dilution per share to new investors........................                $    7.73
                                                                          -----------
                                                                          -----------

    The following table summarizes on a pro forma basis as of June 30, 1998, after giving effect to the Reorganization, the differences between the existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share:

                                           SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                          -------------------    ----------------------    PRICE PER
                                           NUMBER    PERCENT       AMOUNT       PERCENT      SHARE
                                          ---------  --------    -----------    -------    ---------
Existing shareholders...................  4,917,096     79.7%    $ 6,818,649(1)   33.2%     $ 1.39
New investors...........................  1,250,000     20.3     $13,750,000      66.8      $11.00
                                          ---------  --------    -----------    -------
  Total.................................  6,167,096    100.0%    $20,568,649     100.0%
                                          ---------  --------    -----------    -------
                                          ---------  --------    -----------    -------

------------------------

(1) Includes approximately $5.6 million, representing the book value of the minority interest associated with the shares of ATC owned by FNFI, which are to be exchanged for 2,099,996 shares of Common Stock in connection with the Reorganization, and $1.2 million, representing the principal amount of indebtedness of the Company to be assumed by the existing shareholders (other than FNFI) in connection with the Reorganization.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company: (i) at June 30, 1998, (ii) on a pro forma basis to give effect to the Reorganization and the repayment of acquisition debt since June 30, 1998, and (iii) pro forma as adjusted, to give effect to the Reorganization and the repayment of acquisition debt since June 30, 1998 and to reflect the sale of 1,250,000 shares of Common Stock offered by the Company hereby and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Reorganization." The following table should be read in conjunction with the Consolidated Financial Statements of the Company and related notes thereto appearing elsewhere in this Prospectus.


                                                                                         JUNE 30, 1998
                                                                             -------------------------------------
                                                                                                        PRO FORMA
                                                                              ACTUAL    PRO FORMA(5)   AS ADJUSTED
                                                                             ---------  -------------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Cash and cash equivalents..................................................  $   6,154   $     2,454    $  14,602
                                                                             ---------  -------------  -----------
                                                                             ---------  -------------  -----------
Acquisition debt(1)........................................................  $   4,900   $   --         $  --
Note payable, secured by building(2).......................................        473           473          473
Obligations under capital leases with affiliates(3)........................      1,751         1,751        1,751
                                                                             ---------  -------------  -----------
Total long term debt and capital lease obligations.........................      7,124         2,224        2,224
Minority interest in consolidated subsidiary...............................      5,619       --            --
Shareholders' equity:
  Preferred Stock, no par value, 5,000,000 shares authorized; no shares
    issued and outstanding.................................................     --           --            --
  Common Stock, no par value, 50,000,000 shares authorized; 2,875,092 shares issued and outstanding, actual; 4,975,088 shares issued and outstanding, pro forma; and 6,225,088 shares issued and outstanding,
    pro forma as adjusted(4)...............................................     --           --            --
  Additional paid-in-capital...............................................     --             6,819       18,967
  Retained earnings........................................................      4,209         4,209        4,209
                                                                             ---------  -------------  -----------
    Total shareholders' equity.............................................      4,209        11,028       23,176
                                                                             ---------  -------------  -----------
      Total capitalization.................................................  $  16,952   $    13,252    $  25,400
                                                                             ---------  -------------  -----------
                                                                             ---------  -------------  -----------


------------------------

(1) Acquisition debt bears interest at the prime rate (8.5% per annum as of June 30, 1998), matures in November 2002, and includes current maturities of $400,000.

(2) Note payable, secured by building, bears interest at the prime rate (8.5% per annum as of June 30, 1998) and matures in December 1999.

(3) Includes current maturities of $697,273.


(4) Excludes (i) 125,000 shares issuable upon exercise of the Representative's Warrants; (ii) 332,904 shares issuable upon exercise of outstanding options at an exercise price of $0.66 per share; and (iii) 650,000 shares initially reserved for issuance and any additional shares which become issuable under the Company's 1998 Stock Incentive Plan, of which 320,000 shares will be issuable, subject to certain vesting requirements, pursuant to options to be granted upon consummation of this offering at an exercise price equal to the initial public offering price. See "Management--Stock Incentive Plan."



(5) Pro Forma column does not include any adjustments with respect to the pending acquisition of National.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
           (IN THOUSANDS, EXCEPT PER SHARE AND OTHER OPERATING DATA)

    The Predecessor financial information included in this Prospectus includes the historical financial information of the operations previously owned by FNFI and acquired by the Company on July 1, 1997. The Company's financial information included herein includes only the historical financial information of the Company since its formation in 1996. All Predecessor information excludes the impact of the goodwill and minority interest associated with the Company's acquisition of 60% of the common stock of ATC from FNFI on July 1, 1997.

    The Company income statement data for the year ended December 31, 1997, and the balance sheet data at December 31, 1997, have been derived from the Company's consolidated financial statements and Notes thereto, which statements have been audited by KPMG Peat Marwick LLP, independent auditors, and are included elsewhere in this Prospectus. The Predecessor balance sheet data at December 31, 1996 and the Predecessor income statement data for each of the two fiscal years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 have been derived from the Predecessor's Financial Statements, which statements are included elsewhere in this Prospectus. The Company's data for the six months ended June 30, 1998 have been derived from unaudited Financial Statements also appearing elsewhere herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of interim periods presented. Results for the period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The following information should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                               PREDECESSOR                                                PRO
                                       -----------------------------------------------------------      COMPANY       FORMA(4)(6)
                                                                                                    ---------------      YEAR
                                                YEAR ENDED DECEMBER 31,              SIX MONTHS       YEAR ENDED         ENDED
                                       ------------------------------------------  ENDED JUNE 30,    DECEMBER 31,    DECEMBER 31,
                                         1993       1994       1995       1996          1997             1997            1997
                                       ---------  ---------  ---------  ---------  ---------------  ---------------  -------------
                                           (UNAUDITED)                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Title premiums.....................  $  10,719  $  12,650  $  21,974  $  36,600     $  16,773        $  20,641       $  37,414
  Escrow fees........................      6,205      4,470      5,527      9,672         5,581            7,352          12,933
  Other fees and income..............      1,652      1,173      2,220      5,460         2,787            5,532           8,319
                                       ---------  ---------  ---------  ---------       -------          -------     -------------
    Total revenue....................  $  18,576  $  18,293  $  29,721  $  51,732     $  25,141        $  33,525       $  58,666
  Personnel costs....................      9,810     13,917     18,512     29,216        14,364           16,185          30,710
  Other operating expenses...........      5,782      7,649      9,963     14,473         5,623            8,084          13,416
  Title plant rent and maintenance...      1,215      1,538      2,405      4,107         2,009            2,664           4,673
  Fees to underwriters...............      1,282      1,503      2,628      4,151         1,852            2,614           4,466
  Income before minority interest....        280     (3,909)    (2,400)      (174)          743            2,204           3,013
  Net income (loss)(3)...............        280     (3,909)    (2,400)      (174)          743            1,123           3,013
PER SHARE DATA:
  Earnings per share:
    Basic............................                                                                  $    0.38
    Diluted..........................                                                                  $    0.38
  Weighted average common shares
    outstanding:
    Basic............................                                                                      2,972
    Diluted..........................                                                                      2,972
PRO FORMA DATA (UNAUDITED) (4):
  Net income.........................                                                                                  $   3,013
  Earnings per share:
    Basic............................                                                                                  $     .59
    Diluted..........................                                                                                  $     .59
  Weighted average common shares
    outstanding:
    Basic............................                                                                                      5,072
    Diluted..........................                                                                                      5,072
OTHER OPERATING DATA:
  Files opened.......................                           60,600     93,900        40,700           46,800          87,500
  Files closed.......................                           36,700     63,000        28,200           32,600          60,800
  Average fee per file(5)............                        $     786  $     773     $     835        $     886       $     863
  Period end number of employees.....

                                       SIX MONTHS ENDED JUNE
                                                30,
                                       ----------------------
                                        1997(1)     1998(2)
                                       ---------  -----------
                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Title premiums.....................  $  16,773   $  27,421
  Escrow fees........................      5,581      10,716
  Other fees and income..............      2,787       7,138
                                       ---------  -----------
    Total revenue....................  $  25,141   $  45,275
  Personnel costs....................     14,364      22,522
  Other operating expenses...........      5,623       7,775
  Title plant rent and maintenance...      2,009       3,016
  Fees to underwriters...............      1,852       3,300
  Income before minority interest....        743       5,131
  Net income (loss)(3)...............        743       3,086
PER SHARE DATA:
  Earnings per share:
    Basic............................              $    1.04
    Diluted..........................              $    1.01
  Weighted average common shares
    outstanding:
    Basic............................                  2,918
    Diluted..........................                  3,060
PRO FORMA DATA (UNAUDITED) (4):
  Net income.........................              $   5,339
  Earnings per share:
    Basic............................              $    1.04
    Diluted..........................              $    1.01
  Weighted average common shares
    outstanding:
    Basic............................                  5,018
    Diluted..........................                  5,160
OTHER OPERATING DATA:
  Files opened.......................     40,700      65,600
  Files closed.......................     28,200      44,500
  Average fee per file(5)............  $     835   $     834
  Period end number of employees.....

                                            DECEMBER 31,
                                          ----------------
                                          1996(1)  1997(2)
                                          -------  -------      JUNE 30, 1998
                                                               ---------------
                                                                 (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.............  $    26  $ 7,224           $ 6,154
  Working capital.......................    4,426    5,047             8,612
  Total assets..........................   10,015   22,365            27,532
  Due to affiliates.....................       --    1,411               197
  Shareholders' equity..................    6,753    1,123             4,209


------------------------------

(1) Reflects only Predecessor financial information which has been audited. The Company's historical operating results for the six months ended June 30, 1997 were not significant.

(2) Reflects historical financial information of the Company.


(3) The statutory tax rate was 40% (combined federal and state) for each of the periods presented. The effective tax rate fluctuates from period to period based on the components of taxable income. The effective tax rate for the six months ended June 30, 1998 was 41%, for the six months ended June 30, 1997 was 43% and for the twelve months ended December 31, 1997 (combined Company and Predecessor) was 44.1%.



(4) To give effect to the Reorganization (see "Reorganization") and assumes ATC had been acquired on January 1, 1997. Does not include any adjustments with respect to the pending acquisition of National.



(5) Average fee per file information consists of title insurance premiums, escrow fees and other title-related fees divided by the number of closed files (not including revenue generated by, or closed files relating to, the Company's STAR Product, which are excluded due to the abbreviated characteristics of the policy). In addition, non title-related revenues and investment income are excluded as there are no associated closed files. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(6) Refer to Unaudited Pro Forma Combined Condensed Financial Information at pages 20-22.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



    The following unaudited pro forma combined condensed financial information is based upon historical financial statements of the Company and the Predecessor and has been prepared to illustrate the effects of (i) the acquisition of 60% of the common stock of ATC (the "Majority Acquisition"), which occurred on July 1, 1997, and (ii) the proposed Reorganization (See "Reorganization") whereby the Company will acquire the remaining 40% of ATC.



    The unaudited pro forma combined condensed balance sheet as of June 30, 1998 gives effect to the Reorganization as if this transaction was completed on June 30, 1998, and was prepared based on the historical balance sheet of the Company as of June 30, 1998. The unaudited pro forma combined condensed income statements for the year ended December 31, 1997 and the six months ended June 30, 1998 give effect to the Majority Acquisition and Reorganization as if these transactions had been completed at the beginning of each period presented. The unaudited pro forma combined condensed income statements for the year ended December 31, 1997 and the period ended June 30, 1998 were prepared based upon the historical financial statements of the Company for those periods.



    The unaudited pro forma combined condensed financial information is provided for comparative purposes only and is not indicative of the results of operations or financial position of the combined companies that would have occurred had these transactions been consumated at the beginning of the periods presented or on the date indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma combined condensed financial information and related notes thereto should be read in conjunction with the Company's consolidated financial statements and the financial statements of ANFI Predecessor included in this Prospectus.



                                                                    AS OF JUNE 30, 1998
                                                      -----------------------------------------------
                                                                        PRO FORMA
                                                                     ADJUSTMENTS TO      ADJUSTED TO
                                                                         REFLECT           REFLECT
PRO FORMA CONDENSED BALANCE SHEET                     HISTORICAL     REORGANIZATION     REORGANIZATION
                                                      -----------  -------------------  -------------
ASSETS
Current assets:
    Cash and cash equivalents.......................   $   6,154        $  (3,700)(2)(7)   $   2,454
    Investments.....................................       1,982           --                 1,982
    Accounts receivable.............................       8,714           --                 8,714
    Other current assets............................       3,440           --                 3,440
                                                      -----------         -------       -------------
      Total current assets..........................      20,290           (3,700)           16,590
Other assets........................................       7,242           --                 7,242
                                                      -----------         -------       -------------
      Total assets..................................   $  27,532        $  (3,700)        $  23,832
                                                      -----------         -------       -------------
                                                      -----------         -------       -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable and other current
      liabilities...................................   $  10,384        $  --             $  10,384
    Due to affiliates...............................         197           --                   197
    Current portion of long-term debt...............         400             (400)(2)(7)      --
    Current portion of capitalized leases...........         697           --                   697
                                                      -----------         -------       -------------
      Total current liabilities.....................      11,678             (400)           11,278
Long-term debt......................................       4,973           (4,500)(2)(3)         473
Obligation under capital leases with affiliates.....       1,053           --                 1,053
                                                      -----------         -------       -------------
      Total liabilities.............................   $  17,704        $  (4,900)        $  12,804
                                                      -----------         -------       -------------
Minority interest...................................       5,619           (5,619)(1)        --
                                                      -----------         -------       -------------
Shareholders' equity:
    Common stock, $0 par value......................      --               --                --
    Additional paid--in capital.....................      --                6,819 (1)(3       6,819
    Retained earnings...............................       4,209           --                 4,209
                                                      -----------         -------       -------------
      Total shareholders' equity....................       4,209            6,819            11,028
                                                      -----------         -------       -------------
      Total liabilities and shareholders' equity....   $  27,532        $  (3,700)        $  23,832
                                                      -----------         -------       -------------
                                                      -----------         -------       -------------



See notes to Unaudited Pro Forma Combined Condensed Financial Information on page 22.

                                                              FOR THE YEAR ENDED DECEMBER 31, 1997
                                          -----------------------------------------------------------------------------
                                                       PRO FORMA ADJUSTMENTS TO
                                                           REFLECT MAJORITY
                                                          ACQUISITION OF ATC
                                                       -------------------------         ADJUSTED TO       PRO FORMA
                                                          ANFI          OTHER              REFLECT       ADJUSTMENTS TO
PRO FORMA COMBINED CONDENSED INCOME        COMPANY     PREDECESSOR    PRO FORMA           MAJORITY          REFLECT
 STATEMENT                                HISTORICAL   HISTORICAL    ADJUSTMENTS         ACQUISITION     REORGANIZATION
                                          ----------   -----------   -----------       ---------------   --------------
Revenue:
Title premiums..........................   $20,641       $16,773        $--                $37,414           $--
Escrow fees.............................     7,352         5,581        --                  12,934           --
Other fees and income...................     5,532         2,787        --                   8,319           --
                                          ----------   -----------      -----              -------           ------
      Total revenue.....................    33,525        25,141        --                  58,667           --
                                          ----------   -----------      -----              -------           ------
Expenses:
Personnel costs.........................    16,185        14,364        --                  30,550              160(11)
Other operating expenses................     8,084         5,623          137(8)(10)        13,844             (428)(4)
Fees to underwriters....................     2,614         1,852        --                   4,466           --
Title plant rent and maintenance........     2,664         2,009        --                   4,673           --
                                          ----------   -----------      -----              -------           ------
      Total expenses....................    29,547        23,848          137               53,533             (268)
                                          ----------   -----------      -----              -------           ------
Income before income taxes and minority
  interest..............................     3,978         1,293         (137)               5,134              268
Provision for income taxes..............     1,774           550          (45)(5)            2,280              109(5)
                                          ----------   -----------      -----              -------           ------
Income before minority interest.........     2,204           743          (92)               2,854              159
Minority interest.......................    (1,081)       --             (297)(9)           (1,378)           1,378(6)
                                          ----------   -----------      -----              -------           ------
Net income..............................   $ 1,123       $   743        $(389)             $ 1,476           $1,537
                                          ----------   -----------      -----              -------           ------
                                          ----------   -----------      -----              -------           ------
Weighted average shares outstanding,
  basic and diluted.....................     2,972
                                          ----------
                                          ----------
Basic and diluted net earnings per
  share.................................   $  0.38
                                          ----------
                                          ----------



                                           ADJUSTED TO
PRO FORMA COMBINED CONDENSED INCOME          REFLECT
 STATEMENT                                REORGANIZATION
                                          --------------
Revenue:
Title premiums..........................     $37,414
Escrow fees.............................      12,933
Other fees and income...................       8,319
                                             -------
      Total revenue.....................      58,666
                                             -------
Expenses:
Personnel costs.........................      30,710
Other operating expenses................      13,416
Fees to underwriters....................       4,466
Title plant rent and maintenance........       4,673
                                             -------
      Total expenses....................      53,265
                                             -------
Income before income taxes and minority
  interest..............................       5,401
Provision for income taxes..............       2,388
                                             -------
Income before minority interest.........       3,013
Minority interest.......................      --
                                             -------
Net income..............................     $ 3,013
                                             -------
                                             -------
Weighted average shares outstanding,
  basic and diluted.....................       5,072
                                             -------
                                             -------
Basic and diluted net earnings per
  share.................................     $  0.59
                                             -------
                                             -------



See notes to Unaudited Pro Forma Combined Condensed Financial Information on page 22.

                                              FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                          -----------------------------------------------
                                                        PRO FORMA
                                                       ADJUSTMENTS         ADJUSTED TO
PRO FORMA COMBINED CONDENSED INCOME        COMPANY     TO REFLECT           REFLECTED
STATEMENT                                 HISTORICAL   REORGANIZATION    REORGANIZATION
                                          ----------   -----------      -----------------
Revenues:
Title premiums..........................   $27,421       $--                  $27,421
Escrow fees.............................    10,716        --                   10,716
Other fees and income...................     7,138        --                    7,138
                                          ----------   -----------            -------
      Total revenue.....................    45,275        --                   45,275
                                          ----------   -----------            -------
Expenses:
Personnel costs.........................    22,522           80(11)            22,602
Other operating expenses................     7,774         (205)(4)             7,569
Fees to underwriters....................     3,300        --                    3,300
Title plant rent and maintenance........     3,016        --                    3,016
                                          ----------   -----------            -------
      Total expenses....................    36,612         (125)               36,487
                                          ----------   -----------            -------
Income before income taxes and minority
  interest..............................     8,663          125                 8,788
Provision for income taxes(5)...........     3,532           51                 3,583
                                          ----------   -----------            -------
Income before minority interest.........     5,131           74                 5,205
Minority interest.......................    (2,045)       2,045(6)           --
                                          ----------   -----------            -------
Net income..............................   $ 3,086       $2,119               $ 5,205
                                          ----------   -----------            -------
                                          ----------   -----------            -------
Weighted average shares outstanding,
 basic..................................     2,918                              5,018
                                          ----------                          -------
                                          ----------                          -------
Weighted average shares outstanding,
 diluted................................     3,060                              5,160
                                          ----------                          -------
                                          ----------                          -------
Basic net earnings per share............   $  1.06                            $  1.04
                                          ----------                          -------
                                          ----------                          -------
Diluted net earnings per share..........   $  1.01                            $  1.01
                                          ----------                          -------
                                          ----------                          -------



     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION



(1) Reflects the acquisition of the remaining 40% of ATC, at book value of the minority interest, in exchange for 2.1 million shares of common stock of the Company.



(2) Reflects the repayment of acquisition debt of the Company from the proceeds of the $3.5 million dividend from ATC.



(3) Reflects the assumption of $1.2 million of the Company's acquisition debt by certain shareholders.



(4) Reflects the reduction of interest expense that would have resulted had the acquisition debt been repaid on January 1, 1997 (1997 pro forma) or January 1, 1998 (1998 pro forma), net of the forfeiture of interest income on the cash used to repay the debt.



(5) To give effect to the tax impact of the pro forma adjustments.



(6) Reflects the elimination of the minority interest resulting from the acquisition of the remaining 40% of the outstanding common stock of ATC.



(7) Gives pro forma effect to the debt payments from July 1, 1998 to the date of the Reorganization.



(8) Reflects amortization of goodwill from the 60% ATC acquisition from January 1, 1997 to June 30, 1997.



(9) Reflects the pro forma minority interest on the Predecessor earnings for the six months ended June 30, 1997.



(10) Represents the increase to interest expense that would have been incurred had the acquisition debt been outstanding since January 1, 1997.



(11) Reflects the pro forma effect of the 1998 executive employment agreements executed in connection with the Reorganization, excluding any additional bonuses that may become payable.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

    The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of the Company and the Predecessors and the related Notes thereto appearing elsewhere herein.

    The discussion set forth below includes both historical financial information relating to the Company and financial information relating to the Company's Predecessors. All amounts and related information for 1995 and 1996 relate solely to Predecessor operations, which consisted of the operations that are now ATC.


    The Predecessor operations are those of ATC since it was acquired by FNFI and other operations of FNFI contributed to ATC as of June 30, 1997 that were operated as separate profit centers but not separate legal entities. As separate profit centers or divisions of FNFI, only operating activities of these divisions were segregated in FNFI's accounting records. Cash balances and other balance sheet information was co-mingled within the accounts of FNFI's subsidiaries that owned the respective divisions. As such, the balance sheet and statements of shareholders' equity and cash flows present the operations of ATC. The statements of combined operations present operations of ATC and the divisions of FNFI, which were later contributed to ATC, as if the combined operations were a single entity throughout the periods presented.



    For purposes of discussion below, the Company operations (which includes ATC for July 1, 1997 through December 31, 1997) and the Predecessor operations (for January 1, 1997 through June 30, 1997) have been combined. Despite existing as separate legal entities during the year, for comparison purposes the substance of the operations of these businesses were consistent throughout 1997. Therefore, presenting the combined financial information for 1997 provides the most consistent basis for a meaningful comparison with operations in 1996 and 1995. The information for the six months ended June 30, 1997 and June 30, 1998 consist of Predecessor information for the earlier period, and actual historical information for the Company for the latter period. Operations during the latter period included both the ATC, Nations Title Insurance of Arizona ("NTA") and West Point Support Services, Inc. ("WPSS") operations as well as the results of operations of the Company's other subsidiaries, which had not been in operation during the earlier period. See "The Company."



    The Company has recently completed several acquisitions and is currently involved in an additional pending acquisition and the Reorganization. Upon consummation of the Reorganization, the minority interest in consolidated subsidiary as shown on the Company's balance sheet will be eliminated. The Company believes that the acquisition of Santa Barbara Title Company will not have a material impact on the Company's results of operations. In addition, the Company is currently in the process of completing a resource allocation plan concerning the operation of National following its acquisition. The impact of such acquisition on the Company's results of operations is dependent upon the resource allocation plan ultimately adopted by the Company.

OVERVIEW

    The following table sets forth certain financial and other data of the Company and its Predecessor operations for the periods indicated:

                                                                            SIX MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           JUNE 30,
                                          --------------------------------  ----------------
                                           1995     1996         1997        1997     1998
                                          -------  -------   -------------  -------  -------
                                           (DOLLARS IN THOUSANDS, OTHER THAN FEE PER FILE)
Total revenue...........................  $29,721  $51,732         $58,666  $25,141  $45,275
Total expenses..........................   33,508   51,947          53,395   23,848   36,613
Income before minority
  interest..............................   (2,400)    (174)          2,947      743    5,131
Net income (loss).......................  $(2,400) $  (174)            N/A(1) $   743 $ 3,086
                                          -------  -------   -------------  -------  -------
                                          -------  -------   -------------  -------  -------

Orders opened(2)........................   60,600   93,900          87,500   40,700   65,600
Orders closed(2)........................   36,700   63,000          60,800   28,200   44,500
Average fee per file(2).................  $   786  $   773         $   863  $   835  $   834

------------------------

(1) Not applicable because the second six months of this period excludes the 40% minority interest in ATC.

(2) Excludes orders and fees related to STAR products.

    The Company's revenue is closely related to the level of real estate activity and the average price of real estate sales. Real estate sales are directly affected by the availability of funds to finance purchases. Other factors affecting real estate activity include demand, mortgage interest rates, family income levels and general economic conditions. While the level of sales activity was relatively depressed in certain geographical areas during the period 1991 through mid-1993, reductions in mortgage interest rates beginning in the latter part of 1991 triggered an increase in refinancing activity, which continued at record levels through 1993 and into the first quarter of 1994. During 1994 and early 1995, steady interest rate increases caused by actions taken by the Federal Reserve Board resulted in a significant decline in refinancing transactions and a stagnation in residential resales and new home sales. Since late 1995, decreases in mortgage interest rates and the resulting improvement in the real estate market have had a favorable effect on the level of real estate activity, including refinancing transactions, new home sales and resales. The overall economic environment, stable mortgage interest rates and strength in the California and West Coast real estate market contributed to very positive conditions for the industry throughout the second half of 1996, all of 1997 and into the first half of 1998. It is impossible to predict the direction interest rates and the real estate market may move in the future.

    The Company's revenues include revenues from title insurance premiums (which also includes trustee sale guarantee fees), escrow fees, and other fees and revenues. The Company's operations generate escrow fees from holding and disbursing funds and documents in connection with the closing of real estate transactions. Escrow fees generally fluctuate in a pattern consistent with the fluctuation in title insurance premiums. Other fees and revenue primarily consist of real estate information fees, reconveyance fees, recording fees and appraisal fees, in connection with real estate transactions, and include fees related to the Company's STAR product. Other fees and revenue trend closely with the level of title insurance and escrow business.

    The Company's principal costs include personnel costs, fees to underwriters, title plant rent and maintenance costs, and other operating expenses. Personnel costs include both base salaries and commissions paid to employees, and are the most significant operating expense incurred by the Company.

    Fees to underwriters represent the portion of gross title policy premiums paid by the Company's underwritten title companies to FNTIC pursuant to the terms of Issuing Agency Agreements with that underwriter, and similar fees paid by the Company's other underwritten title company subsidiaries. Prior to

1997, the Predecessor operations were charged a 12% underwriting fee by its underwriters. Beginning in January 1997, ATC entered into an Issuing Agency Agreement with FNTIC under which ATC pays FNTIC an underwriting fee equal to 11% of the title insurance premiums received. In addition, ATC pays FNTIC a fee equal to 1% of title insurance premiums for certain accounting, human resources and legal services provided by FNFI. Although the fee for these management services was not negotiated in an arm's length transaction, the Company believes that the amount of these fees is reasonable in light of the level of services received and the estimated costs of performing these services internally. See "Certain Transactions."


    Title plant rent and maintenance costs consist of payments for access to title plants, and costs of updating these title plants. Title plant rent and maintenance costs includes daily update expenses that are dependent on the volume of real estate transaction activity in the market generally and a rental charge that is based on actual utilization.


    Other operating expenses consist of facilities expenses, postage and courier services, computer services, professional services, advertising expenses, general insurance, trade and notes receivable allowances, depreciation and amortization and interest expense. The repayment of debt pursuant to the terms of the Reorganization will result in a material decrease in interest expense. Interest expense incurred during 1997 and the six month period ended June 30, 1998, related to the debt repaid in the Reorganization was $413,000 and $241,000, respectively.



    Title insurance premiums and escrow fee revenues are recognized as income at the time the underlying real estate transaction closes. Expenses directly related to the title and escrow process are recognized as they are incurred, throughout the duration of the escrow. As a result, the Company's recognition of revenue relating to a given escrow lags approximately 60-90 days behind the opening of that escrow and the recognition of the corresponding expenses. These factors may result in fluctuations in gross margins from quarter to quarter.


    While the number of orders that close affects the Company's revenue, the largest component of the Company's expenses are personnel costs. Since personnel costs are relatively fixed over the short-term, in a rapidly declining market, reductions in the number of orders can adversely affect margins. Gross margins are also affected by the relative numbers of orders that relate to refinancing transactions, as compared to those relating to real estate sale transactions.

    The average fee per file and corresponding gross margins are higher for real estate sale and resale transactions than refinance transactions for three principal reasons: (i) a larger percentage of sale and resale orders close as compared to refinance orders, (ii) typically two policies are issued in a resale transaction (one each to the buyer and lender) whereas only one is issued in a refinance transaction and (iii) the base rate charged on sale and resale transactions is typically higher than that charged on refinance transactions.

    Because title insurance premiums are calculated with regard to the purchase price of the property or the amount of the lender's mortgage, average fees per file will also increase during periods in which real estate prices, and corresponding mortgage loans, are increasing.

RESULTS OF OPERATIONS--INTERIM PERIODS

    The following table presents information regarding the components of the Company's revenue for the periods presented. The percentages shown reflect the dollar amounts shown expressed as a percentage of total revenues for the corresponding period.

                                                                 SIX MONTHS ENDED JUNE 30,
                                                         ------------------------------------------
                                                                 1997                  1998
                                                         --------------------  --------------------
                                                                   (DOLLARS IN THOUSANDS)
                                                          AMOUNT        %       AMOUNT        %
                                                         ---------  ---------  ---------  ---------
Title insurance premiums...............................  $  16,773       66.7  $  27,421       60.6
Escrow fees............................................      5,581       22.2     10,716       23.7
Other fees and revenue.................................      2,787       11.1      7,138       15.7
                                                         ---------  ---------  ---------  ---------
    Total revenue......................................  $  25,141      100.0% $  45,275      100.0%
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------
Personnel costs........................................  $  14,364       57.1  $  22,522       49.7
Other operating expenses...............................      5,623       22.4      7,775       17.2
Title plant rent and maintenance.......................      2,009        8.0      3,016        6.7
Fees to underwriters...................................      1,852        7.4      3,300        7.3
                                                         ---------  ---------  ---------  ---------
    Total expenses.....................................  $  23,848       94.9% $  36,613       80.9%
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------

REVENUE

    TITLE INSURANCE PREMIUMS. Revenues from title insurance premiums were $27.4 million for the six months ended June 30, 1998 (the "1998 Period") as compared to $16.8 million for the same period in 1997 (the "1997 Period"), an increase of $10.6 million or 63.1%. This growth is a result of increases in both home prices and the number of sale and refinancing transactions that occurred in the 1998 Period. During this time period the number of orders closed increased by 57.8%. The average fee per file, defined as total revenues net of abbreviated title policies issued primarily to lenders, divided by the number of orders closed, was $834 for the 1998 Period, as compared to $835 for the 1997 Period.


    ESCROW FEES. Revenues from escrow fees were $10.7 million for the 1998 Period as compared to $5.6 million for the 1997 Period, an increase of $5.1 million or 91.1%. This increase is a result of a continuing favorable market for real estate transactions as well as continuing efforts by the Company to expand its escrow operations in Southern California. Ten new escrow offices were opened during 1998. The favorable real estate market has resulted from demand and from favorable mortgage interest rates.



    OTHER FEES AND REVENUE. Other fees and revenue were $7.1 million for the 1998 Period, as compared to $2.8 million for the 1997 Period, an increase of $4.3 million or 153.6%. This increase is a result of the increased number of real estate transactions handled by the Company during the 1998 Period, as described above, as well as an expansion of the services offered by the Company between the periods. Services offered in the 1998 Period that were not offered in the 1997 Period include real estate appraisal services, property site inspections, and document retrieval services. Revenues from the expanded services for the 1998 Period were $1.0 million. The remaining $3.3 million increase is attributed to the increased number of real estate transactions in the 1998 Period.


EXPENSES


    PERSONNEL COSTS. Personnel costs were $22.5 million for the 1998 Period as compared to $14.4 million for the 1997 Period, an increase of $8.1 million or 56.3%. Personnel costs were 49.7% of total revenues for the 1998 Period as compared to 57.1% for the 1997 Period. This decrease of personnel costs as a percentage of revenues is a result of increased productivity and operating efficiencies resulting from the implementation of automated escrow and title systems, which has been ongoing since 1997. Management does not expect the improvement in productivity to continue at the same rate in the future. Management has entered into new employment agreements with certain of its executive officers and projects that these will result in at least $160,000 of additional personnel costs annually, exclusive of any additional bonus that may become payable.



    OTHER OPERATING EXPENSES. Other operating expenses were $7.8 million for the 1998 Period as compared to $5.6 million for the 1997 Period, an increase of $2.2 million or 39.3%. As a percentage of total revenues, other operating expenses decreased to 17.2% during the 1998 Period from 22.4% for the 1997 Period. This reduction as a percentage of revenues resulted from the implementation of automated escrow and title systems and cost control programs by the Company during 1997 and from centralized oversight of operating branches.



    TITLE PLANT RENT AND MAINTENANCE EXPENSES. Title plant rent and maintenance expenses were $3.0 million for the 1998 Period as compared to $2.0 million for the 1997 Period, an increase of $1.0 million or 50.0%. This increase is primarily due to the variable component relating to the volume of orders, which increased during the 1998 Period. The variable component of title plant rent and maintenance relates to a per order charge for title plant usage. Title plant rent and maintenance expenses as a percentage of title insurance premiums were 11.0% during the 1998 Period as compared to 12.0% during the 1997 period. Certain title plant rent expenses are incurred by the Company regardless of volume levels. This is reflected by the fact that compared to the 1997 period, the Company's title plant rent and maintenance expenses as a percentage of title insurance premiums, were lower during the 1998 Period when the Company's volume levels were much higher.


    FEES TO UNDERWRITERS. Fees to underwriters were $3.3 million for the six months ended June 30, 1998 as compared to $1.9 million for the same period of the prior year, an increase of $1.4 million or 73.7%. Fees to underwriters are calculated as a fixed percentage of title insurance premiums received, and therefore increased from period to period in direct proportion to the increase in title insurance premium revenue during these periods.

RESULTS OF OPERATIONS--YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

    The following table presents information regarding the components of the Company's revenue for the periods presented.

                                                         YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------------
                                             1995                  1996                  1997
                                     --------------------  --------------------  --------------------
                                      AMOUNT        %       AMOUNT        %       AMOUNT        %
                                     ---------  ---------  ---------  ---------  ---------  ---------
                                                          (DOLLARS IN THOUSANDS)
Title insurance premiums...........  $  21,974       73.9  $  36,600       70.7  $  37,414       63.8
Escrow fees........................      5,527       18.6      9,672       18.7     12,933       22.0
Other fees and revenue.............      2,220        7.5      5,460       10.6      8,319       14.2
                                     ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue....................  $  29,721      100.0% $  51,732      100.0% $  58,666      100.0%
                                     ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------
Personnel costs....................  $  18,512       62.3  $  29,216       56.5  $  30,549       52.0
Other operating expenses...........      9,963       33.5     14,473       28.0     13,707       23.4
Title plant rent and maintenance...      2,405        8.1      4,107        7.9      4,673        8.0
Fees to underwriters...............      2,628        8.8      4,151        8.0      4,466        7.6
                                     ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses.................  $  33,508      112.7% $  51,947      100.4% $  53,395       91.0%
                                     ---------  ---------  ---------  ---------  ---------  ---------
                                     ---------  ---------  ---------  ---------  ---------  ---------

    COMPARISON OF THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

REVENUE


    TITLE INSURANCE PREMIUMS. Revenues from title insurance premiums was $37.4 million for 1997, as compared to $36.6 million for 1996, an increase of $0.8 million or 2.2%. This increase resulted from increases in both refinancing and real estate sale transactions during 1997, which largely resulted from stable mortgage interest rates and improvements in the overall economic environment in the California real estate market, offset in part by a reduction in revenues related to the countercyclical trustee sale guarantee and foreclosure business. The Company's average fee per file for orders closed in 1997 was $863 compared to $773 in 1996, an increase of $90 or 11.6%.

    ESCROW FEES. Revenues from escrow fees were $12.9 million for 1997, as compared to $9.7 million for 1996, an increase of $3.2 million or 33.0%. The increase in escrow fees, which occurred despite the more modest increase in title premiums during the same period, is primarily related to the establishment of new operations in Southern California, which contributed approximately $2.0 million.


    OTHER FEES AND REVENUE. Other fees and revenue were $8.3 million for 1997 as compared to $5.5 million for 1996, an increase of $2.8 million or 50.9%. This increase is primarily a result of the additional services offered by the Company from its support services, appraisal and asset management divisions (representing approximately $2.2 million of the increase). The remaining increase of approximately $600,000 is related to the increase in business volume in the title-related divisions.


EXPENSES


    PERSONNEL COSTS. Personnel costs were $30.5 million for 1997, as compared to $29.2 million for 1996, an increase of $1.3 million or 4.5%. As a percentage of total revenue, personnel costs decreased to 52.0% in 1997 from 56.5% in 1996. This decrease of personnel costs as a percentage of revenues is a result of increased productivity and operating efficiencies resulting from the implementation of automated escrow and title systems. Management does not expect the improvement in productivity to continue at the same rate in the future, however.


    OTHER OPERATING EXPENSES. Other operating expenses were $13.7 million in 1997 as compared to $14.5 million in 1996, a decrease of $0.8 million or 5.5%. As a percentage of total revenue, other operating expenses decreased to 23.4% in 1997 from 28% in 1996. This decrease resulted from cost control programs implemented in 1997.


    TITLE PLANT RENT AND MAINTENANCE EXPENSES. Title plant rent and maintenance expenses were $4.7 million for 1997 as compared to $4.1 million for 1996, an increase of $0.6 million or 14.6%. This increase is primarily due to the variable component relating to the volume of orders, which increased during 1997. Title plant rent and maintenance expenses as a percentage of title insurance premiums were 12.5% in 1997 as compared to 11.2% during 1996. The period to period increase resulted primarily from the expansion of the Company's operations during 1997 and the related increase in fixed title plant costs without a corresponding increase in title insurance premiums.


    FEES TO UNDERWRITERS. Fees to underwriters increased to $4.5 million in 1997 from $4.2 million in fiscal 1996, an increase of $0.3 million or 7.1%. Fees paid to underwriters are a fixed percentage of title insurance premiums, and therefore increased for the same reasons applicable to the increases in title insurance premiums from year to year.

    COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

REVENUE


    TITLE INSURANCE PREMIUMS. Revenue from title insurance premiums was $36.6 million for 1996, as compared to $22.0 million for 1995, an increase of $14.6 million or 66.4%. This increase resulted from increases in both refinancing and real estate sale transactions during fiscal 1996, which resulted primarily from decreases in mortgage interest rates in late 1995.



    ESCROW FEES. Revenue from escrow fees were $9.7 million for 1996, as compared to $5.5 million for 1995, an increase of $4.2 million or 76.4%. This increase is a result of year to year improvement in the real estate market described above, as well as focused efforts by the Predecessor to expand its escrow business in certain markets, such as Southern California, during 1996.

    OTHER FEES AND REVENUES. Other fees and revenues increased to $5.5 million for 1996 as compared to $2.2 million for 1995, an increase of $3.3 million or 150.0%. This increase is a result of the introduction of the STAR product, which is the Company's "Shortened Title Assurance Report," a limited coverage title policy offered to lenders. STAR product revenue accounted for $2.7 million of the $3.3 million increase from 1995 to 1996.


EXPENSES


    PERSONNEL COSTS. Personnel costs were $29.2 million for 1996, as compared to $18.5 million for 1995, an increase of $10.7 million or 57.8%. As a percentage of total revenue, personnel costs decreased to 56.5% in 1996 from 62.3% in 1995, due principally to the year to year growth in revenues. The increase in personnel costs relates to an increase in the number of employees of the Company, which accompanied the 74.1% increase in total revenue during these periods.



    OTHER OPERATING EXPENSES. Other operating expenses increased to $14.5 million in 1996 from $10.0 million in 1995. The increase resulted from growth in the Predecessor's existing operations, which resulted in $2.1 million of additional expenses primarily relating to variable costs associated with the growth of the Predecessor's operations, as well as expenses of $1.2 million relating to the acquisition of NTA and expenses of an additional $1.2 million relating to the introduction of the STAR division products. As a percentage of total revenue, other operating expenses decreased to 28.0% in 1996 from 33.5% in 1995. This decrease resulted from the fixed nature of certain of the other operating expenses which were covered by a larger revenue base.



    TITLE PLANT RENT AND MAINTENANCE EXPENSES. Title plant rent and maintenance expenses were $4.1 million for 1996 as compared to $2.4 million for 1995, an increase of $1.7 million or 70.8%. This increase is primarily due to the variable component relating to the volume of orders, which increased during 1996. Title plant rent and maintenance expenses as a percentage of title insurance premiums was $11.2% in 1996 as compared to 10.9% in 1995. The slight increase can be attributed to the increase in the number of title operations in 1996 given the partially fixed nature of these expenses.



    FEES TO UNDERWRITERS. Fees to underwriters increased to $4.2 million in 1996 from $2.6 million in 1995, an increase of $1.6 million or 61.5%. Fees paid to underwriters are a fixed percentage of title insurance premiums, and therefore increased for the same reasons applicable to the increases in title insurance premiums from year to year. Underwriting fees as a percentage of title insurance premiums for 1996 were 12.0% for all title divisions.


LIQUIDITY AND CAPITAL RESOURCES


    Cash provided by operating activities was $3.1 million for the six months ended June 30, 1998. At June 30, 1998, the Company held cash and cash equivalents of $6.2 million. At that date, the Company had long term debt of $7.1 million which consisted of capitalized leases, real estate indebtedness and debt (the "Acquisition Debt") incurred in connection with the acquisition by the Company of 60% of the outstanding common stock of ATC from FNFI. Upon consummation of the Reorganization, all of the Company's Acquisition Debt will be repaid or extinguished. See "Reorganization." The repayment of the Acquisition Debt will reduce the Company's cash balances by $3.7 million.


    Cash provided by (used in) operating activities was $2.8 million and $(4.5) million for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997, the Company had $7.2 million of cash and cash equivalents and long term debt of $8.5 million.


    The Company's current cash requirements include debt service, operating expenses and taxes. The Company believes that all anticipated cash requirements for current operations will be met from internally generated funds. In the future, the Company's cash requirements will include those relating to the development of National's business. While the Company presently has in place much of the infrastructure

(principally consisting of personnel) that will be used for this development, management believes that additional cash resources will be required if the acquisition is consummated. The amount of such resources will be dependent on the Company's resource allocation plan for National, which has not been completed. The development of direct sales operations for the expansion of National would require more cash resources than developing these operations using agency relationships. Cash requirements for the development of National are expected to be met from current cash balances and internally generated funds. National is presently owned by a subsidiary of FNFI, and therefore its acquisition by the Company should not be considered an arm's length transaction.


    Two significant sources of the Company's funds are dividends and distributions from its subsidiaries. As a holding company, the Company receives cash from its subsidiaries in the form of dividends and as reimbursement for operating and other administrative expenses it incurs. The Company's underwritten title companies collect premiums and fees and pay underwriting fees and operating expenses. These companies are restricted only to the extent of maintaining minimum levels of working capital and net worth, but are not restricted by state regulations or banking authorities in their ability to pay dividends and make distributions. The Company's other subsidiary operations collect revenue and pay operating expenses; however, they are not regulated by insurance regulatory or banking authorities. Positive cash flow from the underwritten title companies and other subsidiary operations is invested primarily in cash and cash equivalents.


    At December 31, 1997, the Company was not in compliance with certain covenants in the agreements relating to the Acquisition Debt, which covenants relate to minimum tangible net worth and capital expenditure restrictions. The lender has waived the minimum tangible net worth covenant through June 30, 1998, and the Company believes it will be in compliance with this covenant for at least the next 12 months. The Company is in compliance with this covenant at June 30, 1998. The lender has also agreed to waive the capital expenditure restriction through October 31, 1998.



    Current regulations require that ATC maintain a minimum net worth of $400,000 and that Santa Barbara Title Company maintain a minimum net worth of $120,000. The net worth of ATC was $10.4 million as of December 31, 1997 and $14.0 million as of June 30, 1998. The net worth of Santa Barbara Title Company was $380,000 as of December 31, 1997 and $295,000 as of June 30, 1998.


SEASONALITY

    Historically, the greatest volume of residential resale activity has usually occurred in the spring and summer months. However, events during the past five years, including numerous actions taken by the Federal Reserve Board, have caused unusual fluctuations in real estate activity, particularly in the seasonal pattern of residential resale and refinance activity. The Company cannot predict whether this pattern will continue to be affected by such factors.

INFLATION

    To the extent real estate prices or mortgage interest rates increase due to inflationary factors, the Company's title insurance premium revenue generally increases because premiums are determined in part by the value of property or the amount of the mortgage loan. The Company's personnel costs and other operating expenses are also sensitive to inflation.

YEAR 2000 ISSUES


    The Company has completed a review of the Year 2000 issues affecting its business, including the Company's operational, information and financial systems. Based on this investigation, the Company believes that it has identified substantially all of the internal application software programs which require modification in order to become Year 2000 compliant and has a plan to correct and test the programs affected by the conversion of a two-digit year to a four-digit year. The Company expects the early phases of the project to be completed by the end of 1998. The final phase of the project is scheduled to be completed by mid-1999. The review of systems also includes the identification of vendors that may have a significant impact on the Company's operations and their expected completion of any conversions.



    The Company believes that its information systems operations and those of its significant vendors are or will become Year 2000 compliant such that there will not be any material adverse impact on the Company's results of operations or financial condition. The Year 2000 compliance changes are being made concurrently with planned systems upgrades and conversions in the normal course of business as such expenses associated with Year 2000 conversions are not expected to materially impact the Company. Presently, the Company does not have a contingency plan for Year 2000 issues. The Company expects to have such a plan in effect by the end of the first quarter of 1999. Management believes that if financial and operational systems relating to its escrow services are not Year 2000 compliant, the Company's business may be significantly interrupted, resulting in a material adverse effect on the Company's financial condition and results of operations.

                                    BUSINESS

INTRODUCTION

    The Company provides title insurance services as well as other real estate related financial and informational services including escrow, real estate information, trustee sale guarantees, and appraisals. In addition, the Company obtains specialized services for its customers, which include, but are not limited to, tax reporting services, exchange intermediary services and courier services. The Company's business is focused on the residential real estate market and it generates the majority of its revenues from issuing title insurance policies as an independent agent on behalf of a title underwriter. For the year ended December 31, 1997 and the six months ended June 30, 1998, title insurance premiums represented approximately 63.8% and 60.6% of the Company's revenues, respectively.


    The title insurance industry consists of insurers ("underwriters") who issue policies through direct operations or through agents. The Company's principal subsidiary, ATC, is an agent, known in California as an "underwritten title company." ATC has entered into an Issuing Agency Agreement to issue policies on behalf of FNTIC, an insurer which is licensed in California and Arizona, among other states. The Company has agreed to acquire National, a New York underwriter licensed in 35 states and the U.S. Virgin Islands. The Company's planned acquisition of National is intended to facilitate the Company's expansion into new markets and permit the Company to directly underwrite the title insurance policies that it issues in geographic areas not covered by the Company's exclusive relationship with FNTIC.


    The Company's operations are conducted through 14 branches, consisting of 57 offices, located in major counties throughout California and in Maricopa County, Arizona (Phoenix and surrounding areas).

REAL ESTATE INDUSTRY

    Title insurance revenue is closely related to the level of real estate purchase and financing activity and the average price of real estate sales. Real estate sales are directly affected by the availability of funds to finance purchases. Other factors affecting real estate activity include demand, mortgage interest rates, family income levels and general economic conditions. While the level of sales activity was relatively depressed in certain geographical areas during the early 1990's, decreases in mortgage interest rates since late 1995 and the resulting improvement in the real estate market have had a favorable effect on the level of real estate activity, including refinancing transactions, new home sales and resales. The overall economic environment, stable mortgage interest rates and strength in the real estate market, especially in California, contributed to very positive conditions for the industry throughout 1996 and 1997 and into the first half of 1998. It is impossible to predict the future direction interest rates and the real estate market may move or fluctuate.

    According to Corporate Development Services, title insurance premiums in the United States were approximately $6.0 billion in 1997, representing an 11.8% compound annual growth rate since 1995. The Company believes that the increase in title premiums is primarily a result of an increase in new home sales and an increase in refinancing transactions, both of which resulted in large part from a decrease in mortgage interest rates during this period. The Mortgage Bankers Association estimates that refinancing transactions during the first four months of 1998 were four times higher than during the same period in 1997. In addition, the National Association of Realtors anticipates record sales of 4.35 million residential units in 1998, as compared to 4.22 million units in 1997.

    Historically, as interest rates decrease, the number of housing starts typically rise in following periods. The following chart displays this relationship between national housing starts and interest rates.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        NATIONAL HOUSING STARTS & INTEREST RATES

                                                                 1988        1989        1990        1991        1992        1993
Total Housing Starts                                        1,488,000   1,376,000   1,193,000   1,014,000   1,200,000   1,288,000
Fixed Mortgage Interest Rates                                  10.33%      10.32%      10.13%       9.25%       8.40%       7.33%
Sources:
Fixed Mortgage Rates: Freddie Mac Lender Survey; fixed
rate;
80% loan-to-value mortgages. Does not incorporate points.
Housing Starts: U.S. Bureau of the Census

        NATIONAL HOUSING STARTS & INTEREST RATES
                                                                 1994        1995        1996        1997
Total Housing Starts                                        1,457,000   1,354,000   1,477,000   1,476,000
Fixed Mortgage Interest Rates                                   8.36%       7.95%       7.81%       7.10%
Sources:
Fixed Mortgage Rates: Freddie Mac Lender Survey; fixed
rate;
80% loan-to-value mortgages. Does not incorporate points.
Housing Starts: U.S. Bureau of the Census

    Historical data shows the correlation between mortgage interest rates and title policy premiums: as interest rates decrease, the volume of title policies typically increases.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      NATIONAL MORTGAGE RATES AND TITLE PREMIUMS

                                                                1993         1994         1995         1996         1997
Fixed Interest Rates                                           7.33%        8.36%        7.95%        7.81%        7.10%
Title Insurance Premiums                                  $6,000,000   $5,800,000   $4,800,000   $5,500,000   $6,000,000
Sources:
Mortgage Rates: Freddie Mac Lender Survey; Contract
rate
on commitments for fixed-rate; 80% loan-to-value
mortgages. Does not incorporate points.
Statutory Title Premiums: Corporate Development
Services.

TITLE INDUSTRY

    TITLE POLICIES

    Title insurance policies insure title to real estate. The beneficiaries of title insurance policies are generally buyers of real property or mortgage lenders. The policy protects the insured against title defects, liens and encumbrances not specifically excepted from its coverage. Most mortgage lenders require title insurance as a condition to making loans secured by real estate.

    Title insurance is different from other types of insurance because it relates to past events which affect title to property at the time of closing and not unforeseen future events. Prior to issuing policies, underwriters can reduce or eliminate future losses by accurately performing searches and examinations.

    Title insurance policies are issued on the basis of a preliminary title report or commitment. These reports are prepared after a search of public records, maps and other relevant documents to ascertain title ownership and the existence of easements, restrictions, rights of way, conditions, encumbrances or other matters affecting the title to, or use of, real property. A visual inspection or survey of the property may also be made prior to the issuance of certain title insurance policies. Copies of public records, maps and other relevant historical documents are compiled and indexed in a "title plant" in order to facilitate the preparation of preliminary reports without the necessity of manually searching public records. Each title plant relates to a particular county and is kept current on a daily or other periodic basis by the continual addition of copies of recorded documents which affect real property in the particular county. Title companies often subscribe to independent title information services to assist in the updating of their title plants and the maintenance of title records.


    The major expense of a title company is the cost of the search and examination function performed in preparing preliminary title reports, commitments and title policies, rather than the claim losses associated with the issuance of these policies. The premium for title insurance is due in full at the closing of the real estate transaction and is based upon the purchase price of the property insured or the amount of the mortgage loan, and upon the type of coverage. Coverage under the policy generally terminates upon resale or refinance of the property. The terms of coverage have become relatively standardized in accordance with forms approved by state or national trade associations, such as the American Land Title Association, The California Land Title Association and the Land Title Association of Arizona. Among the most commonly issued title insurance policies are standard or extended coverage policies for owners and lenders and trustee sale guarantees, which provide assurances to trustees concerning certain information in connection with nonjudicial foreclosures.


    THE TITLE POLICY AND UNDERWRITING PROCESS

    A brief description of the process of issuing a title insurance policy, which usually occurs over a thirty to ninety day period, is as follows:

        (i) The customer, typically a real estate salesperson or broker, escrow agent or lender, places an order for a title policy.

        (ii) After the relevant historical data on the property is compiled, the title officer prepares a preliminary title report which documents (a) the current status of title and conditions affecting the property, (b) any exclusions, exceptions and/or limitations which the title underwriter might include in the policy and (c) specific issues which need to be addressed and resolved by the parties to the transaction before the title policy will be issued. The preliminary report is circulated to all the parties for consideration of any specific issues.

       (iii) After the specific issues identified in the preliminary report are resolved, an escrow agent closes the transaction in accordance with the instructions of the parties and the title underwriter's conditions.

        (iv) Once the transaction is closed and all monies have been released, the title underwriter or agent issues the policies (a) to the owner and the lender on a new home sale or resale transaction or (b) to the lender only, on a refinance transaction.

    The terms and conditions upon which title to real property will be insured are determined in accordance with the standards, policies and procedures of the title underwriter. The underwriter may have a relationship with a third party agent, under which the agent issues the title insurance policy on behalf of the underwriter. The agent performs the search and examination function and retains a majority of the title premium as a commission. The underwriter receives the remainder of the premium collected by the agent in exchange for assuming the risk on the policy.

    Underwriting practices in California and Arizona are generally dictated by the California and Arizona Land Title Associations, although the underwriter's personnel interpret the application of these rules to specific circumstances. An underwriter, such as FNTIC, also maintains and distributes current information on title practices and procedures to its issuing agents.

    A third party agent that issues title insurance on behalf of an insurer is not subject to the same liability that the insurer faces under the policy. The agent is not assuming risk on the title policy and its liability with respect to the issuance of the policy is typically limited to a specific amount, pursuant to an agreement with the insurer.

    COMPETITIVE FACTORS

    A key competitive factor in the title insurance business is the ability to develop and maintain a qualified and experienced group of professionals through which services are delivered to customers. Title insurance business is typically generated through relationships with persons in the real estate industry such as independent escrow companies, real estate brokers and agents, developers, mortgage brokers, mortgage bankers, financial institutions and attorneys. Thus, the relationships and contacts maintained by sales personnel are critical to generating such business. In addition, the quality of a title company's service, its responsiveness, and its ability to adapt to customer's needs are important in attracting and maintaining customers. Other competitive factors include the financial strength and reputation of the insurer.

    The Company believes that the price of title insurance is typically not an important competitive factor. In both California and Arizona, where the Company's operations are currently conducted, the minimum price of title insurance is posted by the title underwriter and is regulated by the Department of Insurance in California, and by the State Banking Commission in Arizona. In the event the Company expands its operations into states where regulatory authorities do not control prices, the price of title insurance may also become an important competitive factor.

REAL ESTATE RELATED SERVICES

    In addition to title insurance, real estate transactions often require other services such as escrow, appraisals, property management, trustee sale guarantees, and document preparation. The demand for faster closings and more cost effective transactions has resulted in a trend toward purchasing real estate related services on a "one stop" basis from vendors who offer the full array of such services. Because title companies occupy a central role in the process of closing a real estate transaction they are in a unique position to provide these services.

    The demand for some of these real estate related services is also countercyclical to the title insurance business. For example, as the economy declines, interest rates rise and residential housing sales drop, which causes foreclosures and the corresponding demand for trustee sale guarantees and property management services to increase.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      NATIONAL HOUSING STARTS AND DELINQUENCY RATES

                                                                  1988        1989        1990        1991        1992        1993
Delinquency Rates                                                4.79%       4.81%       4.66%       5.03%       4.57%       4.22%
Housing Starts                                               1,488,000   1,376,000   1,193,000   1,014,000   1,200,000   1,288,000
Sources:
Housing Starts: U.S. Bureau of the Census
Delinquency Rates: National Delinquency Survey,
Mortgage Bankers Association

      NATIONAL HOUSING STARTS AND DELINQUENCY RATES
                                                                  1994        1995        1996        1997
Delinquency Rates                                                4.10%       4.24%       4.33%       4.31%
Housing Starts                                               1,457,000   1,354,000   1,477,000   1,476,000
Sources:
Housing Starts: U.S. Bureau of the Census
Delinquency Rates: National Delinquency Survey,
Mortgage Bankers Association

COMPANY OPERATIONS

    TITLE OPERATIONS


    The Company's largest subsidiary, ATC, is an underwritten title company licensed by the Department of Insurance of the State of California. ATC is not a title underwriter, but rather its current business is limited to issuing policies as an agent on behalf of FNTIC, a subsidiary of FNFI. ATC acts exclusively as an agent for FNTIC with respect to the procurement of title insurance policies in 13 selected counties in California and one county in Arizona, subject to certain exceptions. At the present time ATC does not conduct operations in any other counties in California. This exclusive arrangement with FNTIC does not apply to other counties into which the Company may expand in the future. ATC retains 88% of the title premium collected on policies issued pursuant to its agreement with FNTIC. The remaining 12% is comprised of an 11% underwriting fee and a 1% administrative service fee, both paid to FNTIC. As an agent, ATC is not subject to the loss and reserve requirements applicable to insurers, and pursuant to its agreement with FNTIC, ATC's liability is limited to the first $5,000 of loss under any policy issued by it on behalf of FNTIC, except in the case of negligence, or willful or reckless conduct. To date, the amounts paid by the Company to FNTIC in reimbursement of FNTIC's claims losses under this arrangement have not been material. See "Business--Title Industry and--Relationship With Fidelity National Financial, Inc."


    However, ATC has agreed to purchase National, which is a licensed title underwriter. Although it has not recently written any significant amount of business, National is licensed to issue title insurance in 35 states. The acquisition, if successfully completed, is expected to provide the Company with an opportunity to underwrite title insurance policies and expand its operations through both direct and agency relationships. See "Business--Acquisition of National" and "Risk Factors--Risks Associated with the Acquisition of National." The maximum amount of liability for an insurer, such as National, under a title insurance policy is usually the face amount of the policy plus the cost of defending the insured's title against an adverse claim. The reserve for claim losses is based upon known claims, as well as losses the insurer expects to incur based on historical experience and other factors, including industry averages, claim loss history, legal environment, geographic considerations, expected recoupments and the types of policies written. The title underwriter establishes a reserve for each known claim based on a review and evaluation of potential liability.

    ATC's trustee sale guarantee ("TSG") division provides a central location for all trustee sale guarantee requests throughout California. The Company's services include providing ten-day letter information, customized accounting and reporting documents, fast track messenger services, and electronic file transfers. TSG services provide assurances to trustees concerning certain information in connection with nonjudicial foreclosures of property secured by a deed of trust. Because the number of foreclosures tends to increase as the real estate market and the economy decline, the Company's TSG division tends to be countercyclical to its title insurance business.

    The Company, through its subsidiaries, maintains 14 branches consisting of 57 offices located in major counties throughout California and in Maricopa County, Arizona (Phoenix and surrounding areas). Each of the Company's branches processes real estate transactions within the geographical area of the branch, usually a county boundary. Each branch is operated as a separate profit center. In the calendar years 1996 and 1997 and the six months ended June 30, 1998, the following branch operations of the Company and the Predecessor accounted for the indicated percentages of total title insurance premium revenues:

                                                        YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                                                                                 SIX MONTHS ENDED JUNE 30,
                                                    1996                        1997                        1998
                                         --------------------------  --------------------------  --------------------------
BRANCH OPERATIONS                          PREMIUMS       PERCENT      PREMIUMS       PERCENT      PREMIUMS       PERCENT
---------------------------------------  -------------  -----------  -------------  -----------  -------------  -----------
Alameda, CA............................  $   2,801,290         7.7   $   2,340,155         6.3   $   2,074,325         7.6
Contra Costa, CA.......................        878,216         2.4       1,422,190         3.8       1,455,815         5.3
Fresno, CA.............................        494,605         1.4              --          --              --          --
Inland Empire, CA (Riverside and San
  Bernardino)..........................      2,887,014         7.9       3,239,259         8.7       1,498,223         5.5
Kern, CA...............................      2,593,224         7.1       2,569,164         6.9       1,466,678         5.3
Los Angeles, CA........................      5,909,103        16.1       6,622,961        17.6       3,934,997        14.4
Orange, CA.............................     10,606,365        29.1       9,310,389        24.8       7,441,289        27.2
Phoenix, AZ............................      1,912,400         5.2       2,680,274         7.2       1,815,447         6.6
Sacramento, CA.........................        764,427         2.1         348,751         0.9         268,469         1.0
San Diego, CA..........................      2,946,284         8.0       2,279,367         6.1       2,170,902         7.9
San Mateo, CA..........................      1,005,697         2.7         899,866         2.4         368,133         1.3
Santa Barbara, CA......................             --          --              --         0.0         230,415         0.8
Santa Clara, CA........................      3,529,743         9.6       2,863,894         7.7       2,474,388         9.0
Ventura, CA............................        271,626         0.7       2,837,472         7.6       2,222,074         8.1
                                         -------------       -----   -------------       -----   -------------       -----
  Totals...............................  $  36,599,994       100.0%  $  37,413,743       100.0%  $  27,421,155       100.0%
                                         -------------       -----   -------------       -----   -------------       -----
                                         -------------       -----   -------------       -----   -------------       -----

    TITLE PLANTS

    To facilitate the preparation of title reports without the necessity of manually searching official public records, copies of public records, maps and other relevant historical documents are sometimes compiled and indexed in a "title plant." Each title plant relates to a particular county and is kept current on a daily or other frequent basis by the addition of copies of recorded documents which affect real property. Title companies often subscribe to independent title information services to assist in the updating of their title plants and the maintenance of title records.


    The Company leases title plants from FNTIC in Kern, San Mateo and Santa Clara counties for an aggregate payment of $10,000 per month. At the expiration of the lease, the Company will have an option to acquire these title plants for nominal consideration. See "Business--Relationship With Fidelity National Financial, Inc." The Company has also entered into a lease with Title Records, Inc. for the use of a title plant in Los Angeles County, and has the right to acquire a copy of the public records, maps and other relevant historical documents at that plant. The Company accesses title plants in the other counties in which it operates through joint plant user agreements with Experian Group and Security Union Title Insurance Company.

    Maintenance activities constitute a significant item of expense, since each document must be reviewed and indexed. These costs plus the costs of subscribing to various title information services and other plant expenses range from approximately $2,000 to $21,000 per month per branch.

    ESCROW SERVICES

    The escrow services provided by the Company include all of those typically required in connection with residential and commercial real estate purchase and finance activities. Fees from escrow services represented approximately 22.0% of the Company's and the Predecessor's revenues in 1997 and 23.7% of the Company's revenues for the six months ended June 30, 1998. This higher growth rate is primarily attributable to the opening of 10 new escrow offices by the Company in California during 1998.

    Escrow operations are regulated by state insurance authorities, and the Company has the flexibility to establish different fee schedules in different counties. The Company believes that the acquisition of National, if completed, will enable the Company to expand its escrow operations into counties in which it does not presently hold the necessary licenses. The Company intends to evaluate these expansion opportunities on a county by county basis.

    OTHER REAL ESTATE RELATED SERVICES

    In addition to issuing title insurance policies and providing escrow services, the Company provides other real estate related services, including those described below. Such services accounted for approximately 14.2% of the Company's and the Predecessor's revenues in 1997, and 15.8% of the Company's revenue for the six months ended June 30, 1998.

    PROPERTY MANAGEMENT SERVICES. ATC's subsidiary, Landmark REO Management Services, Inc., provides quality property management and disposition services for foreclosure properties throughout the United States. These services include the initial property inspection, eviction coordination, property maintenance, the retention of a local broker, and the supervision of escrow for the sale of the property. The Company's property management services are provided in connection with foreclosures and therefore tend to be countercyclical to its title insurance business.

    DOCUMENT PREPARATION SERVICES. The Company also offers a variety of services relating to the documentation of real estate transactions. Such services include (i) the preparation of reconveyance and assignment documents,
(ii) file research and document retrieval services, and (iii) recording services, including retrieval of recorded documents. The Company is capable of providing these services in every county and township in the United States. The Company's provision of these services is facilitated by independent abstract companies, title companies and law firms.

    APPRAISAL SERVICES. The Company's subsidiary, West Point Appraisal Services, Inc., is an appraisal management company offering a variety of residential appraisal services to meet the varying needs of its customers. The appraisal services are provided through independent approved fee appraisers.

    SHORTENED TITLE ASSURANCE REPORTS. The Company's STAR Product serves as a low-cost, limited form of title protection for the benefit of lenders in subordinate loan transactions where the primary lending criteria is the borrower's creditworthiness rather than the security interest in the real property.

    CENTRAL ORDER PROCESSING UNIT. The Company's Central Order Processing Unit ("COP Unit") provides customers with a centralized location through which they can order title and escrow services. The services offered through the COP Unit can be provided on a nationwide basis.

BUSINESS STRATEGY

    The Company's objective is to become a leading supplier of title insurance and related real estate financial and informational services. The key elements in the Company's strategy to achieve this objective are to:

    - EXPAND TO KEY GEOGRAPHIC MARKETS. A large percentage of title insurance policies are generated in a relatively small number of markets throughout the United States. The Company believes it can maximize its growth opportunities by expanding into these key real estate markets, initially in the western region of the United States. In 1997, premiums paid in California, Arizona, Texas, Oregon, Washington and New Mexico together represented 36.7% of the policy premiums written in the United States according to Corporate Development Services, Inc. The Company intends to pursue such expansion through a combination of opening new offices, teaming with local companies, and acquiring established operations.

    - EXPAND PROVISION OF REAL ESTATE RELATED SERVICES. The Company's complementary real estate related services, such as trustee sale services, property management and disposition services and document services, provide an additional source of revenue to the Company, much of which is countercyclical to the title insurance business. The Company believes it can leverage its relationships developed through the issuance of title insurance to generate additional business for these services. The provision of these value-added services to escrow companies, lenders, real estate brokers and agents, also increases their familiarity with and reliance upon the Company's title insurance services.


    - RECRUIT HIGHLY QUALIFIED PERSONNEL. The Company believes that the development of personal relationships between the Company's personnel and its customers is crucial to the expansion of the Company's business. For this purpose, the Company seeks to recruit experienced and talented personnel who the Company believes have substantial business contacts in relevant markets. The Company has implemented a 1998 Stock Incentive Plan and intends to implement a Stock Purchase Plan to provide additional incentives for its employees.


    - LEVERAGE ACQUISITION OF NATIONAL. The Company has recently agreed to acquire National in order to facilitate its entry into the markets in which National is licensed and to permit the Company to directly underwrite the title insurance policies in geographic areas not covered by the Company's exclusive relationship with FNTIC. In addition, the Company anticipates that National will provide the opportunity to create agency relationships in a variety of geographic locations and generate revenues through underwriting title policies issued by those agents and expand escrow operations in other areas.

    - PURSUE STRATEGIC ACQUISITIONS. The Company intends to pursue strategic acquisitions of title insurance and real estate service companies in order to penetrate new markets, increase its diversity of service offerings, and add qualified personnel to its existing staff.

MARKETING AND SALES

    The Company attempts to increase the volume of its title insurance and real estate related services business primarily through customer solicitation by sales personnel. The primary source of this business is from independent escrow companies, real estate brokers and agents, developers, mortgage brokers, mortgage bankers, financial institutions and attorneys. The Company believes that the personal contacts maintained by its sales personnel with these customers are critical to generating title insurance business. The Company therefore actively encourages its branch personnel to continually develop new business relationships with persons in the real estate business community. In addition to generating business through direct solicitation and general advertising, the Company believes that excellent service is an important competitive factor in attracting and retaining customers, and measures customer service in terms of quality and timeliness in the delivery of services.

RELATIONSHIP WITH FIDELITY NATIONAL FINANCIAL, INC.

    The Company has a relationship with FNFI, resulting from FNFI's involvement in the organization and growth of the Company, FNFI's equity ownership position in the Company and existing business and contractual relationships between the two companies. The Company's principal subsidiary, ATC, was a wholly owned subsidiary of FNFI until July 1, 1997, when the Company acquired 60% of ATC's outstanding common stock. As a result of the Reorganization, FNFI will own approximately 43% of the outstanding Common Stock of the Company prior to this offering. See "Reorganization" and "Principal Shareholders."

    Operationally, the Company and FNTIC, a subsidiary of FNFI, continue to have a close working relationship. FNTIC and ATC have entered into an Issuing Agency Agreement pursuant to which ATC has agreed that until June 30, 2002 it will act exclusively as an agent for FNTIC with respect to the procurement of title insurance policies in 14 selected counties in California and Arizona, subject to certain exceptions. This exclusive arrangement does not apply to other counties into which the Company may expand in the future. Under the Issuing Agency Agreement, in addition to furnishing title insurance products and services, FNTIC provides a wide variety of administrative services for ATC, including accounting, legal and human resources services. ATC pays FNTIC a management fee of 1% of gross premiums for these services. This administrative services arrangement is terminable by ATC upon 90 days notice to FNTIC.

ACQUISITION OF NATIONAL

    ATC has agreed to purchase all of the outstanding capital stock of National from a subsidiary of FNFI for a purchase price of $3.25 million, payable $1.25 million in cash and the remainder with interest at 10% over five years. The Company intends to pay the purchase price with the proceeds of this offering. See "Use of Proceeds." The closing of this acquisition is currently awaiting, and is conditioned upon, approval from the New York State Department of Insurance. See "Risk Factors--Risks Associated with the Acquisition of National."

    National is a title insurance underwriter, licensed to issue title insurance in the State of New York and 34 other states and the U.S. Virgin Islands. National does not currently underwrite title insurance policies through direct operations or agency relationships and the Company will be required to commit resources to establish direct operations and agency relationships in order to realize the benefits of this acquisition.

    The primary purpose of the acquisition is to acquire an underwriter, which will enable the Company to generate underwriting fees and permit the Company to expand geographically into counties and states in which the Company is not presently licensed. The Company believes this expansion can be accomplished more quickly and cost-effectively through the acquisition than through other means. The Company also believes that the acquisition will expand the business opportunities for its current and potential employees and affiliates, which will aid in the Company's recruitment efforts, and will permit the Company to generate additional revenue by writing title insurance policies in those geographic areas which are not covered by ATC's exclusive agency arrangement with FNTIC. See "Relationship with Fidelity National Financial, Inc."

COMPETITION

    The title insurance industry is highly competitive in the attraction and retention of customers and independent agents. The number of competing companies and the size of such companies varies in the different geographic areas in which the Company conducts its business. Generally, the Company is in competition with many other title insurers and agents, with the most effective competition coming from companies which possess greater capital resources. Approximately 4,800 title companies, less than 150 of which are underwriters, are members of the American Land Title Association, the title insurance industry's national trade association.

    The title insurance industry, however is heavily concentrated; for example, it is estimated that the seven largest title insurance underwriters, either directly or through their agents, accounted for approximately 89% of the policy premium revenue in the United States in 1997. In the Company's principal markets, competitors currently include direct operations and agents of the title insurance subsidiaries of FNFI, Chicago Title Corporation, The First American Financial Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous independent agency operations at the local level. The Company may also face competition from entrants into the industry and the markets it plans to service.

    The industry for escrow and other real estate related services provided by the Company is also highly competitive and extremely fragmented. The Company's competition with respect to such services includes not only other title underwriters and title agents in the insurance industry, but also companies, both local and national, that specialize in the provision of a particular service.

    Because the parties to a real estate transaction are usually concerned with time schedules and costs associated with delays in closing the transaction, competition is based primarily on the quality and timeliness of service. The Company believes that its competitive position is enhanced by its quality customer service. The Company believes that the price of title insurance is typically not an important competitive factor.

GOVERNMENT REGULATION

    Title companies, including underwriters, underwritten title companies and independent agents, are subject to regulation under applicable state laws. As an agent, the Company is subject to regulation in California and Arizona. Such regulations include licensing requirements for the counties in which the Company operates, and regulations relating to minimum levels of net worth and working capital. Upon acquiring National, the Company will become subject to regulation by the New York Department of Insurance and the regulatory requirements of those states in which National is licensed to do business.

    The laws of most states in which the Company presently transacts or will transact business establish supervisory agencies with broad administrative powers relating to issuing and revoking licenses to transact business, licensing agents, approving policy forms, regulatory accounting principles, financial practices, establishing reserve and capital and surplus requirements, defining suitable investments for reserves, capital and surplus and approving rate schedules.


    Current regulations require that ATC maintain a minimum net worth of $400,000 and that Santa Barbara Title Company maintain a minimum net worth of $120,000. The net worth of ATC was $10.4 million as of December 31, 1997, and $14.0 million as of June 30, 1998. The net worth of Santa Barbara Title Company was $380,000 as of December 31, 1997 and $295,000 as of June 30, 1998.


    As a condition to continued authority to issue policies in the states in which the ATC conducts its business, ATC is required to pay certain fees and file information regarding its officers, directors and financial condition.

EMPLOYEES


    As of September 30, 1998, the Company, including its subsidiaries, had 871 full-time employees. The Company believes its success depends significantly on attracting and retaining talented and experienced personnel. The Company locates and recruits its personnel primarily through personal contacts in the industry, and the Company's executive officers are actively involved in the recruitment process. The

Company offers competitive packages of base and incentive compensation and benefits in order to attract and motivate its employees. The Company believes that its relations with employees are good.

PROPERTIES


    The Company's executive offices are located in Irvine, California. All offices of the Company are leased except for an approximately 11,000 square foot branch office in Phoenix, Arizona, which the Company owns. This property was acquired with the proceeds of a $472,500 note that bears interest at the institution's prime lending rate and is due in full in December 1999. The note is collateralized by a deed of trust on the Phoenix, Arizona property. The Company believes that its facilities are adequate for its current level of operations.


LEGAL PROCEEDINGS

    The Company in the ordinary course of business is subject to claims made under, and from time to time is named as defendants in legal proceedings relating to, policies of insurance it has issued or other services performed on behalf of insured policyholders and other customers. The Company also is involved from time to time in routine litigation incidental to the conduct of its business, apart from claims made under title insurance policies. There are currently no material pending litigation proceedings to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

    The following table sets forth certain information regarding the Company's directors and executive officers.


NAME                                              AGE                                 POSITION
--------------------------------------------      ---      --------------------------------------------------------------
William P. Foley, II........................          53   Chairman of the Board of Directors
Michael C. Lowther..........................          56   Chief Executive Officer and Director
Wayne D. Diaz...............................          50   President and Director
Carl A. Strunk..............................          60   Executive Vice President and Chief Financial Officer
Dennis R. Duffy.............................          55   Executive Vice President and Director
Barbara A. Ferguson.........................          42   Executive Vice President and Director
M'Liss Jones Kane...........................          45   Executive Vice President, Secretary and General Counsel
Bruce Elieff(1)(2)..........................      42       Director
Robert Majorino(1)(2).......................      49       Director


------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    All directors hold office until the next annual meeting of shareholders or the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. There are no family relationships among any of the Company's directors or executive officers.

    The business experience, principal occupations and employment, as well as periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.


    WILLIAM P. FOLEY, II joined the Company as its Chairman of the Board in June 1997. He has been Chairman of the Board of ATC since 1996. Mr. Foley is the Chairman of the Board and Chief Executive Officer of FNFI and has been since its formation in 1984. Mr. Foley was President of FNFI from its formation in 1984 until December 31, 1994. Mr. Foley is currently serving as Chairman of the Board and Chief Executive Officer of CKE Restaurants, Inc., as Chairman of the Board of Rally's Hamburgers, Inc., Checkers Drive-In Restaurants, Inc., Santa Barbara Restaurant Group, Inc., and Star Buffet, Inc. Additionally, he is a member of the Board of Directors of Data Works Corporation, Fresh Foods, Inc. and Micro General Corporation.


    MICHAEL C. LOWTHER has been Chief Executive Officer and a director of the Company since its formation in November 1996, and of ATC since 1995. For approximately 15 years prior to joining ATC, Mr. Lowther served as Chairman of the Board and Chief Executive Officer of World Title Company which he co-founded in 1980. He has 34 years of experience in the title industry.

    WAYNE D. DIAZ has been President and a director of the Company since its formation. During the five years prior to joining the Company, Mr. Diaz held the position of Executive Vice President of FNTIC. Mr. Diaz has 18 years of experience in the title industry.


    CARL A. STRUNK joined the Company as its Executive Vice President and Chief Financial Officer in August 1998. Mr. Strunk has been the Executive Vice President and Chief Financial Officer of CKE Restaurants, Inc. since February 1997. Mr. Strunk is the Executive Vice President/Finance for FNFI and Santa Barbara Restaurant Group, Inc. and has been with FNFI since 1992 and Santa Barbara Restaurant Group, Inc. since December 1997. Mr. Strunk previously served as President of Land Resources Corporation from 1986 to 1991. Mr. Strunk is a Certified Public Accountant and is also a member of the Board of Directors of Micro General Corporation.


    DENNIS R. DUFFY has held his position of Executive Vice President and director of the Company since 1996, and has over 30 years of experience in the title industry. From 1995 to 1996, he was Regional Vice President--Operations of Gateway Title Company. Mr. Duffy was the owner of Duffy's Pacific Enterprises, a property management company, from 1993 to 1995. From 1985 to 1993, Mr. Duffy was affiliated with a wholly-owned subsidiary of SAFECO, initially as President, and subsequently as a consultant. Prior to that time, he worked in various management positions with both Title Insurance and Trust Company (TICOR) and SAFECO.

    BARBARA A. FERGUSON joined the Company in August 1997 as Executive Vice President and a director. From 1988 to 1997, Ms. Ferguson held various positions with FNTIC, including Trust Accounting Manager, Banking Administrator, and Senior Vice President and Manager of two separate divisions.


    M'LISS JONES KANE was appointed Executive Vice President, General Counsel and Secretary of the Company in August 1998 and has served as Senior Vice President, General Counsel and Secretary of ATC since July 1998. Ms. Kane has held various positions with FNFI since March 1995. She has been Senior Vice President since March 1995 and Corporate Secretary since April 1995. Ms. Kane also held the position of Corporate Counsel until September 1997, at which time she was appointed as General Counsel of FNFI. From March 1990 to March 1995, Ms. Kane served as the Vice President and General Counsel of SPI Pharmaceuticals, Inc. and ICN Biomedicals, Inc., affiliates of ICN Pharmaceuticals, Inc. From February 1988 to March 1990, Ms. Kane was the Senior Vice President, Corporate Counsel and Secretary for Countrywide Credit Industries, Inc. Ms. Kane has also served as Senior Vice President and Corporate Counsel for ICN Pharmaceuticals, Inc.


    BRUCE ELIEFF was elected to the Company's Board of Directors in August 1998. Mr. Elieff is a principal of Sun Cal Companies, a real estate development firm located in Southern California. He has held this position since 1977.


    ROBERT L. MAJORINO was appointed to the Company's Board of Directors in August 1998. Mr. Majorino is currently President and serves on the Board of Directors of G.E.M.M.M. Corporation, a residential real estate brokerage located in Southern California, which position he has held since 1993. Prior to that time, he was the owner of Century 21 Ambassador Realty, a residential real estate brokerage company.


DIRECTOR COMPENSATION

    Directors who are not employees of the Company will be paid a fee of $2,000 per meeting they attend, plus reimbursement of reasonable expenses. Directors who are employees of the Company will not receive compensation for their services as directors.

EMPLOYMENT AGREEMENTS


    In August 1998, the Company entered into an employment agreement with each of Michael C. Lowther, Wayne D. Diaz, Dennis R. Duffy, and Barbara A. Ferguson. Each employment agreement provides for a three year term and a possible merit bonus granted at the sole discretion of the Board. The minimum base salary of Messrs. Lowther, Diaz and Duffy under their respective employment agreements is $260,000, $260,000 and $160,000, respectively. The minimum base salary for Ms. Ferguson under her employment agreement is $160,000.


    In the event of the termination of the employee by the Company without "cause," each employment agreement provides that the Company shall pay to the employee an amount equal to the product of the employee's minimum base salary in effect upon termination plus the total bonus paid or payable to the employee for the most recently ended calendar year multiplied by the greater of either the number of years remaining thereunder or two years.

    Upon termination of employment either by the employee or by the Company (in breach of the employment agreement or without cause) following a "change in control" of the Company, the employee would be entitled to receive (i) his or her full salary through the date of termination; and (ii) an amount equal to the product of the employee's minimum base salary in effect upon termination plus the total bonus paid or payable to the employee for the most recently ended calendar year multiplied by the greater of either the number of years remaining hereunder or two years. In addition, upon termination due to a "change in control," the employee is entitled to continue to participate in all employee benefit plans and programs in which such employee was entitled to participate prior to the date of termination provided that such continuation is possible under the terms of the plan or program for a period equal to either (i) the greater of the number of years remaining in the term of employment or (ii) two years. If, however, any payment required to be made by the Company to an employee upon termination due to a "change in control," constitutes a "parachute payment" (as defined in section 280G of the Internal Revenue Code), such payment shall be limited to the highest amount of such payment which can be paid without constituting a "parachute payment."

    The employee may only elect to terminate the employment agreement due to a "change in control" of the Company during the period commencing 60 days and expiring 365 days after such "change in control."

BOARD COMMITTEES

    The Board's Audit Committee will consist of Mr. Elieff and Mr. Majorino. The Audit Committee will meet periodically with management and the Company's independent accountants to review the results and scope of the audit and other services provided by the Company's independent auditors and the need for internal auditing procedures and the adequacy of internal controls.

    The Compensation Committee will consist of Mr. Elieff and Mr. Majorino. The Compensation Committee will establish salaries, incentives and other forms of compensation for officers, directors and certain key employees, administer the Company's various incentive compensation and benefit plans, including the Company's 1998 Stock Incentive Plan, and recommend policies relating to such plans.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation paid by the Company for the fiscal year ended December 31, 1997 to the Chief Executive Officer and executive officers of the Company whose annual compensation exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     ANNUAL
                                                                                 COMPENSATION(1)
                                                                              ---------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                                                     SALARY      BONUS    COMPENSATION
----------------------------------------------------------------------------  ----------  ---------  -------------
Michael C. Lowther, Chief Executive Officer.................................  $  200,568  $  87,703    $   3,150(2)
Wayne D. Diaz, President....................................................  $  195,000  $  87,703    $  15,711(3)
Dennis R. Duffy, Executive Vice President...................................  $  124,133  $  25,000    $   6,578(4)

------------------------

(1) Excludes perquisites and other personal benefits, securities and properties otherwise categorized as salary or bonuses which in the aggregate, for each of the named persons did not exceed the lesser of either $50,000 or 10% of the total annual salary reported for such person.

(2) Consists of $900 in premiums paid on a life insurance policy of which Mr. Lowther is the beneficiary and $2,250 in automobile allowance.

(3) Consists of $261 in premiums paid on a life insurance policy of which Mr. Diaz is the beneficiary, $8,700 in matching contributions made by FNFI pursuant to FNFI's employee stock purchase plan and $6,750 in automobile allowance.

(4) Consists of $578 in premiums paid on a life insurance policy of which Mr. Duffy is the beneficiary and $6,000 in automobile allowance.

STOCK OPTIONS

    The Company did not grant stock options to any Named Executive Officer during fiscal year ended December 31, 1997. None of the Named Executive Officers exercised or held stock options during the fiscal year ended December 31, 1997.

STOCK INCENTIVE PLAN


    The Company's 1998 Stock Incentive Plan (the "Stock Incentive Plan") authorizes up to 650,000 shares of Common Stock, plus an additional 200,000 shares of Common Stock on the date of each annual meeting of shareholders, for issuance under the terms of the Stock Incentive Plan. The authorized number of shares is subject to adjustment in the event of stock splits, stock dividends or certain other similar changes in the capital structure of the Company. The Stock Incentive Plan provides for grants of "incentive stock options" as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and rights to purchase shares of Common Stock ("Purchase Rights"). Incentive stock options may be granted to officers and other employees of the Company and its subsidiaries and affiliates (including members of the Board of Directors if they are also employees). Nonqualified stock options and Purchase Rights may be granted to officers, employees, non-employee directors and officers, consultants and other service providers of the Company and its subsidiaries and affiliates.



    The Board of Directors, or a committee consisting of two or more members of the Board of Directors, will administer the Stock Incentive Plan (the "Administrator"). The Administrator has full power and authority to interpret the Stock Incentive Plan, select the recipients of options and Purchase Rights, determine and authorize the type, terms and conditions of, including vesting provisions, and the number of shares subject to, grants under the Stock Incentive Plan, and adopt, amend and rescind rules relating to the Stock Incentive Plan. The term of options may not exceed 10 years from the date of grant (5 years in the case of an incentive stock option granted from the date of grant (5 years in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of Common Stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of the Company). There is no minimum purchase price for shares of Common Stock purchased pursuant to a Purchase Right, and any such purchase price shall be determined by the Administrator. The maximum number of shares for which options or Purchase Rights may be granted to any one person during any one calendar year under the Stock Incentive Plan is 300,000. The aggregate fair market value of the Common Stock (determined as of the date of grant) with respect to which incentive stock options granted under the Stock Incentive Plan or any other stock option plan of the Company become exercisable for the first time by any optionee during any calendar year may not exceed $100,000.


    Except as otherwise provided by the Administrator, neither options nor Purchase Rights granted under the Stock Incentive Plan may be transferred other than by will or by the laws of descent and distribution. Shares purchased pursuant to Purchase Rights generally shall be restricted for a period of time, during which such shares may be repurchased by the Company, and therefore these shares may not be sold, assigned, pledged or transferred until such time as the Company no longer has the right to reacquire any such shares.


    In the event that the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company while the Stock Incentive Plan is in effect, appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to the Stock Incentive Plan, and the number and kind of shares and the price per share subject to outstanding incentive options, nonqualified the price per share subject to outstanding incentive options, nonqualified options and restricted shares in order to preserve, but not to increase, the benefits to persons then holding incentive options, nonqualified options or restricted shares.

    In the event of a Change of Control (as defined below) of the Company the time period relating to the exercise or realization of all outstanding options and Purchase Rights shall automatically accelerate immediately prior to the consummation of such Change of Control. For purposes of the Stock Incentive Plan, "Change in Control" means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (v) the approval by the stockholders of a plan or proposal for the liquidation or dissolution of the Company.


    The Board of Directors may alter, amend, suspend or terminate the Stock Incentive Plan at any time. Unless sooner terminated by the Board of Directors, the Stock Incentive Plan will terminate in 2008. Upon completion of this offering, the Company intends to grant options to purchase, subject to certain vesting requirements, an aggregate of 320,000 shares of Common Stock pursuant to the Stock Incentive Plan, at an exercise price per share equal to the initial public offering price, of which options to purchase an aggregate of 175,280 shares of Common Stock are to be granted to the following directors or executive officers of the Company:


                                                                                     NUMBER OF
NAME                                                                                  SHARES
----------------------------------------------------------------------------------  -----------
Michael C. Lowther................................................................      27,640
Wayne D. Diaz.....................................................................      27,640
Carl A. Strunk....................................................................      50,000
Dennis R. Duffy...................................................................      10,000
Barbara A. Ferguson...............................................................      10,000
M'Liss Jones Kane.................................................................      30,000
Bruce Elieff......................................................................      10,000
Robert Majorino...................................................................      10,000
                                                                                    -----------
                                                                                       175,280
                                                                                    -----------
                                                                                    -----------

INDEMNIFICATION OF DIRECTORS AND OFFICERS


    The Company's Articles of Incorporation provide that the liability of the Company's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Company for breach of a director's duties to the Company or its shareholders subject to certain limitations in Section 204 of the California Corporations Code described below.


    The Articles also provide that the Company is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Company's Bylaws or through agreements with such agents or both, for breach of duty to the Company and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

    Section 317 of the California Corporations Code provides that a corporation may indemnify an agent who is, or who is threatened to be made a party to any proceeding (as that term is defined therein) for actions taken in their corporate capacity upon a determination that such agent acted in good faith and in a manner which such agent believed to be in the best interest of the corporation. In addition, Section 317 provides for mandatory indemnification of an agent who is successful on the merits in defense of any such proceeding. Indemnification is prohibited under this section (with certain express exceptions) in any circumstance where it appears that it would be inconsistent with (i) any provision of the corporation's articles of incorporation or bylaws, any resolution of the shareholders or any agreement in effect at the time of the alleged cause of acton asserted in the proceeding; and (ii) any condition expressly imposed by a court in approving a settlement.



    In addition, the ability of a corporation to indemnify its agents and to eliminate the liability of a director for monetary damages is further limited by
Section 204 of the California Corporations Code which provides that a corporation may not provide for indemnification of agents or eliminate the liability of a director for monetary damages for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.


    The Bylaws of the Company provide for indemnification of the Company's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect to any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of the Company (present or past) who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested shareholders, or the court in which the suits is pending.

    The Company has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Company will indemnify, subject to certain requirements, each of the Company's directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services by such person as a director or officer of the Company, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Company.

    The above provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock and as adjusted to reflect the sale of Common Stock offered hereby, by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.


                                                                       PERCENT OF OUTSTANDING
                                                      SHARES             COMMON STOCK OWNED
                                                    BENEFICIALLY ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                OWNED      BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------  -----------  -----------------  ---------------
Fidelity National Financial, Inc..................   2,099,996(2)          42.7%            34.1%
William P. Foley, II..............................     332,904(3)           6.3%             5.1%
Michael C. Lowther................................     981,807(4)          19.9%            15.9%
Wayne D. Diaz.....................................     981,807(4)          19.9%            15.9%
Dennis R. Duffy...................................     104,124(5)           2.1%             1.7%
Barbara A. Ferguson...............................     154,653(5)           3.1%             2.6%
Bruce Elieff......................................       3,333(5)             *                *
Robert Majorino...................................       3,333(5)             *                *
All directors and executive officers as a group (9
  persons)........................................   2,587,226(6)          48.7%            39.5%


------------------------

*   Less than 1%.


(1) The address of each of Messrs. Foley, Lowther, Duffy and Diaz and Ms. Ferguson is 17911 Von Karman Avenue, Suite 200, Irvine, California 92614. The address for FNFI is 17911 Von Karman Avenue, Suite 300, Irvine, California 92614.



(2) Mr. Foley and Carol J. Foley beneficially own 18% of the common stock of FNFI including 1,155,510 shares subject to currently exercisable stock options. Mr. Richard Pickup beneficially owns 1,597,000 shares of the Common Stock of FNFI, or 6.8%.



(3) Consists solely of shares issuable under presently exercisable options. Mr. Foley is the Chairman of the Board of Directors and Chief Executive Officer of FNFI.



(4) Includes 9,213 shares issuable under options to become exercisable within 60 days.



(5) Includes 3,333 shares issuable under options to become exercisable within 60 days.



(6) Includes 391,329 shares issuable under options presently exercisable or to become exercisable within 60 days.

                              CERTAIN TRANSACTIONS

    The Company has a relationship with FNFI, resulting from FNFI's involvement in the organization and growth of the Company, FNFI's equity ownership position in the Company and existing business and contractual relationships between the two companies. Upon consummation of this offering (assuming no exercise of the Underwriters' over-allotment option) FNFI will own approximately 34.1% of the outstanding Common Stock of the Company. Mr. Foley, the Company's Chairman of the Board, is the Chairman of the Board and Chief Executive Officer and a principal shareholder of FNFI.


    In July 1997, the Company acquired 60% of the outstanding common stock of ATC from FNFI in exchange for $6.0 million. This price was negotiated between FNFI and the Company's founders, Messrs. Lowther, Diaz and Duffy, based on ATC's operations and financial results during 1996, on estimates of its growth potential at the time and on the estimated value of the infrastructure (including licenses) being acquired. FNFI acquired ATC in January 1996 for approximately $772,000.



    In August 1998, the Company agreed to acquire the remaining 40% of the outstanding common stock of ATC from FNFI in exchange for shares of Common Stock representing approximately 42.7% of the Company's outstanding shares. In connection with that exchange, the shareholders of the Company, other than FNFI, will assume approximately $1.2 million of Acquisition Debt from the Company, and the remaining unpaid balance of the Acquisition Debt, in the amount of approximately $3.5 million, will be repaid from the proceeds of a dividend to the Company from ATC. The price and economic terms of the Reorganization were based upon the agreement of the parties that a 42.7% interest in ANFI (40% fully diluted) is of equal value to a 40% interest in ATC. These terms were negotiated between officers of FNFI and Mr. Lowther, on behalf of the Company. The parties determined that FNFI's proportional interest in the dividend paid by ATC to ANFI (which FNFI would have shared absent the Reorganization), which dividend was utilized to repay certain ANFI indebtedness, is approximately equal to the value of the proportionate interest in ANFI subsidiaries, other than ATC, which FNFI acquires as a result of the Reorganization. Consummation of this transaction is subject to receipt of approval from the California Department of Insurance. See "Reorganization."



    In July 1997, the Company issued options to purchase 332,904 shares of Common Stock to William P. Foley, II, the Company's Chairman of the Board. The options are exercisable for a period of ten years at an exercise price of $0.66 per share.



    FNTIC, a subsidiary of FNFI, and ATC have entered into an Issuing Agency Agreement pursuant to which ATC has agreed that until June 30, 2002 it will act exclusively as an agent for FNTIC with respect to the procurement of title insurance policies in 14 selected counties in California and Arizona, subject to certain exceptions. FNTIC receives 11% of the title premium as consideration for underwriting the policies. ATC paid FNTIC approximately $4.1 million in 1997 and $3.0 million in the first six months of 1998 under this agreement. Under the Issuing Agency Agreement, FNTIC also provides a wide variety of administrative services for ATC, including accounting and legal and human resources services. ATC pays FNTIC a management fee of 1% of gross title premiums for these services. This administrative services arrangement is terminable by ATC upon 90 days prior notice to FNTIC. The amounts of administrative fees paid to FNTIC under this arrangement for 1997 and the first six months of 1998 were approximately $375,000 and $274,000, respectively. The Company reimburses subsidiaries of FNFI for expenses incurred on its behalf. Such reimbursements aggregated $1,184,136 in 1997.



    On March 16, 1998, ATC agreed to purchase all of the outstanding capital stock of National from a subsidiary of FNFI for a purchase price of $3.25 million, payable $1.25 million in cash and the remainder with interest at 10% over five years. This price had been offered by FNFI, and was accepted by the Company, based on the Board's belief that the price was fair in light of the amount of net assets to be acquired and the value of the insurance licenses held by National. Due to the affiliated nature of the parties, the terms of the agreement were not the result of an arm's length negotiation. The Company intends to pay the deferred portion of the purchase price in full upon the completion of this offering. See

"Use of Proceeds." When the acquisition is closed, National will be a wholly-owned subsidiary of ATC. The closing of this acquisition is currently awaiting, and is conditioned upon, approval from the New York State Department of Insurance. See "Business--Acquisition of National."


    After the closing, ATC will pay FNTIC a monthly management fee equal to 1% of total gross title premiums generated by the Company regardless of which underwriter is used. In addition, for a period of twenty four months following the closing, ATC will pay to FNTIC $8,333.33 per month for claims processing services, compliance with statutory reporting requirements and agency reporting services. After the closing FNFI will continue to manage National's investment portfolio for a fee equal to 1.67 basis points of the average investment balance managed for the immediately preceding month. With respect to Trustee Sale Guaranty commitments originated after the closing by ATC, ATC will be entitled to underwrite the first $100,000 of such commitments with National and FNTIC will reinsure the remaining portion of such commitment and pay FNTIC a fee equal to 6% of the gross policy premium. If ATC has FNTIC underwrite the entire commitment ATC will pay FNTIC a fee of 11% of the gross policy premium in connection with each Trustee Sale Guaranty policy. With respect to post closing non-Trustee Sale Guaranty commitments in a county where ATC is currently licensed, ATC will underwrite the entire commitment with FNTIC and pay a fee equal to 11% of the gross policy premium. With respect to post closing non-Trustee Sale Guaranty commitments by ATC in counties where ATC is not currently licensed, ATC will be able to elect to have National underwrite the first $50,000 of such commitment. FNTIC will then reinsure the remainder of the commitment and pay FNTIC a fee equal to 6% of the gross policy premium as a reinsurance fee. If ATC elects to have FNTIC underwrite the entire commitment ATC will pay a fee equal to 11% of the gross policy premium.


    On January 28, 1998, ATC and FNTIC entered into a sublease pursuant to which ATC subleases the Company's principal executive office from FNTIC. Such lease provides for monthly rental payments to FNTIC of $33,494 and expires on July 11, 2000.


    Messrs. Lowther, Diaz, and Duffy founded the Company in November 1996. In March 1997, the Company issued 976,093, 976,093, 100,791 and 151,320 shares of
Common Stock to Mr. Lowther, Mr. Diaz, Mr. Duffy, and Ms. Ferguson, respectively, for a purchase price of $.40 per share. These individuals purchased the shares with funds received from personal loans (the "Shareholder Loans"). The Company issued Common Stock to other employees of the Company in March 1997 on the same terms and conditions. In August 1997, the Company borrowed $6.0 million to refinance its then existing indebtedness of $4.8 million and to repay the Shareholder Loans. At that same time, Messrs. Lowther, Diaz and Duffy and Ms. Ferguson guaranteed, in the aggregate, approximately 34.5% of the Company's new $6.0 million loan. The new loan bears interest at the lender's prime rate.


    In August 1998, the Company entered into Indemnification Agreements with all of its directors and executive officers providing for indemnification rights in certain circumstances. See "Management-- Indemnification of Officers and Directors."

                          DESCRIPTION OF CAPITAL STOCK

    The following description of the Company's capital stock and selected provisions of its Articles of Incorporation and Bylaws is a summary and is qualified in its entirety by the Company's Articles of Incorporation and Bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    The Company is authorized to issue 50,000,000 shares of Common Stock, no par value. Shareholders have no preemptive rights and no right to convert their Common Stock into any other securities. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, except that holders of Common Stock are entitled to cumulative voting with respect to the election of directors upon giving notice as required by law. In cumulative voting, the holders of Common Stock are entitled to cast for each share held the number of votes equal to the number of directors to be elected. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares are, and all shares to be sold and issued as contemplated hereby will be, fully paid and nonassessable and legally issued. The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's charter and without shareholder action. As of August 21, 1998 there were 2,817,100 shares of Common Stock outstanding held by 25 holders of record.

PREFERRED STOCK

    The Company's authorized preferred stock consists of 5,000,000 shares, no par value (the "Preferred Stock"). The Board of Directors has the authority, without further action by the shareholders, to issue from time to time shares of Preferred Stock in one or more series and to fix the dividend rights and terms, conversion rights, voting rights (whole, limited or none), redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, could make it more difficult for a third party to gain control of the Company. Such issuance of Preferred Stock could also adversely affect the distributions on and liquidation preference of the Common Stock by creating more series of Preferred Stock with distribution or liquidation preferences senior to the Common Stock. No shares of Preferred Stock are currently outstanding and the Company currently has no plans or proposals to issue any Preferred Stock.

TRANSFER AGENT


    The Transfer Agent for the Company's Common Stock is U.S. Stock Transfer Corporation, Glendale, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have 6,167,096 shares of Common Stock outstanding (excluding approximately 652,904 shares of Common Stock issuable upon exercise of outstanding stock options). The 1,250,000 shares sold by the Company in the offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company within the meaning of Rule 144 adopted under the Securities Act. Any such affiliate would be subject to the resale limitations of Rule 144.

    The remaining shares of outstanding Common Stock are "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of a registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144. In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated for purposes of Rule 144) who has beneficially owned "restricted securities," as that term is defined in Rule 144, for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale, provided that certain public information about the Company, as required by Rule 144, is then available and the seller complies with the manner of sale and notification requirements of the rule. A person who is not an affiliate and has not been an affiliate within three months prior to the sale and has, together with any previous owners who were not affiliates, beneficially owned restricted securities for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations described above. None of the Restricted Shares are presently eligible for sale upon compliance with Rule 144(k).


    The officers, directors and substantially all shareholders of the Company have agreed not to sell or otherwise transfer any shares of Common Stock, or any securities convertible into or exercisable for shares of Common Stock, for the 180 days following the date of the Underwriting Agreement without the consent of the Representative on behalf of the Underwriters. In addition, for the next 180 days such persons have also agreed not to sell or otherwise transfer shares of Common Stock in excess of the amounts eligible for sale under Rule 144 and in any event to effectuate any such sales or dispositions through Cruttenden Roth Incorporated.


    No predictions can be made of the effect, if any, that future sales of shares of Common Stock, and grants of options to acquire shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market prices of the Common Stock. See "Principal Shareholders," "Description of Securities" and "Underwriting."

                                  UNDERWRITING

    Upon the terms and subject to the conditions set forth in an underwriting agreement (the "Underwriting Agreement), the Underwriters named below, for whom Cruttenden Roth Incorporated is acting as manager and representative (the "Representative"), have severally agreed to purchase from the Company an aggregate of 1,250,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Cruttenden Roth Incorporated.....................................................

                                                                                   ----------
  Total..........................................................................   1,250,000
                                                                                   ----------
                                                                                   ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the overallotment option described below) must be so purchased.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the coverage page of this Prospectus and to certain dealers (who may include the Underwriters) at
such price less a concession not to exceed $.    per share. The Underwriters may
allow, and such dealers may reallow, a concession not to exceed $.    per share
to any other Underwriter and certain other dealers. After the initial public distribution of the shares offered hereby, the offering price and other selling terms may be changed by the Representative. The Representative has advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary control.

    The Company has granted to the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to an aggregate of 187,500 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. Such option may be exercised solely for the purpose of converting overallotments, if any, in connection with the offering of the shares offered hereby. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of additional shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

    The offering of the shares offered hereby is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    The Company has agreed to pay the Representative a nonaccountable expense allowance of 2% of the gross proceeds of the offering to cover certain underwriting costs and due diligence expenses related to this offering and to sell to the Representative for nominal consideration the Representative's Warrants to purchase from the Company up to 125,000 shares of Common Stock (subject to certain antidilution adjustments) at an exercise price per share equal to 120% of the initial public offering price per share. The exercise price may be paid in cash or on a cashless net issuance basis by foregoing receipt of a number of shares otherwise issuable upon exercise having a fair market value equal to the aggregate exercise price. The Representative's Warrants will be exercisable for a period beginning one year from the date of this Prospectus until five years from the date of this Prospectus. The Representative's Warrants may not be sold, transferred, assigned, pledged or hypothecated by the Representative for a period of one year from the date of issuance except to officers and partners of the Representative, the Underwriters or officers and partners of the Underwriters. In addition, the Company has granted certain demand and piggyback registration rights to the holders of the Representative's Warrants, which enable them to register the resale of the Common Stock underlying the Representative's Warrants under the Securities Act.

    The Company, all directors and executive officers of the Company, and certain stockholders and option holders of the Company have agreed that, without the prior written consent of the Representative, they will not, with certain limited exceptions, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, for a period of 180 days after the Effective Date, other than the shares of Common Stock offered hereby. See "Shares Eligible for Future Sale."

    In connection with this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase shares of Common Stock for the purpose of stabilizing the market price for shares of Common Stock. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with this offering than they are committed to purchase from the Company and in such case may purchase shares of Common Stock in the open market following the completion of this offering to cover all or a portion of the shares of Common Stock or by exercising the Underwriters' over-allotment option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the other Underwriters whereby it may reclaim for an Underwriter (or a dealer participating in this offering) for the account of the other Underwriters, the selling concession with respect to shares of Common Stock that are distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, may be discontinued at any time.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock offered hereby has been determined by negotiation between the Company and the Representative. Among the factors considered in determining the initial public offering price were prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the history of and prospects for the Company's business and the industry in which it competes, the Company's management and other factors deemed relevant.

    FNFI beneficially owns 2,099,996 shares of Common Stock, or approximately 43% of the outstanding shares of the Company, as well as more than 10% of the outstanding common stock of Cruttenden Roth Incorporated. Under the Bylaws of the NASD, when a member of the NASD, such as the Underwriter, participates in the public distribution of securities of a company in which it or its affiliates own 10% or more of the outstanding voting securities, and where there is no "bona fide independent market" for such securities, the public offering price can be no higher than recommended by a qualified independent underwriter. The
independent investment banking firm of                     , which may
participate as a member of the selling group in this offering (but will offer for sale more than 10% of the Common Stock offered hereby), has recommended a
maximum initial public offering price of $       per share.
performed its "due diligence" with respect to the information contained in the registration statement of which this Prospectus is a part. The NASD and the Securities and Exchange Commission have indicated that, in their view, may be deemed to be an underwriter as that term is defined in the Securities Act.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Rutan & Tucker, LLP, Costa Mesa, California. Certain matters in connection with the sale of Common Stock offered hereby will be passed on for the Underwriters by Stradling Yocca Carlson & Rauth, Newport Beach, California.

                                    EXPERTS

    The consolidated financial statements of American National Financial, Inc. as of and for the year ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


    The balance sheet of ANFI Predecessor as of December 31, 1996, and the related statements of combined operations for each of the years in the two-year period ended December 31, 1996 and for the six-month period ended June 30, 1997, and the statements of shareholder's equity and cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. While all material elements of the contracts and documents referenced in this Prospectus are contained herein, statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of such contract or other document which is filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 50 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may be obtained from the Commission at its principal office in Washington, D.C. upon the payment of the charges prescribed by the Commission.

    The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The Commission's address on the World Wide Web is http://www.sec.gov.

    The Company intends to distribute to its shareholders annual reports containing financial statements audited by the Company's independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                         INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS FOR
  AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES



                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Consolidated Balance Sheet at December 31, 1997............................................................         F-3

Consolidated Statement of Operations for the Year Ended December 31, 1997..................................         F-4

Consolidated Statement of Cash Flows for the Year Ended December 31, 1997..................................         F-5

Consolidated Statement of Shareholders' Equity for the Year Ended December 31, 1997........................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7


FINANCIAL STATEMENTS FOR
  ANFI PREDECESSOR (NOTE 1)


Independent Auditors' Report.........................................................       F-16

Balance Sheet at December 31, 1996...................................................       F-17

Statements of Combined Operations for the Years Ended December 31, 1995 and 1996 and
  for the six months ended June 30, 1997.............................................       F-18

Statement of Shareholder's Equity for the Year Ended December 31, 1996 and for the
  six months ended June 30, 1997.....................................................       F-19

Statement of Cash Flows for the Year Ended December 31, 1996 and for the six months
  ended June 30, 1997................................................................       F-20

Notes to Financial Statements........................................................       F-21


UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR
  AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES


Condensed Consolidated Balance Sheet at June 30, 1998 (unaudited)....................       F-27

Condensed Consolidated Statement of Operations for the Six Months Ended June 30, 1998
  (unaudited)........................................................................       F-28

Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 1998
  (unaudited)........................................................................       F-29

Notes to Condensed Consolidated Financial Statements (unaudited).....................       F-30

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American National Financial, Inc.:

    We have audited the consolidated balance sheet of American National Financial, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American National Financial, Inc and subsidiaries as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Orange County, California
August 26, 1998

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET


                                                                                                      DECEMBER 31,
                                                                                                          1997
                                                                                                      ------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................................   $7,223,635
  Accounts receivable, net of an allowance for doubtful accounts of $1,100,449......................    6,809,177
  Deferred income taxes.............................................................................      832,732
  Prepaid expenses and other current assets.........................................................      903,002
                                                                                                      ------------
      Total current assets..........................................................................   15,768,546
  Property and equipment, net.......................................................................    2,723,670
  Title plants......................................................................................      815,310
  Deposits with Insurance Commissioner..............................................................      105,000
  Intangibles, net of accumulated amortization of $257,349..........................................    2,952,417
                                                                                                      ------------
      Total assets..................................................................................   $22,364,943
                                                                                                      ------------
                                                                                                      ------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................................................   $1,958,813
  Other accrued expenses, including $587,750 to affiliate...........................................    3,403,219
  Customer advances.................................................................................    1,155,536
  Current portion of long-term debt.................................................................      936,672
  Current portion of obligations under capital leases with affiliates...............................      660,176
  Income taxes payable..............................................................................    1,195,581
  Due to affiliate..................................................................................    1,411,170
                                                                                                      ------------
      Total current liabilities.....................................................................   10,721,167
Long-term debt......................................................................................    5,535,828
Obligations under capital leases with affiliates....................................................    1,411,001
                                                                                                      ------------
      Total liabilities.............................................................................   17,667,996
Minority interest in consolidated subsidiary........................................................    3,574,100
Shareholders' equity:
  Preferred stock, no par value, authorized, 5,000,000 shares;
    issued and outstanding, none....................................................................       --
  Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding, 2,910,416
    shares..........................................................................................       --
  Additional paid in capital........................................................................       --
  Retained earnings.................................................................................    1,122,847
                                                                                                      ------------
      Total shareholders' equity....................................................................    1,122,847
                                                                                                      ------------
      Total liabilities and shareholders' equity....................................................   $22,364,943
                                                                                                      ------------
                                                                                                      ------------


          See accompanying notes to consolidated financial statements.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenues:
  Gross title insurance premiums...................................................................  $  20,640,707
  Escrow fees......................................................................................      7,352,399
  Other service charges............................................................................      5,532,203
                                                                                                     -------------
    Total revenues.................................................................................     33,525,309
                                                                                                     -------------
Expenses:
  Personnel costs..................................................................................     16,185,144
  Other operating expenses, includes $1,184,136 with affiliate.....................................      8,083,626
  Fees to affiliated underwriters..................................................................      2,614,410
  Title plant rent and maintenance.................................................................      2,664,201
                                                                                                     -------------
    Total expenses.................................................................................     29,547,381
                                                                                                     -------------
Earnings before income taxes and minority interest in net earnings of consolidated subsidiary......      3,977,928
Provision for income taxes.........................................................................      1,774,417
                                                                                                     -------------
Earnings before minority interest in net earnings of consolidated
  subsidiary.......................................................................................      2,203,511
Minority interest in net earnings of consolidated subsidiary.......................................     (1,080,664)
                                                                                                     -------------
Net earnings.......................................................................................  $   1,122,847
                                                                                                     -------------
                                                                                                     -------------
Basic and diluted net earnings per share...........................................................  $        0.38

          See accompanying notes to consolidated financial statements.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


Cash flows from operating activities:
  Net earnings..................................................................  $  1,122,847
  Adjustments to reconcile net earnings to cash provided by operating activities:
    Depreciation and amortization...............................................       644,720
    Minority interest in net income of consolidated subsidiary..................     1,080,664
    Changes in:
      Accounts receivable, net..................................................    (2,493,048)
      Prepaid expenses and other assets.........................................        94,379
      Income taxes..............................................................       341,909
      Accounts payable and other accrued expenses...............................     2,156,510
      Customer advances.........................................................      (340,140)
      Due to affiliate..........................................................       233,544
                                                                                  ------------
          Total cash provided by operating activities...........................     2,841,385
                                                                                  ------------
Cash flows from investing activities:
  Collection of notes receivable................................................        27,844
  Purchases of property and equipment...........................................      (999,087)
  Acquisition of consolidated subsidiary, net of cash acquired..................      (816,584)
                                                                                  ------------
          Total cash used in investing activities...............................    (1,787,827)
                                                                                  ------------
Cash flows from financing activities:
  Borrowings....................................................................     6,472,500
  Payments under capital lease obligations......................................      (302,423)
                                                                                  ------------
          Total cash provided in financing activities...........................     6,170,077
                                                                                  ------------
          Increase in cash and cash equivalents.................................     7,223,635
Cash and cash equivalents at beginning of year..................................            --
                                                                                  ------------
Cash and cash equivalents at end of year........................................  $  7,223,635
                                                                                  ------------
                                                                                  ------------
Supplemental disclosure of cash flow information:
  Cash paid during the year:
    Interest....................................................................  $    473,285
    Income taxes................................................................     1,885,105
                                                                                  ------------
                                                                                  ------------


          See accompanying notes to consolidated financial statements.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997


                                                         COMMON STOCK         ADDITIONAL                      TOTAL
                                                    -----------------------     PAID IN       RETAINED    SHAREHOLDERS'
                                                      SHARES      AMOUNT        CAPITAL       EARNINGS       EQUITY
                                                    ----------  -----------  -------------  ------------  -------------
Balance, December 31, 1996........................          --   $      --     $      --    $         --   $        --
Issuance of common stock..........................   3,026,400          --            --              --            --
Forfeiture of common stock issued.................    (115,984)         --            --              --            --
Net earnings......................................          --          --            --       1,122,847     1,122,847
                                                    ----------       -----         -----    ------------  -------------
Balance, December 31, 1997........................   2,910,416   $      --     $      --    $  1,122,847   $ 1,122,847
                                                    ----------       -----         -----    ------------  -------------
                                                    ----------       -----         -----    ------------  -------------


          See accompanying notes to consolidated financial statements.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) DESCRIPTION OF BUSINESS

    American National Financial, Inc., formerly ATC Holdings, Inc., was incorporated in the state of California in November 1996 as a holding company for certain investments in title and real estate related service companies. In March 1997, 3,026,400 of shares were issued to founding shareholders. Prior to 1997, American National Financial, Inc. and subsidiaries (collectively, "the Company") had substantially no operations. In April, 1997, the Company received $6,000,000 in proceeds from the issuance of short-term notes payable, of which $870,000 was due to certain members of management and the remainder was due to a financial institution, in connection with an agreement with Fidelity National Financial, Inc. ("FNFI") to acquire a 60% interest in American Title Company ("ATC"). Upon consummation of the sale in July 1997, the Company paid FNFI $6,000,000 for the 60% interest in ATC. In August 1997, the Company refinanced all of the debt issued in April 1997.

    The Company's principal operations are those of ATC. ATC is an underwritten title company in the state of California and is engaged in the business of providing title insurance services and other related services in connection with real estate transactions. The Company operates throughout California and in Maricopa County, Arizona. ATC functions as an exclusive agent of Fidelity National Title Insurance Company ("FNTIC"), an affiliate and a wholly owned subsidiary of FNFI. Title insurance policies are underwritten by FNTIC for an underwriting fee. The underwriting agreement generally provides that ATC is liable under any single policy for only the first $5,000 of losses. As a result of the July 1997 transaction with the Company, FNFI agreed to make no claim on ATC for claims arising from policies written prior to January 1, 1997.

    The Company's other subsidiaries include Nations Title Insurance of Arizona, Inc.; Landmark REO Management Services, Inc.; American Document Services, Inc.; West Point Appraisal, Inc.; West Point Properties, Inc. and West Point Support Services, Inc.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All material intercompany profits, transactions and balances have been eliminated.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, highly liquid instruments purchased with original maturities of three months or less are considered cash equivalents. The carrying amounts reported in the consolidated balance sheet for these instruments approximate their fair value.

    ACCOUNTS RECEIVABLE

    The carrying amounts reported in the consolidated balance sheet for accounts receivable approximate their fair value. Accounts receivable is reported net of allowance for doubtful accounts which represents management's estimates of those balances that are uncollectible as of the balance sheet date.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997 (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost, less depreciation and amortization. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets which range from three to 30 years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets.

    TITLE PLANT

    Title plant is historical title information organized and maintained for use in performing title searches. The December 31, 1997 title plant balance relates to a capital lease. See note 9. Costs incurred to maintain, update and operate title plants are expensed as incurred. Title plant is not amortized as it is considered to have an indefinite life if maintained.

    INTANGIBLES

    Intangible assets include acquired licenses to operate within various counties and the cost in excess of net assets acquired in connection with the ATC acquisition. Intangibles are amortized on a straight-line basis over a composite life of 25 years. Impairment of intangible assets is monitored on a continual basis and is assessed based on an analysis of the cash flows generated by the underlying assets. No impairment of intangible assets has been recognized.

    CAPITAL LEASE OBLIGATION

    Capital lease obligation with affiliates is recorded at the present value of the minimum lease payments at the beginning of the lease term. The monthly payments under the leases are allocated between a reduction of the obligation and interest expense so as to produce a constant periodic rate of interest on the remaining balance of the obligation.

    REVENUE RECOGNITION


    Title insurance premiums, escrow fees and other service charges are recognized as revenue at the time of closing of the related real estate transaction. Premiums from title policies written are presented at their gross amount on the accompanying consolidated statements of operations, and the portion of this premium that is remitted to the underwriter is reflected as fees to affiliated underwriters.



    EXPENSES AND CLAIM LOSSES



    Expenses are recognized when incurred. A provision for claim losses on title policies is provided at the time of closing of the related real estate transaction to cover anticipated losses up to $5,000 per policy under the underwriting agreement with FNTIC.


    INCOME TAXES

    Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997 (CONTINUED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the consolidated financial statements in the period enacted.

    EARNINGS PER SHARE

    Basic earnings per share is computed by dividing net earnings available to common shareholders by the weighted average number of common shares outstanding during the period. Dilutive earnings per share is calculated by dividing net earnings available to common shareholders plus the assumed conversions by dilutive potential securities. The Company has granted certain options which have been treated as common share equivalents for purposes of calculating diluted earnings per share. The number of weighted average shares outstanding used in both basic and diluted earnings per share was 2,971,983, as the options granted during 1997 are not in the money and therefore are antidilutive at December 31, 1997.

    MANAGEMENT ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3) ACQUISITION

    On July 1, 1997, the Company acquired 60% of the outstanding stock of ATC for a purchase price of $6 million. The $6 million purchase price was paid in cash and financed by a bank loan in the same amount. This transaction has been accounted for as a purchase. Accordingly, assets and liabilities of ATC have been reflected at their fair values at the date of acquisition for the 60% of outstanding stock acquired and at historical cost for the 40% minority interest. The earnings of ATC have been included in the accompanying consolidated statement of operations since July 1, 1997, for the Company's 60% ownership interest. See note 12.

    Assets and liabilities of ATC at acquisition were as follows:

Cash and cash equivalents......................................................  $   5,288,000
Accounts receivable............................................................      4,316,129
Other Assets...................................................................      1,583,107
                                                                                 -------------
                                                                                 -------------

Amounts due to affiliates......................................................      1,178,000
Payables and accrued expenses assumed at fair value............................      4,100,000
                                                                                 -------------
                                                                                 -------------

    Intangibles resulting from the 60% acquisition amounted to $2,460,000 and are being amortized over a composite life of 25 years.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997 (CONTINUED)

(3) ACQUISITION (CONTINUED)

    Selected unaudited pro forma combined results of operations for the year ended December 31, 1997, assuming that the acquisition of 60% of ATC occurred on January 1, 1997 is presented as follows:



Total revenue..................................................  $ 58,666,458
Net earnings...................................................     1,476,324

Basic and diluted earnings per share...........................           .49



(4) PROPERTY AND EQUIPMENT


    Property and equipment consists of the following as of December 31, 1997:

Furniture, fixtures and equipment...............................  $  2,044,598
Leasehold improvements..........................................       429,406
Office building.................................................       667,888
                                                                  ------------
                                                                     3,141,892
Accumulated depreciation and amortization.......................      (418,222)
                                                                  ------------
                                                                  $  2,723,670
                                                                  ------------
                                                                  ------------

(5) INCOME TAXES

    Income tax expense (benefit) for year ended December 31, 1997 consists of the following:

                                                       ---------------------------------------
                                                         CURRENT      DEFERRED       TOTAL
                                                       ------------  -----------  ------------
Federal..............................................  $  1,608,578  $  (240,469) $  1,368,109
State and local......................................  $    476,756  $   (70,448) $    406,308
                                                       ------------  -----------  ------------
                                                       $  2,085,334  $  (310,917) $  1,774,417
                                                       ------------  -----------  ------------
                                                       ------------  -----------  ------------

    The effective tax rate for the period reported differs from the Federal statutory income tax rate as follows:

Statutory Federal income tax rate...................................       35.0%
Non-deductible meals and entertainment..............................        1.8
Amortization of intangibles.........................................        1.6
State taxes, net of Federal benefit.................................        6.6
Other...............................................................        (.4)
                                                                      ---------
                                                                           44.6%
                                                                      ---------
                                                                      ---------

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997 (CONTINUED)

(5) INCOME TAXES (CONTINUED)
    The deferred tax assets and liabilities at December 31, 1997 consist of the following:

                                                                   DEFERRED TAX  DEFERRED TAX
                                                                      ASSETS      LIABILITIES
                                                                   ------------  -------------
Excess state income tax..........................................   $   44,302   $    --
Excess book over tax provision for bad debts.....................      440,178        --
Employee benefit and vacation accruals...........................      701,925        --
Excess tax depreciation over book................................       --             (24,239)
Other............................................................       --            (329,434)
                                                                   ------------  -------------
Total deferred taxes.............................................   $1,186,405   $    (353,673)
                                                                   ------------  -------------
                                                                   ------------  -------------

    Based upon the Company's current and historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of its existing deferred tax assets. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. However, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

(6) NOTES PAYABLE


    The Company has a $6,000,000 note payable to a financial institution that bears interest at the institution's prime lending rate (8.50% at December 31, 1997) and is due in November 2002. The note requires monthly payments in the amount of $33,334 beginning in May 1998. Interest is payable monthly. Additionally, the Company must pay 75% of the excess cash flow of ATC (as defined) as supplemental principal payments. This amount must be paid prior to the end of the first quarter following the end of each fiscal year. The additional cash payment under this provision is $670,000 which has been classified as a current liability. The note is collateralized by a first priority lien on all the Company's assets and all of its outstanding common stock. The Company is also required to maintain tangible net worth of at least $200,000 and working capital of at least $250,000 on a quarterly basis. As of December 31, 1997, the Company is out of compliance with certain covenants related to minimum tangible net worth and capital expenditure restrictions. The financial institution has agreed to waive the minimum tangible net worth covenant through June 30, 1998. The financial institution has agreed to waive, through October 31, 1998, all capital expenditure restrictions. In April 1998, the Company voluntarily prepaid $340,000 on the note.



    The Company also has a $472,500 note payable to the same financial institution that bears interest at the institution's prime lending rate (8.50% at December 31, 1997) and is due in full in December 1999 with interest payable monthly. The note is collateralized by a deed of trust on the office building.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997 (CONTINUED)

(6) NOTES PAYABLE (CONTINUED)

    Future fixed principal maturities of these notes payable are as follows for the years ending December 31 excluding the variable payment:


1998............................................................................  $    266,672
1999............................................................................       872,508
2000............................................................................       400,008
2001............................................................................       400,008
2002............................................................................     4,533,304
                                                                                  ------------
                                                                                  $  6,472,500
                                                                                  ------------
                                                                                  ------------

    The carrying value of the Company's notes payable approximate fair value.

(7) SHAREHOLDERS' EQUITY

    STOCK SPLIT

    In August 1998, the Company declared a 6.0528 for 1 stock split. All share and per share information has been retroactively adjusted to reflect this stock split.

    CAPITAL RESTRICTIONS

    Underwritten title companies are subject to certain regulation by insurance regulatory or banking authorities, primarily relating to minimum net worth and working capital. Minimum net worth of $400,000 and minimum working capital of $10,000 is required for ATC.

    STOCK ISSUANCE


    The Company issued 3,026,400 shares to several key executives in March, 1997. The shares were deemed to have no value as of the date of issuance. Subsequently, certain of these executives surrendered a total of 115,984 shares.


(8) EMPLOYEE BENEFIT PLANS

    STOCK OPTION PLAN


    In August 1998, the stockholders approved the adoption of the 1998 Stock Incentive Plan (1998 Incentive Plan). Under the terms of the 1998 Incentive Plan, the Company may grant incentive or nonqualified stock options to certain key employees and non-employee directors or officers. The number of shares issuable under the 1998 Incentive Plan is 650,000 shares at not less than 100% and 85% of fair market value on the date of the grant for incentive options and nonqualified options respectively. An additional 200,000 shares of Common Stock may be authorized on the date of each annual meeting of shareholders. Officers and other key employees of the Company or of an affiliated company are eligible to receive incentive stock options. Officers and other key employees of the Company or of an affiliated company, members of the Board and other service providers are eligible to receive nonqualified stock options. The term and provision for the termination of each option shall be fixed by the Board of Directors, but no option may be exercisable more than 10 years after the date it is granted. An incentive option granted to a person who is a 10% shareholder on the date of the grant shall not be exercisable more

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         DECEMBER 31, 1997 (CONTINUED)

(8) EMPLOYEE BENEFIT PLANS (CONTINUED)
than 5 years after the date it is granted. Each option shall vest and become exercisable in one or more installments at such time or times and subject to such conditions, including within limitation the achievement of specified performance goals or objectives, as shall be determined by the Board of Directors. No options have been granted under the 1998 Incentive Plan.

    Concurrent with the acquisition of ATC, the chief executive officer of FNFI was granted fully vested options for 332,904 shares of the Company's common stock at an exercise price of $0.66 per share. The options expire in 10 years. Such exercise price was considered in excess of the fair market value of the common stock at the date of grant.


    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion 25) and related Interpretations in accounting for its 1997 Incentive Plan. As discussed below, in management's opinion, the alternative fair value accounting provided for under Statement of Accounting Standards No. 123, "Accounting for Stock Based Compensation (Statement 123) requires use of option valuation models that were not developed for use in valuing employee stock options. Under Opinion 25, because the exercise price of the Company's stock options exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized.


    Pro forma information regarding net earnings and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the minimum fair value method of that Statement. The minimum fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions. The risk free interest rate used for options granted during 1997 was 6.45%. The expected dividend yield used for 1997 was 0%. A weighted average expected life of 10 years was used.

    For purpose of pro forma disclosures, the estimated fair value of the options is amortized into expense over the options' vesting period. The Company's pro forma information for the year ended December 31, 1997 follows:

Pro forma basic and diluted net earnings........................  $1,018,377
Pro forma basic and diluted earnings per share..................  $     .34
                                                                  ---------
                                                                  ---------

(9) COMMITMENTS AND CONTINGENCIES

    LITIGATION

    From time to time, the Company is subject to legal proceedings associated with claims made under policies of insurance they have issued or other services performed on behalf of insured policyholders and other customers. Management believes that no such actions depart from customary litigation incidental to the business of the Company and that resolution of all such litigation will not have a material adverse effect on the Company.

    TRUST DEPOSITS


    In conducting its operations, ATC routinely holds customers' assets in trust, pending completion of real estate transactions. Such amounts are maintained in segregated bank accounts and have not been included in the accompanying consolidated balance sheets. ATC has a contingent liability relating to proper disposition of these balances for its customers, which amounted to $63,735,628 at December 31, 1997.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)


    DEPOSITS WITH INSURANCE COMMISSIONER

    ATC is required to maintain certain amounts on deposit with the Insurance Commissioner in order to operate in certain counties.

    OPERATING LEASES

    ATC leases certain of its premises and equipment under operating leases that expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years. Certain of those leases are with subsidiaries of FNFI.

    Future minimum operating lease payments are as follows:


                                                                                   TO NON
                                                     TOTAL       TO AFFILIATE    AFFILIATE
                                                  ------------   ------------  --------------
1998............................................  $  3,022,054   $    441,098   $  2,580,956
1999............................................     2,454,143        517,200      1,936,943
2000............................................     2,071,593        336,513      1,735,080
2001............................................     1,357,519         39,617      1,317,902
2002............................................       811,893        --             811,893
Thereafter......................................       323,454        --             323,454
                                                  ------------   ------------  --------------
  Total future minimum operating lease
    payments....................................  $ 10,040,656   $  1,334,428   $  8,706,228
                                                  ------------   ------------  --------------
                                                  ------------   ------------  --------------


    Rent expense incurred under operating leases during 1997 totaled $2,373,097, including $207,708 paid to an affiliate.

    CAPITAL LEASES


    In 1997, ATC entered into a capital lease arrangement with a subsidiary of FNFI, which terminates in December 1999, for certain equipment. Also in 1997, ATC entered into a capital lease agreement with FNTIC, which expires in June 2007, for three title plants. The gross amount of title plants recorded under capital leases is $815,310 at December 31, 1997. The gross amount of equipment recorded under capital lease is $1,558,290 at December 31, 1997. Accumulated depreciation related to this equipment is $311,658 as of December 31, 1997.


    Future minimum capital lease payments are as follows:


1998............................................................  $    844,572
1999............................................................       844,572
2000............................................................       120,000
2001............................................................       120,000
2002............................................................       120,000
Thereafter......................................................       540,000
                                                                  ------------
  Total future minimum capital lease payments...................  $  2,589,144
  Portion relating to interest..................................       517,967
                                                                  ------------
  Present value of minimum capital lease payments...............  $  2,071,177
                                                                  ------------
                                                                  ------------

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1997


(9) COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Depreciation of the equipment held under capital leases is included in other operating expenses for the year ended December 31, 1997.

(10) RELATED PARTY TRANSACTIONS

    Fees to affiliated underwriters include a fee for underwriting services and management services under an exclusive agency agreement with FNTIC. Underwriting services are provided for five years commencing July 1997 for a fee of 11% of gross title insurance premiums. Management services are cancellable with 90 days notice and cost 1% of gross title insurance premiums.

    ATC leases office space, title plants, and certain equipment from subsidiaries of FNFI. See note 9. Additionally, the Company reimburses subsidiaries of FNFI for expenses incurred on its behalf. Such reimbursements aggregated $1,184,136 in 1997.

(11) SUBSEQUENT EVENT

    ACQUISITIONS

    On March 16, 1998, the ATC signed a stock purchase agreement with Fidelity National Title Insurance Company of New York (FNNEW), a wholly-owned subsidiary of FNFI, and National Title Insurance of New York Inc. (National), a wholly-owned subsidiary of FNNEW, for the purchase of National. The sale is subject to regulatory approval and certain other conditions. The purchase price of $3,250,000 is payable in $1,250,000 cash and a note for $2,000,000. National was acquired in April 1996 by FNFI and has not been actively underwriting policies since the transaction closed. In connection with this transaction, ATC advanced $1,150,000 to FNNEW in May 1998, which FNNEW contributed to the capital of National. Such advances will be returned to ATC in the event the transaction does not close.

    On August 9, 1997, ATC signed a stock purchase agreement with Pacific Coast Title of Santa Barbara County (PCT) for the purchase of 100% of the issued and outstanding stock of Santa Barbara Title Company. The purchase price of $160,000 is payable in cash. The sale is subject to regulatory approval and certain other conditions. On January 9, 1998, the Insurance Commissioner of the State of California approved the transaction and the sale was consummated.

(12) PROPOSED REORGANIZATION


    In August 1998, the Company agreed to acquire the remaining 40% of the outstanding common stock of ATC from FNFI in exchange for 43% of the outstanding common stock of the Company. The Company is currently awaiting regulatory approval. The agreement will automatically be consummated upon regulatory approval. The 40% interest will be accounted for at FNFI's cost basis. This transaction has no effect on the carrying value of the 40% interest in ATC. In connection with this transaction, the shareholders of the Company, other than FNFI, will assume approximately $1.2 million of the note payable incurred in connection with the Company's acquisition of ATC. The assumption of debt by the non-FNFI shareholders will be accounted for as a capital contribution. Additionally, the Company will use the proceeds of a dividend from ATC of approximately $3.5 million to repay the remaining balance of the note payable. Had the Reorganization taken place as of January 1, 1997, net earnings would have been $3.1 million. Basic and fully diluted earnings per share would have been $0.59.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American National Financial, Inc.:

    We have audited the accompanying balance sheet of ANFI Predecessor, as defined in note 1 to the financial statements, as of December 31, 1996 and the related statements of combined operations for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, and the statements of shareholder's equity and cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ANFI Predecessor as of December 31, 1996 and the results of its operations for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 and its cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Orange County, California
August 26, 1998

                                ANFI PREDECESSOR
                                 BALANCE SHEET


                                     ASSETS


                                                                                                     DECEMBER 31,
                                                                                                         1996
                                                                                                     -------------
Current assets:
  Cash and cash equivalents........................................................................  $      25,667
  Accounts receivable, net of an allowance for doubtful accounts of $885,150.......................      6,725,357
  Prepaid expenses and other current assets........................................................        108,618
  Deferred income tax asset........................................................................        688,716
  Due from affiliates..............................................................................        138,835
                                                                                                     -------------
      Total current assets.........................................................................      7,687,193
                                                                                                     -------------
Other assets:
  Property and equipment, net......................................................................        136,968
  Deposits with Insurance Commissioner.............................................................        105,000
  Intangibles, net of accumulated amortization of $112,000.........................................      1,932,584
  Other assets.....................................................................................        152,757
                                                                                                     -------------
      Total assets.................................................................................  $  10,014,502
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable.................................................................................  $     979,149
  Other accrued expenses...........................................................................      1,322,176
  Customer advances................................................................................        217,036
  Income taxes payable.............................................................................        742,899
                                                                                                     -------------
    Total liabilities..............................................................................      3,261,260
                                                                                                     -------------
Shareholder's equity:
  Common stock, $100 par value. Authorized 1,000,000 shares; issued and outstanding 3,000 shares...        300,000
  Additional paid-in capital.......................................................................      6,669,497
  Accumulated deficiency...........................................................................       (216,255)
                                                                                                     -------------
      Total shareholder's equity...................................................................      6,753,242
                                                                                                     -------------
      Total liabilities and shareholder's equity...................................................  $  10,014,502
                                                                                                     -------------
                                                                                                     -------------


                 See accompanying notes to financial statements.

                                ANFI PREDECESSOR
                       STATEMENTS OF COMBINED OPERATIONS

                                                                                                     FOR THE SIX
                                                                           FOR THE YEAR ENDED          MONTHS
                                                                      ----------------------------      ENDED
                                                                      DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                                                          1995           1996           1997
                                                                      -------------  -------------  -------------
Revenues:
  Gross title insurance premiums....................................  $  21,974,435  $  36,599,994  $  16,773,036
  Escrow fees.......................................................      5,526,478      9,672,389      5,581,285
  Other service charges.............................................      2,220,055      5,459,547      2,786,828
                                                                      -------------  -------------  -------------
    Total revenues..................................................     29,720,968     51,731,930     25,141,149
                                                                      -------------  -------------  -------------
Expenses:
  Personnel costs...................................................     18,511,903     29,216,159     14,364,472
  Other operating expenses..........................................      9,962,476     14,472,708      5,622,823
  Fees to affiliated underwriters...................................      2,628,195      4,151,343      1,851,918
  Title plant rent and maintenance..................................      2,405,134      4,106,803      2,009,188
                                                                      -------------  -------------  -------------
Total expenses......................................................     33,507,708     51,947,013     23,848,401
                                                                      -------------  -------------  -------------
Earnings (losses) before income taxes...............................     (3,786,740)      (215,083)     1,292,748
Pro forma provision for income taxes................................     (1,387,186)        28,309             --
Provision for income taxes..........................................             --        (69,601)       549,902
                                                                      -------------  -------------  -------------
Net earnings (losses)...............................................     (2,399,554)      (173,791)       742,846
Less: Net earnings (losses) of
 predecessors of American Title Company.............................     (2,399,554)        42,464             --
                                                                      -------------  -------------  -------------
  Net earnings (losses) of American Title Company...................  $          --  $    (216,255) $     742,846
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                See accompanying notes to financial statements.

                                ANFI PREDECESSOR
                       STATEMENT OF SHAREHOLDER'S EQUITY

                                                                                            RETAINED
                                                        COMMON STOCK         ADDITIONAL     EARNINGS        TOTAL
                                                   -----------------------    PAID-IN     (ACCUMULATED  SHAREHOLDER'S
                                                     SHARES       AMOUNT      CAPITAL     DEFICIENCY)      EQUITY
                                                   -----------  ----------  ------------  ------------  -------------
Balance, January 1, 1996.........................       3,000   $  300,000  $    472,000   $       --   $     772,000
  Capital contribution -- predecessors of
    American Title Company.......................          --           --     6,197,497           --       6,197,497
  Net losses.....................................          --           --            --     (216,255)       (216,255)
                                                        -----   ----------  ------------  ------------  -------------
Balance, December 31, 1996.......................       3,000      300,000     6,669,497     (216,255)      6,753,242
  Cash dividends.................................          --           --            --   (1,500,000)     (1,500,000)
  Capital contribution -- subsidiaries...........          --           --     1,348,494           --       1,348,494
  Capital contribution -- cash...................          --           --       292,577           --         292,577
  Net earnings...................................          --           --            --      742,846         742,846
                                                        -----   ----------  ------------  ------------  -------------
Balance, June 30, 1997...........................       3,000   $  300,000  $  8,310,568   $ (973,409)  $   7,637,159
                                                        -----   ----------  ------------  ------------  -------------
                                                        -----   ----------  ------------  ------------  -------------

                See accompanying notes to financial statements.

                                ANFI PREDECESSOR
                            STATEMENT OF CASH FLOWS


                                                                                        FOR THE      FOR THE SIX
                                                                                       YEAR ENDED   MONTHS ENDED
                                                                                      DECEMBER 31,    JUNE 30,
                                                                                          1996          1997
                                                                                      ------------  -------------
Cash flows from operating activities:
  Net earnings (losses).............................................................   $ (216,255)   $   742,846
  Adjustments to reconcile net earnings (losses) to cash provided by operating activities:
    Depreciation and amortization...................................................      111,811        124,982
    Changes in:
      Accounts receivable...........................................................   (3,245,468)     2,204,038
      Prepaid expenses and other assets.............................................      (79,939)      (562,648)
      Due from affiliates...........................................................       --            533,967
      Payables and accruals.........................................................   (1,086,587)     1,007,450
                                                                                      ------------  -------------
        Total cash provided by (used in) operating activities.......................   (4,516,438)     4,050,635
                                                                                      ------------  -------------
Cash flows from investing activities:
  Net sales (purchase) of property and equipment....................................       79,182       (216,935)
  Net collection from notes receivable..............................................       20,596        --
                                                                                      ------------  -------------
        Total cash provided by investing activities.................................       99,778       (216,935)
                                                                                      ------------  -------------
Cash flows from financing activities:
  Contribution from Parent..........................................................    4,365,076        292,577
                                                                                      ------------  -------------
        Decrease (increase) in cash and cash equivalents............................      (51,584)     4,126,277
Cash and cash equivalents at beginning of year......................................       77,251         25,667
                                                                                      ------------  -------------
Cash and cash equivalents at end of year............................................   $   25,667    $ 4,151,944
                                                                                      ------------  -------------
                                                                                      ------------  -------------


                See accompanying notes to financial statements.

                                ANFI PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    The accompanying financial statements present the financial position and results of operations of the divisions and/or subsidiaries of Fidelity National Financial, Inc. ("FNFI") which were subsequently merged into or acquired by American Title Company ("ATC" or "the Company"). ATC was acquired by FNFI in January 1996 for $772,000 from an unaffiliated party. The purchase price primarily represented the value of licenses to operate as an underwritten title company in various counties in California. At the time of acquisition, the operations of the acquired company were not significant. In July, 1997 60% of ATC was sold to American National Financial, Inc. ("ANFI") for $6,000,000. ANFI is owned by certain members of management of ATC. Reference to "ANFI Predecessor" in these financial statements refers to operations of these entities.


    The predecessor operations included in the accompanying financial statements are those of ATC since it was acquired by FNFI and other operations of FNFI contributed to ATC as of June 30, 1997 that were operated as separate profit centers but not separate legal entities. As separate profit centers or divisions of FNFI, only operating activities of these divisions were segregated in FNFI's accounting records. Cash balances and other balance sheet information was co-mingled within the accounts of FNFI's subsidiaries that owned the respective divisions. As such, the balance sheet and statements of shareholders' equity and cash flows present the operations of ATC. The statements of combined operations present operations of ATC and the divisions of FNFI, which were later contributed to ATC, as if the combined operations were a single entity throughout the periods presented.


(2) DESCRIPTION OF BUSINESS


    ATC, an underwritten title company in the state of California, and the other operations of FNFI that were contributed to ATC, are engaged in the business of providing title insurance services and other related services in connection with real estate transactions. The Company operates throughout California and in Maricopa County, Arizona. ATC functions as an exclusive agent of Fidelity National Title Insurance Company ("FNTIC"), an affiliate and a wholly owned subsidiary of FNFI. Title insurance policies are underwritten by FNTIC for an underwriting fee. The underwriting agreement generally provides that ATC is liable under any single policy for only the first $5,000 of losses. As a result of the sale of 60% of ATC to ANFI, FNFI agreed to make no claim on ATC for claims arising from policies written prior to January 1, 1997.


(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The following briefly describes the significant accounting policies of the Company which have been followed in preparing the accompanying financial statements.

    CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, highly liquid instruments purchased with original maturity dates of three months or less are considered cash equivalents. The carrying amounts reported in the balance sheets for these instruments approximate their fair value.

                                ANFI PREDECESSOR

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTS RECEIVABLE

    The carrying amounts reported in the balance sheets for accounts receivable approximate their fair value. Accounts receivable is reported net of allowance for doubtful accounts and represents management's estimate of those balances that are uncollectible as of the balance sheet date.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the applicable lease or the estimated useful lives of such assets.

    INTANGIBLES

    Intangible assets include acquired licenses to operate within various counties and cost in excess of net assets acquired in connection with certain acquisitions. Intangibles are amortized over a composite life of 25 years.

    Impairment of intangible assets is monitored on a continual basis and is assessed based on an analysis of the cash flows generated by the underlying assets. No impairment of intangible assets has been recognized.

    INCOME TAXES

    Deferred tax assets and liabilities are recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The impact on deferred taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period enacted.

    REVENUE RECOGNITION

    Title insurance premiums, escrow fees and other service charges are recognized as revenue at the time of closing of the related real estate transaction. Premiums from title policies written are presented at their gross amount on the accompanying statement of combined operations, and the portion of this premium that is remitted to the underwriter is reflected as fees to affiliated underwriters. Related expenses are recognized when incurred. A provision for losses on title policies is accrued at the time of closing of the related real estate transaction to cover anticipated losses up to $5,000 per policy under the underwriting agreement with FNTIC.

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the

                                ANFI PREDECESSOR

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                                       1996
                                                                                    ----------
Leasehold improvements............................................................  $  239,923
Furniture, fixtures and equipment.................................................      58,142
                                                                                    ----------
                                                                                       298,065
Accumulated depreciation and amortization.........................................    (161,097)
                                                                                    ----------
                                                                                    $  136,968
                                                                                    ----------
                                                                                    ----------

(5) INCOME TAXES

    ATC's operating results through July 1, 1997 are included in the income tax returns of FNFI. ATC has a formal tax allocation agreement with FNFI whereby if ATC has taxable income, ATC will pay FNFI a monthly amount equal to the GAAP book tax provision established for Federal and state income taxes. If ATC has a taxable loss, FNFI will pay to ATC an amount equal to the tax benefits received by FNFI from the inclusion of ATC in the consolidated Federal and state income tax returns even if ATC could not have utilized its losses and/or credits on a separate return basis. The operating results of the divisions of FNFI included in the statements of combined operations for the years ended December 31, 1995 and 1996 were included in the tax returns of FNFI.

    All tax benefits generated by the branches were utilized to offset taxable income generated by other FNFI subsidiaries. However, for purposes of these financial statements, a pro forma tax benefit has been provided in the statements of combined operations for 1995 and 1996 to reflect an estimate of the tax benefit that would have been available if these operations had been legally a part of ATC during these periods. The tax rate used for this estimate is a combination of the statutory Federal and state tax rates.

    Provision (benefit) for income taxes for the year ended December 31, 1996 and the six months ended June 30, 1997 consists of the following:

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                                                          1996
                                                             -------------------------------
                                                              CURRENT   DEFERRED     TOTAL
                                                             ---------  ---------  ---------
Federal....................................................  $ 495,191  $(550,860) $ (55,669)
State and local............................................    123,924   (137,856)   (13,932)
                                                             ---------  ---------  ---------
                                                             $ 619,115  $(688,716) $ (69,601)
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------


                                                              FOR THE SIX MONTHS ENDED JUNE
                                                                        30, 1997
                                                             -------------------------------
                                                              CURRENT   DEFERRED     TOTAL
                                                             ---------  ---------  ---------
Federal....................................................  $ 645,461  $(214,398) $ 431,063
State and local............................................  $ 177,947  $ (59,108) $ 118,839
                                                             ---------  ---------  ---------
                                                             $ 823,408  $(273,506) $ 549,902
                                                             ---------  ---------  ---------
                                                             ---------  ---------  ---------

                                ANFI PREDECESSOR

(5) INCOME TAXES (CONTINUED)
    The effective tax rate for the periods reported differs from the Federal statutory income tax rate as follows:

                                                             FOR THE YEAR          FOR THE
                                                                 ENDED        SIX MONTHS ENDED
                                                             DECEMBER 31,         JUNE 30,
                                                                 1996               1997
                                                            ---------------  -------------------
Statutory Federal income tax rate.........................         (34.0%)             35.0%
Non-deductible meals and entertainment....................          13.4                 .9
State taxes, net of Federal benefit.......................          (6.0)               6.3
Amortization of intangibles...............................            --                 .5
Other.....................................................           2.3                (.2)
                                                                   -----              -----
                                                                   (24.3%)             42.5%
                                                                   -----              -----
                                                                   -----              -----

    The deferred tax assets and liabilities at December 31, 1996 consist of the following:

                                                                      DEFERRED     DEFERRED
                                                                         TAX          TAX
                                                                       ASSETS     LIABILITIES
                                                                     -----------  -----------
Excess book over tax provision for bad debts.......................   $ 410,944    $      --
Employee benefit and vacation accruals.............................     277,772           --
                                                                     -----------  -----------
    Total deferred taxes...........................................   $ 688,716    $      --
                                                                     -----------  -----------
                                                                     -----------  -----------

    Based upon the Company's current and historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of its existing deferred tax assets. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable income. However, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement income from operations to fully realize recorded tax benefits.

(6) SHAREHOLDER'S EQUITY

    The Company is subject to certain regulation by insurance regulatory authorities, primarily relating to minimum net worth and working capital requirements. In connection with the acquisition of the Company by FNFI in 1996, minimum net worth of $400,000 and working capital of $10,000 is required for ATC at December 31, 1996.

(7) COMMITMENTS AND CONTINGENCIES

    LITIGATION

    From time to time the Company is subject to legal proceedings associated with claims made under policies of insurance they have issued or other services performed on behalf of insured policyholders and other customers. Management believes that no such actions depart from customary litigation incidental to the business of the Company and that resolution of all such litigation will not have a material adverse effect on the Company.

                                ANFI PREDECESSOR

(7) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    TRUST DEPOSITS

    In conducting its operations, the Company routinely holds customers' assets in trust, pending completion of real estate transactions. Such amounts are maintained in segregated bank accounts and have not been included in the accompanying balance sheet. The Company has contingent liability relating to proper disposition of these balances for its customers, which amounted to $42,602,565 at December 31, 1996.

    DEPOSITS WITH INSURANCE COMMISSIONER

    The Company is required to maintain certain amounts on deposit with the Insurance Commissioner in order to operate in certain counties. The required deposit is reflected on the accompanying balance sheets at December 31, 1996.

    OPERATING LEASES

    The Company leases certain of its premises and equipment under leases that expire at various dates. Several of these agreements include escalation clauses and provide for purchases and renewal options for periods ranging from one to five years.

    Future minimum operating lease payments at December 31, 1996 are as follows:

1997............................................................  $2,439,937
1998............................................................  1,894,742
1999............................................................    922,414
2000............................................................    545,747
2001............................................................    298,664
Thereafter......................................................     27,848
                                                                  ---------
  Total future minimum operating lease payments.................  $6,129,352
                                                                  ---------
                                                                  ---------

    Rent expense for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 was $3,221,692, $3,998,555 and $2,011,781
respectively, of which $1,022,542, $1,374,308, and $630,753, respectively, are amounts paid to affiliates.

    UNDERWRITING AGREEMENT

    On July 1, 1997, the Company signed an exclusive underwriting agreement with FNTIC which is effective for five years. Under the agreement, the Company is generally limited to write policies only for FNTIC within certain geographic territories. Underwriting fees are based on a percentage of the gross title insurance premiums written and approximate 12%. The 12% underwriting fee includes a one percent fee paid to a FNFI affiliate for management services provided by these affiliates for ATC.

(8) RELATED PARTY TRANSACTIONS

    Amounts due from affiliates at December 31, 1996 were $138,835 primarily related to amounts due under cost reimbursement agreements whereby a FNFI subsidiary pays certain expenses for ATC, and is later reimbursed by ATC.

                                ANFI PREDECESSOR

(9) SUBSEQUENT EVENTS

    ACQUISITIONS

    On March 16, 1998, the Company signed a stock purchase agreement with Fidelity National Title Insurance Company of New York ("FNNEW"), a wholly-owned subsidiary of FNFI, and National Title Insurance of New York Inc. ("National"), a wholly-owned subsidiary of FNNEW, for the purchase of National. The sale is subject to regulatory approval and certain other conditions. The purchase price of $3,250,000 is payable in $1,250,000 cash and a note for $2,000,000. National was acquired in April 1996 by FNFI and has not been actively underwriting policies since that transaction closed. In connection with this transaction, ATC advanced $1,150,000 to FNNEW in May 1998, which FNNEW contributed to the capital of National. Such advance will be returned to ATC in the event the transaction does not close.

    On August 9, 1997, ATC signed a stock purchase agreement with Pacific Coast Title of Santa Barbara County ("PCT") for the purchase of 100% of the issued and outstanding stock of Santa Barbara Title Company. The purchase price of $160,000 is payable in cash. The sale is subject to regulatory approval and certain other conditions. On January 9, 1998, the Insurance Commissioner of the State of California approved the transaction and the sale was consummated.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


                                                                                                       JUNE 30,
                                                                                                         1998
                                                                                                     -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents........................................................................   $ 6,153,584
  Investments......................................................................................     1,982,398
  Accounts receivable, net of an allowance for doubtful accounts of $1,103,051.....................     8,713,496
  Advance to related party.........................................................................     1,531,169
  Deferred income tax..............................................................................       832,732
  Prepaid expenses and other current assets, including $1,536,679 with affiliate...................     1,076,607
                                                                                                     -------------
      Total current assets.........................................................................    20,289,986
  Property and equipment...........................................................................     3,342,378
  Deposits with Insurance Commissioner.............................................................       105,000
  Title plants.....................................................................................       815,310
  Intangibles, net of accumulated amortization of $400,138.........................................     2,979,106
                                                                                                     -------------
      Total assets.................................................................................   $27,531,780
                                                                                                     -------------
                                                                                                     -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................................................   $ 6,762,585
  Other accrued expenses...........................................................................       439,474
  Customer advances................................................................................     1,591,730
  Current portion of long-term debt................................................................       400,000
  Current portion of obligations under capital leases with affiliates..............................       697,273
  Income taxes payable.............................................................................     1,589,866
  Due to affiliates................................................................................       197,421
                                                                                                     -------------
      Total current liabilities....................................................................    11,678,349
Long-term debt.....................................................................................     4,972,490
Obligations under capital leases with affiliates...................................................     1,053,402
                                                                                                     -------------
      Total liabilities............................................................................    17,704,241
Minority interest in consolidated subsidiary.......................................................     5,618,649
Shareholders' equity:
  Preferred stock, no par value; authorized, 5,000,000 shares; issued and outstanding, none........       --
  Common stock, $0 par value; authorized 50,000,000 shares; issued and outstanding 2,875,092
    shares.........................................................................................       --
  Additional paid-in capital.......................................................................       --
  Retained earnings................................................................................     4,208,890
                                                                                                     -------------
      Total shareholders' equity...................................................................     4,208,890
                                                                                                     -------------
      Total liabilities and shareholders' equity...................................................   $27,531,780
                                                                                                     -------------
                                                                                                     -------------


     See accompanying notes to condensed consolidated financial statements.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

Revenues:
  Gross title insurance premiums...............................................  $27,421,155
  Escrow fees..................................................................  10,716,185
  Other service charges........................................................   7,138,011
                                                                                 ----------
    Total revenues.............................................................  45,275,351
                                                                                 ----------
Expenses:
  Personnel costs..............................................................  22,522,387
  Other operating expenses, includes $1,682,230 with affiliate.................   7,774,630
  Fees to affiliated underwriters..............................................   3,299,817
  Title plant rent and maintenance.............................................   3,015,889
                                                                                 ----------
    Total expenses.............................................................  36,612,723
                                                                                 ----------
Earnings before income taxes and minority interest in net earnings of
  consolidated subsidiary......................................................   8,662,628
Provision for income taxes.....................................................   3,532,039
                                                                                 ----------
Earnings before minority interest in net earnings of consolidated
  subsidiary...................................................................   5,130,589
Minority interest in net earnings of consolidated subsidiary...................  (2,044,546)
                                                                                 ----------
Net earnings...................................................................  $3,086,043
                                                                                 ----------
                                                                                 ----------
Basic net earnings per share...................................................  $     1.06
Diluted net earnings per share.................................................  $     1.01

     See accompanying notes to condensed consolidated financial statements.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

Cash flows from operating activities:
  Net earnings..................................................................  $3,086,043
  Adjustments to reconcile net earnings to cash provided by operating activities:
    Depreciation and amortization...............................................     560,060
    Minority interest in net income of consolidated subsidiary..................   2,044,546
    Changes in:
      Accounts receivable, net..................................................  (1,904,319)
      Prepaid expenses and other assets.........................................    (173,605)
      Short-term investments....................................................  (1,982,398)
      Income taxes..............................................................     394,285
      Accounts payable and other accrued expenses...............................   1,840,022
      Customer advances                                                              436,194
      Due to affiliate..........................................................  (1,213,749)
                                                                                  ----------
        Total cash provided by operating activities.............................   3,087,079
                                                                                  ----------
Cash flows from investing activities:
  Advance to related party......................................................  (1,531,169)
  Purchases of property and equipment...........................................  (1,205,457)
                                                                                  ----------
        Total cash used in investing activities.................................  (2,736,626)
                                                                                  ----------
Cash flows from financing activities:
  Payments on long term debt....................................................  (1,100,002)
  Payments under capital lease obligations......................................    (320,502)
                                                                                  ----------
        Total cash provided in financing activities.............................  (1,420,504)
                                                                                  ----------
        Increase in cash and cash equivalents...................................  (1,070,051)
Cash and cash equivalents at beginning of year..................................   7,223,635
                                                                                  ----------
Cash and cash equivalents at end of year........................................  $6,153,584
                                                                                  ----------
                                                                                  ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year:
    Interest....................................................................  $  261,099
    Income taxes................................................................   1,520,105
                                                                                  ----------
                                                                                  ----------

     See accompanying notes to condensed consolidated financial statements.

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (UNAUDITED)

(1) BASIS OF FINANCIAL STATEMENTS

    The condensed consolidated financial information includes the accounts of American National Financial, Inc. and Subsidiaries (collectively, the "Company") and has been prepared in accordance with generally accepted accounting principles and the instruction of Article 10 of Regulation S-X. All adjustments, consisting of normal recurring accruals considered necessary for a fair presentation, have been included. Results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. This information should be read in conjunction with the Company's Annual Report for the year ended December 31, 1997.

(2) COMPREHENSIVE INCOME

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS 130 requires all items that are necessary to be recognized under accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has no other comprehensive income and accordingly the Statement has no impact on the presentation of the Company's financial statements.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY THE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................     3
Risk Factors..............................................................     6
The Company...............................................................    12
Reorganization............................................................    12
Use of Proceeds...........................................................    15
Dividend Policy...........................................................    15
Dilution..................................................................    16
Capitalization............................................................    17
Selected Consolidated Financial and Operating Data........................    18
Unaudited Pro Forma Combined Condensed Financial Information..............    21
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................    23
Business..................................................................    32
Management................................................................    43
Principal Shareholders....................................................    49
Certain Transactions......................................................    50
Description of Capital Stock..............................................    52
Shares Eligible for Future Sale...........................................    53
Underwriting..............................................................    54
Legal Matters.............................................................    56
Experts...................................................................    56
Available Information.....................................................    57
Index to Financial Statements.............................................   F-1


                            ------------------------

    UNTIL             , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,250,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                      [CRUTTENDEN ROTH INCORPORATED LOGO]

                                             , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the
Company:


                                                                                      AMOUNT
                                                                                    ----------
SEC filing fee....................................................................  $    5,620
Legal fees and expenses...........................................................     125,000*
Accounting fees and expenses......................................................      75,000*
Blue sky fees and expenses (including counsel fees)...............................      10,000*
Printing expenses.................................................................      75,000*
Nonaccountable Expense Allowance..................................................     275,000*
Miscellaneous.....................................................................       4,380*
                                                                                    ----------
  TOTAL...........................................................................  $  570,000*
                                                                                    ----------
                                                                                    ----------


------------------------

*   Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Registrant and its officers and directors, and by the Registrant of the Underwriters for certain liabilities arising under the Securities Act or otherwise.


    The Registrant's Articles of Incorporation provide that the liability of the Registrant's directors for monetary damages shall be eliminated to the fullest extent permissible under California law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the Registrant for breach of a director's duties to the Registrant or its shareholders subject to certain limitations in Section 204 of the California Corporations Code described below.


    The Articles also provide that the Registrant is authorized to provide indemnification to its agents (as defined in Section 317 of the California Corporations Code), through the Registrant's Bylaws or through agreements with such agents or both, for breach of duty to the Registrant and its shareholders, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.


    Section 317 of the California Corporations Code provides that a corporation may indemnify an agent who is, or who is threatened to be made a party to any proceeding (as that term is defined therein) for actions taken in their corporate capacity upon a determination that such agent acted in good faith and in a manner which such agent believed to be in the best interest of the corporation. In addition, Section 317 provides for mandatory indemnification of an agent who is successful on the merits in defense of any such proceeding. Indemnification is prohibited under this section (with certain express exceptions) in any circumstances where it appears that it would be inconsistent with (i) any provision of the corporation's articles of incorporation or bylaws, any resolution of the shareholders or any agreement in effect at the time of the alleged cause of action asserted in the proceeding; and (ii) any condition expressly imposed by a court in approving a settlement.



    In addition, the ability of a corporation to indemnify its agents and to eliminate the liability of a director for monetary damages is further limited by
Section 204 of the California Corporations Code which provides that a corporation may not provide for indemnification of agents or eliminate the liability of a director for monetary damages for (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders; (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders; (vi) with respect to certain transactions, or the approval of transactions in which a director has a material financial interest; and (vii) expressly imposed by statute, for approval of certain improper distributions to shareholders or certain loans or guarantees.


    The Bylaws of the Registrant provide for indemnification of the Registrant's officers, directors, employees, and other agents to the extent and under the circumstances permitted by California law. The Bylaws further provide that no indemnification shall be made in the case of a derivative suit in respect to any claim as to which such person has been adjudged to be liable to the corporation, except with court approval, nor shall indemnification be made for amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval. Indemnification under the Bylaws is mandatory in the case of an agent of the Registrant (present or past) who is successful on the merits in defense of a suit against him or her in such capacity. In all other cases where indemnification is permitted by the Bylaws, a determination to indemnify such person must be made by a majority of a quorum of disinterested directors, a majority of disinterested shareholders, or the court in which the suits is pending.

    The Registrant has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Articles of Incorporation and Bylaws. Among other things, these agreements provide that the Registrant will indemnify, subject to certain requirements, each of the Registrant's directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by such person as a director or officer of the Registrant, or as a director or officer of any other company or enterprise to which the person provides services at the request of the Registrant.

    The above provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Registrant and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any director.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


    In March 1997, the Registrant issued 3,026,400 shares of common stock to its founding shareholders in connection with the initial capitalization of the Registrant. The founding shareholders paid $0.40 per share in this transaction. These securities were issued to the Registrant's founding shareholders, who were also employees of the Registrant, pursuant to Section 4(2) of the Securities Act.

    In July 1997, the Registrant issued options to purchase 332,904 shares of common stock to William P. Foley, II, the Chairman of the Board of Directors. The options are exercisable for a period of five years at an exercise price of $0.66 per share. These securities were issued in a private transaction to a single accredited investor pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.


    Pursuant to the terms of the Reorganization, following receipt of Department of Insurance approval of the Reorganization, the Company will issue 2,099,996 shares of Common Stock to FNFI in exchange for 40% of the outstanding shares of common stock of ATC and subject to the other terms of the Reorganization. These securities will be issued in a private transaction pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  The following exhibits are filed herewith:


EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  1.1  Form of Underwriting Agreement.+
  1.2  Form of Representative's Warrant Agreement.+
  2.1  Stock Purchase Agreement dated January 1, 1997 by and among the
         Registrant, Fidelity National Financial, Inc. and American Title
         Company, together with amendment.+
  2.2  Stock Purchase Agreement dated December 31, 1996 by and among American
         Title Company, Fidelity National Asset Recovery Services, Inc. and
         Fidelity National Financial, Inc.+
  2.3  Stock Purchase Agreement dated December 31, 1996 by and among American
         Title Company, Nations Title Insurance of Arizona, Inc. and Fidelity
         National Financial, Inc.+
  2.4  Stock Purchase Agreement dated March 16, 1998 by and among Fidelity
         National Title Insurance Company of New York, National Title Insurance
         of New York, Inc. and American Title Company.+
  2.5  Stock Purchase Agreement dated August 9, 1997 by and between Pacific Coast
         Title of Santa Barbara County and American Title Company.+
  2.6  Stock Exchange Agreement dated August 21, 1998 between the Registrant and
         Fidelity National Financial, Inc.
  3.1  Amended and Restated Articles of Incorporation.+
  3.2  Bylaws of the Registrant, as amended.+
  4.1  Form of Common Stock Certificate.*
  5.1  Opinion of Rutan & Tucker, LLP.
 10.1  1998 Stock Incentive Plan, together with form of Nonqualified Stock Option
         Agreement and form of Incentive Stock Option Agreement.
 10.2  Employment Agreement between the Registrant and Michael C. Lowther.*
 10.3  Employment Agreement between the Registrant and Wayne D. Diaz.*
 10.4  Employment Agreement between the Registrant and Dennis R. Duffy.*
 10.5  Employment Agreement between the Registrant and Barbara Ferguson.*
 10.6  Issuing Agency Agreement dated July 1, 1997 between Fidelity National
         Title Insurance Company and American Title Company.+
 10.7  Issuing Agency Agreement dated August 25, 1997 between Fidelity National
         Title Insurance Company and Santa Barbara Title Company.+
 10.8  Credit Agreement dated August 7, 1997 between the Registrant and Imperial
         Bank.+
 10.9  Note dated August 7, 1997 of the Registrant in favor of Imperial Bank.+
 10.10 Addendum to Note dated August 7, 1997 between the Registrant and Imperial
         Bank.+
 10.11 Standard Sublease dated January 28, 1998 between American Title Company and Fidelity National Financial, Inc.+

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
 10.12 Form of Indemnification Agreement.*
 10.13 Title Plant Lease Agreement dated July 1, 1997 between Fidelity National
         Title Insurance Company and American Title Company.
 21    List of Subsidiaries of Registrant.+
 23.1  Consent of KPMG Peat Marwick LLP.
 23.2  Consent of Rutan & Tucker, LLP (included in the opinion filed as Exhibit
         5.1).
 24    Power of Attorney.+
 27    Financial Data Schedule.+


------------------------

*   To be filed by amendment.


+   Previously filed.


    (b)  The following financial statement schedules are filed herewith:

    SCHEDULE I  -- Balance Sheet of American National Financial, Inc. (Parent
                   Company only) as of December 31, 1997 and related Statements of Operations and Retained Earnings and Cash Flows for the year ended December 31, 1997, and accompanying notes.

    SCHEDULE II -- Valuation and Qualifying Accounts of American National
                   Financial, Inc. and Subsidiaries for the year ended December 31, 1997 and of American National Financial, Inc. (Predecessor) for the year ended December 31, 1996 and the six months ended June 30, 1997.

ITEM 17.  UNDERTAKINGS

    The Registrant hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 24 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person thereof in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on October 21, 1998.


                                AMERICAN NATIONAL FINANCIAL, INC.

                                By:            /s/ MICHAEL C. LOWTHER
                                     -----------------------------------------
                                                Michael C. Lowther,
                                              CHIEF EXECUTIVE OFFICER

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ MICHAEL C. LOWTHER      Chief Executive Officer
------------------------------    and Director (Principal    October 21, 1998
      Michael C. Lowther          Executive Officer)

                                Executive Vice President
              *                   and Chief Financial
------------------------------    Officer (Principal         October 21, 1998
        Carl A. Strunk            Financial and Accounting
                                  Officer)

              *
------------------------------  Director                     October 21, 1998
     William P. Foley, II

              *
------------------------------  Director                     October 21, 1998
        Wayne D. Diaz

              *
------------------------------  Director                     October 21, 1998
       Dennis R. Duffy

              *
------------------------------  Director                     October 21, 1998
         Bruce Elieff

              *
------------------------------  Director                     October 21, 1998
     Barbara A. Ferguson

              *
------------------------------  Director                     October 21, 1998
       Robert Majorino




*By:   /s/ MICHAEL C. LOWTHER
      -------------------------
         Michael C. Lowther
          ATTORNEY-IN-FACT

                                                                      SCHEDULE I

                       AMERICAN NATIONAL FINANCIAL, INC.
                                (PARENT COMPANY)
                                 BALANCE SHEET
                               DECEMBER 31, 1997


                                       ASSETS



Current assets:
  Cash and cash equivalents.....................................................  $   26,313
  Receivables from subsidiary...................................................     900,000
  Deferred tax asset............................................................     127,108
                                                                                  ----------
    Total current assets........................................................   1,053,421
  Property and equipment, net...................................................     667,888
  Investment in subsidiary......................................................   6,435,562
                                                                                  ----------
    Total assets................................................................  $8,156,871
                                                                                  ----------
                                                                                  ----------

                            LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable..............................................................  $   11,792
  Accounts payable to subsidiary................................................     549,732
  Current portion of long-term debt.............................................     936,672
                                                                                  ----------
    Total current liabilities...................................................   1,498,196
Long-term debt..................................................................   5,535,828
                                                                                  ----------
    Total liabilities...........................................................   7,034,024
                                                                                  ----------
Shareholders' equity:
  Preferred stock, no par value, authorized, 5,000,000 shares; issued and
    outstanding, none...........................................................      --
  Common stock, no par value; authorized, 50,000,000 shares; issued, 2,910,416
    shares......................................................................      --
  Additional paid in capital....................................................      --
  Retained earnings.............................................................   1,122,847
                                                                                  ----------
    Total shareholders' equity..................................................   1,122,847
                                                                                  ----------
    Total liabilities and shareholders' equity..................................  $8,156,871
                                                                                  ----------
                                                                                  ----------


                 See accompanying notes to financial statements

                                                                      SCHEDULE I
                                                                     (continued)

                       AMERICAN NATIONAL FINANCIAL, INC.
                                (PARENT COMPANY)
                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenues:
  Other service charges.........................................................  $  94,697
Expenses:
  Other operating expenses......................................................    412,466
                                                                                  ---------
Losses before income tax expense and equity in earnings of subsidiaries.........   (317,769)
Provision for income taxes......................................................    127,108
                                                                                  ---------
Losses before equity in earnings of subsidiaries................................   (190,661)
Equity in earnings of subsidiaries..............................................  1,313,508
                                                                                  ---------
Net earnings....................................................................  $1,122,847
                                                                                  ---------
                                                                                  ---------
Basic and diluted net earnings per share........................................  $     .38
Retained earnings, beginning of year............................................  $  --
  Net earnings..................................................................  1,122,847
                                                                                  ---------
Retained earnings, end of year..................................................  $1,122,847
                                                                                  ---------
                                                                                  ---------

                See accompanying notes to financial statements.

                                                                      SCHEDULE I
                                                                     (continued)

                       AMERICAN NATIONAL FINANCIAL, INC.
                                (PARENT COMPANY)
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997


Cash flows from operating activities:
  Net earnings..................................................................  $1,122,847
  Adjustments to reconcile net earnings to cash provided by operating activities:
    Depreciation and amortization...............................................      --
    Equity in earnings of subsidiaries..........................................  (1,313,508)
    Changes in:
      Income taxes payable......................................................    (127,108)
      Accounts payable..........................................................     539,470
                                                                                  ----------
        Total cash provided by operating activities.............................     221,701
                                                                                  ----------
Cash flows from investing activities:
  Purchase of property and equipment............................................    (195,388)
  Purchase of investment in subsidiary..........................................  (6,000,000)
                                                                                  ----------
        Total cash used in investing activities.................................  (6,195,388)
                                                                                  ----------
Cash flows from financing activities -- borrowings..............................   6,000,000
                                                                                  ----------
        Total cash provided in financing activities.............................   6,000,000
                                                                                  ----------
        Increase in cash and cash equivalents...................................      26,313
Cash and cash equivalents at beginning of year..................................      --
                                                                                  ----------
Cash and cash equivalents at end of year........................................  $   26,313
                                                                                  ----------
                                                                                  ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year:
    Interest....................................................................  $  412,466
                                                                                  ----------
    Income taxes................................................................  $  245,000
                                                                                  ----------
                                                                                  ----------


                See accompanying notes to financial statements.

                                                                      SCHEDULE I
                                                                     (continued)

                       AMERICAN NATIONAL FINANCIAL, INC.
                                (PARENT COMPANY)
                         NOTES TO FINANCIAL STATEMENTS

(1) AMERICAN

    American National Financial, Inc. (the "Company") transacts substantially all of its business through its subsidiaries. The Parent Company Financial Statements should be read in connection with the aforementioned Consolidated Financial Statements and Notes thereto included elsewhere herein.

(2) NOTES PAYABLE

    The Company has a $6,000,000 note payable to a financial institution that bears interest at the institution's prime lending rate (8.5% at June 30, 1998) and is due in November 2002. The note requires monthly payments in the amount of $33,334 beginning in May 1998. Interest is payable monthly. The note is collateralized by a first priority lien on all the Company's assets and all of its outstanding common stock. The Company is also required to maintain tangible net worth of at least $200,000 and working capital of at least $250,000 on a quarterly basis. As of December 31, 1997, the Company is out of compliance with certain covenants related to minimum tangible net worth and capital expenditure restrictions. The financial institution has agreed to waive the minimum tangible net worth covenant through June 30, 1998. The financial institution has agreed to waive, through October 31, 1998, the capital expenditure restriction. In April 1998, the Company voluntarily prepaid $1 million on the note.

    The Company also has a $472,500 note payable to the same financial institution that bears interest at the institution's prime lending rate (8.50% at December 31, 1997) and is due in full in December 1999 with interest payable monthly. The note is collateralized by a deed of trust of the office building.


    Future fixed principal maturities of these notes payable are as follows for the years ending December 31, excluding the variable payment:


1998............................................................  $ 266,672
1999............................................................    872,508
2000............................................................    400,008
2001............................................................    400,008
2002............................................................  4,533,304
                                                                  ---------
                                                                  $6,472,500
                                                                  ---------
                                                                  ---------


    The carrying value of the Company's notes payable approximates fair value.


(3) SUPPLEMENTARY CASH FLOW INFORMATION

    The Company acquired certain property for use in operations in December 1997 for cash of $195,388 and a note in the amount of $472,500. A dividend in the amount of $900,000 was declared by American Title Company in December 1997, which is reflected as a receivable from subsidiary at December 31, 1997.

                                                                     SCHEDULE II

               AMERICAN NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                          YEAR ENDED DECEMBER 31, 1997

                                                                        COL. C
                                                               ------------------------
                                                    COL. B            ADDITIONS                         COL. E
                                                  -----------  ------------------------    COL. D     ----------
                     COL. A                       BALANCE AT   CHARGED TO                -----------  BALANCE AT
------------------------------------------------   BEGINNING    COSTS AND      OTHER     DEDUCTIONS     END OF
                  DESCRIPTION                      OF PERIOD    EXPENSES    (DESCRIBE)   (DESCRIBE)     PERIOD
------------------------------------------------  -----------  -----------  -----------  -----------  ----------
Trade receivables allowance.....................      --          553,039      837,005(2)    289,595(1)  1,100,449
Amortization of intangibles.....................      --          180,870       76,479(2)     --         257,349

------------------------

(1) Represents uncollectible accounts written off, change in reserve due to reevaluation of specific items and change in reserve due to sale of certain assets.

(2) Balances from July 1, 1997 acquisition of American Title Company and subsidiaries by American
    National Financial, Inc.

                                                                     SCHEDULE II

                                ANFI PREDECESSOR
                       VALUATION AND QUALIFYING ACCOUNTS
        YEAR ENDED DECEMBER 31, 1996 AND SIX MONTHS ENDED JUNE 30, 1997


       COL. B               COL. C                                   COL. E
COL. ------------  -------------------------        COL. D          ---------
A     BALANCE        CHARGED                    ---------------      BALANCE
--  AT BEGINNING     TO COSTS       OTHER         DEDUCTIONS         AT END
DESCRIPTION  OF PERIOD AND EXPENSES (DESCRIBE)    (DESCRIBE)        OF PERIOD
--  ------------   ------------   ----------    ---------------     ---------
Year
ended
December
  31,
  1995
  Allowance
    for
   doubtful
accounts...     --   220,358         --              --                --
Year
ended
December
  31,
  1996
  Allowance
    for
   doubtful
accounts...   $ --   406,323       478,827(1)        --             $ 885,150
  Accumulated
 amortization
    of
intangibles..     --   112,000       --              --               112,000

Six
months
 ended
  June
  30,
  1997
  Allowance
    for
   doubtful
accounts...   $885,150   348,512     --               421,733(2)    $ 811,929
  Accumulated
 amortization
    of
intangibles..   $112,000    91,426    --                            $ 203,426


------------------------

(1) Represents amounts on the August 31, 1996 balance sheet of FNFI divisions acquired by American Title Company.

(2) Represents uncollectible accounts written off.

                                 EXHIBIT INDEX


 EXHIBIT NO.   DESCRIPTION                                                                                      PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------

       1.1     Form of Underwriting Agreement.+

       1.2     Form of Representative's Warrant Agreement.+

       2.1     Stock Purchase Agreement dated January 1, 1997 by and among the Registrant, Fidelity National
                 Financial, Inc. and American Title Company, together with amendment.+

       2.2     Stock Purchase Agreement dated December 31, 1996 by and among American Title Company,
                 Fidelity National Asset Recovery Services, Inc. and Fidelity National Financial, Inc.+

       2.3     Stock Purchase Agreement dated December 31, 1996 by and among American Title Company, Nations
                 Title Insurance of Arizona, Inc. and Fidelity National Financial, Inc.+

       2.4     Stock Purchase Agreement dated March 16, 1998 by and among Fidelity National Title Insurance
                 Company of New York, National Title Insurance of New York, Inc. and American Title
                 Company.+

       2.5     Stock Purchase Agreement dated August 9, 1997 by and between Pacific Coast Title of Santa
                 Barbara County and American Title Company.+

       2.6     Stock Exchange Agreement dated August 21, 1998 between the Registrant and Fidelity National
                 Financial, Inc.

       3.1     Amended and Restated Articles of Incorporation.+

       3.2     Bylaws of the Registrant, as amended.+

       4.1     Form of Common Stock Certificate.*

       5.1     Opinion of Rutan & Tucker, LLP.

      10.1     1998 Stock Incentive Plan, together with form of Nonqualified Stock Option Agreement and form of Incentive Stock Option Agreement.

      10.2     Employment Agreement between the Registrant and Michael C. Lowther.*

      10.3     Employment Agreement between the Registrant and Wayne D. Diaz.*

      10.4     Employment Agreement between the Registrant and Dennis R. Duffy.*

      10.5     Employment Agreement between the Registrant and Barbara Ferguson.*

      10.6     Issuing Agency Agreement dated July 1, 1997 between Fidelity National Title Insurance Company and American Title Company.+

      10.7     Issuing Agency Agreement dated August 25, 1997 between Fidelity National Title Insurance
                 Company and Santa Barbara Title Company.+

      10.8     Credit Agreement dated August 7, 1997 between the Registrant and Imperial Bank.+

      10.9     Note dated August 7, 1997 of the Registrant in favor of Imperial Bank.+

      10.10    Addendum to Note dated August 7, 1997 between the Registrant and Imperial Bank.+

      10.11    Standard Sublease dated January 28, 1998 between American Title Company and Fidelity National
                 Financial, Inc.+

      10.12    Form of Indemnification Agreement.*

      10.13    Title Plant Lease Agreement dated July 1, 1997 between Fidelity National Title Insurance
                 Company and American Title Company.

 EXHIBIT NO.   DESCRIPTION                                                                                      PAGE
-------------  ---------------------------------------------------------------------------------------------  ---------
      21       List of Subsidiaries of Registrant.+

      23.1     Consent of KPMG Peat Marwick LLP.

      23.2     Consent of Rutan & Tucker, LLP (included in the opinion filed as Exhibit 5.1).

      24       Power of Attorney+

      27       Financial Data Schedule.+


------------------------

*   To be filed by amendment.


+   Previously filed.